 Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

LEARN SPAC HOLDCO, INC.,

LEARN CW INVESTMENT CORPORATION,

LCW MERGER SUB, INC.,

INNVENTURE MERGER SUB, LLC

AND

INNVENTURE LLC

DATED AS OF OCTOBER 24, 2023

i

EXHIBITS:

Exhibit A-1	–	Form of Amended and Restated Registration Rights Agreement

Exhibit A-2	–	Form of Investor Rights Agreement
Exhibit B	–	Form of Amended Holdco Certificate of Incorporation

Exhibit C	–	Form of Amended Holdco Bylaws

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of October 24, 2023 (the “Signing Date”) by and among Learn SPAC HoldCo, Inc. (“Holdco”), a Delaware corporation, Learn CW Investment Corporation (the “Parent”), a Cayman Islands exempted company with limited liability, LCW Merger Sub, Inc. (“LCW Merger Sub”), a Delaware corporation, Innventure LLC (the “Company”), a Delaware limited liability company, and Innventure Merger Sub, LLC (“Innventure Merger Sub” and, together with LCW Merger Sub, the “Merger Subs”), a Delaware limited liability company. Holdco, Parent, LCW Merger Sub, the Company and Innventure Merger Sub are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, the Parent is a blank check company incorporated in the Cayman Islands and formed for the sole purpose of entering into a Business Combination with one or more businesses or entities;

WHEREAS, Holdco is a newly formed, wholly owned, direct subsidiary of Parent, formed for the purpose of consummating the transactions contemplated by this Agreement, including acting as the publicly traded company for the Company and its Subsidiaries (and their businesses) after the Closing;

WHEREAS, the Merger Subs are each newly formed, wholly-owned, direct Subsidiaries of Holdco, formed for the sole purpose of consummating the transactions contemplated by this Agreement, including the Mergers;

WHEREAS, on the terms and subject to the conditions of this Agreement, LCW Merger Sub will merge with and into the Parent with the Parent being the surviving company (the “LCW Merger”) and as a result of the LCW Merger (a) each Parent Ordinary Share issued and outstanding immediately prior to the LCW Merger Effective Time will be converted into the right to receive one share of Holdco Common Stock, and (b) each Parent Warrant outstanding immediately prior to the LCW Merger Effective Time will be assumed by Holdco and converted into a Holdco Warrant;

WHEREAS, on the terms and subject to the conditions of this Agreement, Innventure Merger Sub will merge with and into the Company with the Company being the surviving company (the “Innventure Merger” and, together with the LCW Merger, the “Mergers”), and, as a result of the Innventure Merger, (a) the Company Units (other than the Class PCTA Units and the Class I Units) issued and outstanding immediately prior to the Innventure Merger Effective Time will be converted into the right to receive the shares of Holdco Common Stock specified in the Payment Spreadsheet, (b) the Class PCTA Units and the Class I Units shall remain outstanding and (c) the Class B Preferred Warrants shall be cancelled for shares of Holdco Common Stock in accordance with the Payment Spreadsheet;

WHEREAS, in furtherance of the LCW Merger and in accordance with the terms hereof, the Parent shall provide an opportunity for the Parent shareholders to have their issued and outstanding Parent Class A Ordinary Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Parent’s Organizational Documents in connection with obtaining the required Parent Shareholder Approval;

WHEREAS, for U.S. federal and state income tax purposes, each of the Parties hereby intends that (a) the Mergers, taken together as part of a unified plan, will qualify as a “transfer” within the meaning of Section 351 of the Code and the Treasury Regulations thereunder and the receipt of Holdco Common Stock pursuant to the terms of this Agreement will qualify for nonrecognition of gain, (b) the LCW Merger will qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) or Section 368(a)(1)(B) of the Code and the Treasury Regulations thereunder, (c) each of the parties to the LCW Merger and Domestication be a party to the reorganization under Section 368(b) of the Code, and (d) the Domestication will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder (each an “Intended Tax Treatment,” and collectively, the “Intended Tax Treatments”);

WHEREAS, for U.S. federal and state income tax purposes, this Agreement is adopted as a separate “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for each of the Domestication, LCW Merger and the Sponsor Share Conversion for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated under Sections 354, 361 and 368 of the Code;

WHEREAS, the board of directors of the Parent (the “Parent Board”) has unanimously (i) determined that it is in the best interests of the Parent, and declared it advisable, to enter into this Agreement and the Ancillary Documents to which it is a party, (ii) approved, among other things, this Agreement and the Ancillary Documents to which it is a party and the transactions contemplated hereunder and thereby, on the terms and subject to the conditions of this Agreement, and (iii) passed a resolution recommending that this Agreement and the transactions contemplated hereunder, including the LCW Merger, be approved by the holders of Parent Ordinary Shares;

WHEREAS, the board of managers of the Company (the “Company Board”) has unanimously (i) determined that it is in the best interests of the Company, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the transactions contemplated hereunder, on the terms and subject to the conditions of this Agreement, and (iii) passed a resolution recommending that this Agreement and the transactions contemplated hereunder, including the Innventure Merger, be approved by the holders of the Company Units;

WHEREAS, each of the sole stockholder or member, as applicable, of each Merger Sub and Holdco, in each case, (i) determined that it is in the best interests of such Party, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the transactions contemplated hereunder, on the terms and subject to the conditions of this Agreement, and (iii) approved this Agreement and the transactions contemplated hereunder, including the Mergers;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement;

WHEREAS, as a condition and inducement to the Parent’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Members have executed and delivered to the Parent the Member Support Agreement;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Holdco has executed and delivered to the Company a committed equity facility with Yorkville Advisors Global, LP, dated as of the date hereof (the “CEF”);

WHEREAS, as a condition and inducement to the Parent’s willingness to enter into this Agreement and the CEF, simultaneously with the execution and delivery of this Agreement, the Company has paid to the Parent, in immediately available funds, $125,000, which Parent shall use for the purposes of paying Extension Expenses and Parent Transaction Costs, plus $25,000, which Parent shall use for the purpose of paying obligations set forth in the CEF; and

WHEREAS, in connection with the consummation of the Mergers, simultaneously with the Closing, the Sponsor, Parent, Holdco and other parties listed on the signature pages thereto (including the Significant Company Holders) will enter into an Amended and Restated Registration Rights Agreement of the Parent (the “A&R Registration Rights Agreement”) in substantially the form attached as Exhibit A-1, and Holdco, certain of the Company Members (including the Significant Company Holders) and the other parties listed on the signature pages thereto will enter into an Investor Rights Agreement (“Investor Rights Agreement”) substantially in the form attached as Exhibit A-2. The Parent and the Company may agree upon changes to the forms attached as Exhibit A-1 and Exhibit A-2 provided such changes are reflected in writing signed by both Parties.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

AGREEMENT AND PLAN OF MERGER

Section 1.01         Mergers.

(a)           Upon the terms and subject to the conditions of this Agreement, on the Closing Date and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”) and the Delaware General Corporation Law (the “DGCL”), LCW Merger Sub and the Parent shall consummate the LCW Merger, pursuant to which LCW Merger Sub shall be merged with and into the Parent, following which the separate corporate existence of LCW Merger Sub shall cease and the Parent shall continue as the surviving company (sometimes referred to herein for the periods at and after the LCW Merger Effective Time as the “Surviving LCW Company”) and a wholly owned subsidiary of Holdco.

(b)           Upon the terms and subject to the conditions of this Agreement, on the Closing Date and in accordance with the applicable provisions of the Delaware Limited Liability Company Act (the “DLLCA”), Innventure Merger Sub and the Company shall consummate the Innventure Merger, pursuant to which Innventure Merger Sub shall be merged with and into the Company, following which the separate company existence of Innventure Merger Sub shall cease and the Company shall continue as the surviving company (sometimes referred to herein for the periods at and after the Innventure Merger Effective Time as the “Surviving Innventure Company”) and a wholly owned subsidiary of Holdco.

Section 1.02         Effective Time.

(a)           The Parties hereto shall cause the LCW Merger to be consummated by filing the Certificate of Merger for the merger of LCW Merger Sub with and into the Parent, in a form to be mutually agreed upon by the Company and the Parent (the “Delaware Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and by filing the Plan of Merger to be entered into between the Parent and LCW Merger Sub, in a form mutually agreed upon by the Company and the Parent, and all other required declarations and documentations for the LCW Merger under the Cayman Companies Act (together with the Delaware Certificate of Merger, the “LCW Certificates of Merger”) in accordance with the Cayman Companies Act (the date of such filing, or such other time as the Company and the Parent may agree in writing and specify in the LCW Certificates of Merger, being the “LCW Merger Effective Time”).

(b)           The Parties hereto shall cause the Innventure Merger to be consummated by filing the Certificate of Merger for the merger of Innventure Merger Sub with and into the Company, in a form to be mutually agreed upon by the Company and the Parent (the “Innventure Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DLLCA (the time of such filing, or such other time as the Company and the Parent may agree in writing and specify in the Innventure Certificate of Merger, being the “Innventure Merger Effective Time” and, the later of the LCW Merger Effective Time and the Innventure Merger Effective Time, the “Effective Time”).

(c)           At the LCW Merger Effective Time, Holdco shall pay, or cause to be paid, by wire transfer of immediately available funds, all Parent Transaction Costs and Company Transaction Costs, to the extent not paid prior to the Closing.

Section 1.03         Effect of the Mergers.

(a)           At the LCW Merger Effective Time, the effect of the LCW Merger shall be as provided in this Agreement, the LCW Certificates of Merger, the Plan of Merger and the applicable provisions of the DGCL and the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the LCW Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of LCW Merger Sub and the Parent shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving LCW Company, which shall include the assumption by the Surviving LCW Company of any and all agreements, covenants, duties and obligations of LCW Merger Sub and the Parent set forth in this Agreement to be performed after the LCW Merger Effective Time.

(b)           At the Innventure Merger Effective Time, the effect of the Innventure Merger shall be as provided in this Agreement, the Innventure Certificate of Merger and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Innventure Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Innventure Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Innventure Company, which shall include the assumption by the Surviving Innventure Company of any and all agreements, covenants, duties and obligations of Innventure Merger Sub and the Company set forth in this Agreement to be performed after the Innventure Merger Effective Time.

Section 1.04         Certificate of Incorporation and Bylaws; Directors and Officers.

(a)           At the LCW Merger Effective Time, subject to obtaining the required Parent Shareholder Approval and by virtue of the LCW Merger, the Organizational Documents of the Surviving LCW Company, each as in effect immediately prior to the LCW Merger Effective Time, shall each be amended and restated in a form to be mutually agreed between the Company and the Parent, and such amended and restated Organizational Documents shall become the respective Organizational Documents of the Parent.

(b)           At the Innventure Merger Effective Time, by virtue of the Innventure Merger, the Organizational Documents of the Surviving Innventure Company, each as in effect immediately prior to the Innventure Merger Effective Time, shall automatically be amended and restated in their entirety to read identically to the Organizational Documents of Innventure Merger Sub, as in effect immediately prior to the Innventure Merger Effective Time, except it shall be amended to include such provisions relating to the Class PCTA Units and the Class I Units as the Parties shall mutually agree, and such amended and restated Organizational Documents shall become the respective Organizational Documents of the Surviving Innventure Company, except that the name of the Company in such Organizational Documents shall be amended to be the name of the Company.

ARTICLE II

CLOSING

Section 2.01         Closing. Subject to the satisfaction or waiver of the conditions set forth in Section 6.19, the consummation of the Transactions (other than the Transactions that by their nature are to be satisfied prior to the Closing) (the “Closing”) shall take place by electronic exchange of documents and signatures at a time and date to be specified in writing by the Parties. The specified date shall be no later than the third Business Day after all the Closing conditions in Section 6.19 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other date, time or place (including remotely) as the Parent and the Company may agree (the date at which the Closing is actually held being the “Closing Date”).

Section 2.02         Closing Certificates.

(a)           Parent Closing Certificate. Not later than five (5) Business Days prior to the Closing Date, the Parent shall deliver to the Company a written notice (the “Parent Closing Certificate”) setting forth a good faith calculation of the following: (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Redemptions; (ii) the aggregate amount of the Parent Transaction Costs as of the Closing (together with written invoices and wire transfer instructions for the payment thereof); and (iii) the number of shares of Parent Class A Ordinary Shares, Parent Class B Ordinary Shares and Parent Warrants, in each case, to be outstanding as of the Closing and after giving effect to the Redemptions, the issuance of securities in connection with the consummation of the Transactions and any forfeiture of Parent Class B Ordinary Shares pursuant to the Sponsor Support Agreement.

(b)           Company Closing Certificate. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to the Parent written report (the “Company Closing Certificate”) setting forth a list of (i) all of the Company Transaction Costs (together with written invoices and wire transfer instructions for the payment thereof), (ii) outstanding Indebtedness (not including Indebtedness from any Additional Financing) as of the Closing, (iii) cash and cash equivalents held by the Target Companies (not including cash from any Additional Financing) as of the Closing and (iv) a calculation of the final Merger Consideration in accordance with Section 3.01.

ARTICLE III

CONVERSION OF SECURITIES

Section 3.01         Innventure Merger Consideration. As consideration for the Innventure Merger, the Company Members and the holders of Class B Preferred Warrants collectively shall be entitled to receive from Holdco, in the aggregate, a number of shares of Holdco Common Stock equal to the quotient of (a) the sum of (i) $435,000,000 less (ii) the outstanding Indebtedness (not including Indebtedness from any Additional Financing) as of the Closing, if any, plus (iii) cash and cash equivalents (not including cash from any Additional Financing) held by the Target Companies as of the Closing divided by (b) $10.00 (the “Merger Consideration”). The Merger Consideration shall consist of the Closing Merger Consideration and the Earnout Shares. The Merger Consideration shall be allocated to the Company Members and holders of Class B Preferred Warrants in accordance with the Payment Spreadsheet.

Section 3.02         Conversion of Outstanding Securities.

(a)           The Company Units (other than the Class PCTA Units and the Class I Units) and Class B Preferred Warrants issued and outstanding immediately prior to the Innventure Merger Effective Time (other than units to be canceled in accordance with Section 3.04) shall, upon the terms and subject to the conditions of this Agreement, be automatically cancelled and converted into the right to receive a number of shares of Holdco Common Stock equal to the Merger Consideration, allocated among the holders of Company Units and Class B Preferred Warrants in accordance with the Payment Spreadsheet. The Class PCTA Units and the Class I Units shall remain outstanding. The Closing Merger Consideration shall be payable upon the Closing and the Earnout Shares shall be payable as provided in Section 3.02(f). An example of such calculation is set forth on Section 3.02(a) of the Company Disclosure Letter;

(b)           Each Parent Ordinary Share issued and outstanding immediately prior to the LCW Merger Effective Time (other than shares to be cancelled in accordance with Section 3.04 and any Redemption Shares) shall, subject to the terms and conditions of this Agreement, be automatically cancelled and converted into the right to receive one share of Holdco Common Stock;

(c)           Each Parent Ordinary Share issued and outstanding immediately prior to the LCW Merger Effective Time with respect to which a public shareholder has validly exercised its redemption rights in connection with the stockholder vote on the Parent Shareholder Approval matters (collectively, the “Redemption Shares”) shall not be converted into and become a share of Holdco Common Stock, and shall at the LCW Merger Effective Time, be converted into the right to receive from the Parent, in cash, an amount per share calculated in accordance with such shareholder’s redemption rights. As promptly as practicable after the LCW Merger Effective Time, the Parent shall cause such cash payments to be made in respect of each such Redemption Share. As of the LCW Merger Effective Time, all such Redemption Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Redemption Share (or related certificate or book-entry shares) shall cease to have any rights with respect thereto, except the right to receive the cash payments from Parent referred to in the immediately preceding sentence; and

(d)           Holdco shall assume the Warrant Agreement, and at the LCW Merger Effective Time, by virtue of the LCW Merger and the assumption of the Warrant Agreement by Holdco, and without any action on the part of any holder of Parent Warrants, each Parent Warrant outstanding immediately prior to the LCW Merger Effective Time will be assumed by Holdco, and, subject to the terms of the Warrant Agreement, thereafter be automatically and irrevocably be modified to provide that such Parent Warrant shall no longer entitle the holder thereof to purchase the number of Parent Ordinary Shares set forth therein and in substitution thereof such Parent Warrant shall entitle the holder thereof to acquire such number of shares Holdco Common Stock per Parent Warrant, subject to adjustments as provided in the Warrant Agreement, that such holder was entitled to acquire pursuant to the terms and conditions of the Warrant Agreement. The Parties shall cause the Warrant Agreement to be amended as of immediately prior to the LCW Merger Effective Time to the extent necessary to give effect to this Section 3.02(d), in a form reasonably satisfactory to the Parent and the Company, with the effect that the Parent Warrants outstanding immediately prior to the LCW Merger Effective Time will be exchanged for warrants to purchase shares of Holdco Common Stock (“Holdco Warrants”).

(e)           The Company shall deliver to the Parent, at least five (5) Business Days prior to the Closing Date, a schedule (the “Payment Spreadsheet”) setting forth the allocation of the Merger Consideration among the Company Members. The Company acknowledges and agrees that the Payment Spreadsheet (a) is and will be in accordance with the Organizational Documents of the Company and applicable Law, (b) does and will set forth (i) the mailing addresses and email addresses, for each Company Member, (ii) the number and class of Company Units owned by each Company Member as of immediately prior to the Innventure Merger Effective Time, and (iii) the portion of the Merger Consideration allocated to each Company Member and holder of a Class B Preferred Warrant, and (c) is and will be accurate. Notwithstanding anything in this Agreement to the contrary, upon delivery, payment and issuance of the Merger Consideration on the Closing Date in accordance with the Payment Spreadsheet, the Parent and its Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (including with respect to the Merger Consideration), and none of them shall have (x) any further obligations to the Company, any Company Member or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Merger Consideration), or (y) any Liability with respect to the allocation of the consideration under this Agreement, and the Company hereby irrevocably waives and releases the Parent and its Affiliates (and, on and after the Closing, Holdco, the Company and its Affiliates) from all claims arising from or related to such Payment Spreadsheet and the allocation of the Merger Consideration among each Company Member as set forth in such Payment Spreadsheet.

(f)            As part of the Merger Consideration, Company Members and holders of Class B Preferred Warrants shall have the right to receive the Earnout Shares, if earned, which shall be payable as follows (and allocated among the Company Members and holders of Class B Preferred Warrants], during the period that is six (6) months following the Closing, in accordance with the Payment Spreadsheet):

(i)          The First Earnout Shares shall be payable upon achievement by Holdco of Milestone One.

(ii)         The Second Earnout Shares shall payable upon achievement by Holdco of Milestone Two.

(iii)        The Third Earnout Shares shall be payable upon achievement by Holdco of Milestone Three.

The Earnout Shares shall be adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends, extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to the shares of Holdco Common Stock occurring on or after the Closing. Milestones may be achieved at the same time or at different times.

(g)           If any Milestone shall not be achieved by the seventh (7th) anniversary of the Closing, then the Earnout Shares associated with such Milestone shall no longer be payable and the obligations of Holdco to issue the Earnout Shares for such Milestone shall be terminated.

(h)           During the period that is six (6) months following the Closing and prior to the seventh (7th) anniversary of the Closing, any Milestone which shall not yet have been achieved shall automatically be deemed to have occurred and all Earnout Shares associated with such Milestone shall be immediately due and payable by Holdco upon the occurrence of any of the following:

(i)          There is a Change of Control; or

(ii)         The VWAP of the Holdco Common Stock shall have exceeded $11.50 per share for at least twenty days in any immediately preceding thirty (30) day period.

(i)            Upon the achievement of any Milestone, as determined by a committee of independent directors of the Post-Closing Holdco Board acting reasonably and in good faith shall determine if and when a Milestone has been achieved and, upon such achievement, Holdco shall deliver notice of such achievement to the Company Members eligible to receive Earnout Shares and Sponsor, a certificate, executed by an authorized officer of Holdco setting forth in reasonable detail, the basis for such achievement and thereafter cause its transfer agent to issue the applicable Earnout Shares.

Section 3.03         Treasury Stock. At the applicable Effective Time, if there are any Company Securities or Parent Securities that are owned by such entity as treasury shares or owned by any direct or indirect Subsidiary of either entity immediately prior to the applicable Effective Time, such Company Securities or Parent Securities and any certificates formerly representing any such Company Securities or Parent Securities (each, a “Certificate”) shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

Section 3.04         Surrender of Securities and Disbursement of Merger Consideration.

(a)           Prior to the Innventure Merger Effective Time, Holdco shall appoint American Stock Transfer & Trust Company, LLC, or another agent reasonably acceptable to Parent and the Company (the “Exchange Agent”), for the purpose of disbursing shares of Holdco Common Stock.

(b)           At or prior to the Innventure Merger Effective Time, Holdco shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration. At or prior to the LCW Merger Effective Time, Holdco shall deposit or cause to be deposited, with the Exchange Agent, shares of Holdco Common Stock to be exchanged for Parent Ordinary Shares (the “Exchange”).

(c)           At or prior to the Innventure Merger Effective Time, Holdco shall send, or shall cause the Exchange Agent to send, to each Company Member evidenced by Certificates (the “Company Certificates”) or represented by book-entry (the “Book-Entry Shares”) and not held by The Depository Trust Company (“DTC”), a letter of transmittal for use in the Exchange, in a form to be mutually agreed upon by the Parties (the “Letter of Transmittal”) (which shall specify that the delivery of the exchanged shares of Holdco Common Stock shall be effected, and risk of loss and title shall pass, only upon proper delivery of a properly completed and duly executed Letter of Transmittal and appropriate Certificates, if any (or a Lost Certificate Affidavit)), to the Exchange Agent for use in the Exchange.

With respect to Book-Entry Shares, including Parent Ordinary Shares, held through the DTC, Holdco, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the applicable shares of Holdco Common Stock to be exchanged for such Book-Entry Shares held through the DTC.

(d)           Each Company Member shall be entitled to receive its share of the Merger Consideration in accordance with the Payment Spreadsheet in respect of the Company Units (other than Class PCTA Units and Class I Units) tendered for exchange, within 30 days after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s), if any, for its Company Units (or a Lost Certificate Affidavit), and/or a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Exchange Agent or the Parent. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration attributable to such Company Certificate.

(e)           If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that: (i) the transfer of such Company Units shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the Innventure Merger Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is delivered or issued, shall have already executed and delivered, if a Significant Company Holder, a counterpart to a Member Support Agreement, and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f)            Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Certificate to the Exchange Agent, the Company Member may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Holdco (a “Lost Certificate Affidavit”), which at the reasonable discretion of Holdco may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Holdco, the Parent or the Company with respect to the Company Units represented by the Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 3.04(f) shall be treated as a Company Certificate for all purposes of this Agreement.

(g)           After the Innventure Merger Effective Time, there shall be no further registration of transfers of Company Units (other than Class PCTA Units and Class I Units) or Parent Ordinary Shares. If, after the Innventure Merger Effective Time, the Transmittal Documents are presented to Holdco, the Parent or the Exchange Agent, the Company Units and any Company Certificates representing such Company Units shall be canceled and exchanged for the applicable portion of the Merger Consideration, and in accordance with the procedures set forth in this Section 3.04. No dividends or other distributions declared or made after the date of this Agreement with respect to Holdco Common Stock with a record date after the Innventure Merger Effective Time will be paid to the holders of any Company Units or Parent Ordinary Shares that have not yet been surrendered or exchanged with respect to the Holdco Common Stock to be issued upon surrender thereof until the holders of record of such Company Units or Parent Ordinary Shares shall surrender such Company Units or Parent Ordinary Shares.

(h)           All securities issued upon the surrender of Company Securities or Parent Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities or Parent Securities. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.04 that remains unclaimed by Company Members two (2) years after the Innventure Merger Effective Time shall be returned to Holdco, upon demand, and any such Company Member who has not exchanged its Company Units for the applicable portion of the Merger Consideration in accordance with this Section 3.04 prior to that time shall thereafter look only to Holdco for payment of the portion of the Merger Consideration in respect of such shares of Company Units without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of Holdco, the Parent, the Company or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i)            Notwithstanding anything to the contrary contained herein, no fraction of a share of Holdco Common Stock will be issued by virtue of the LCW Merger, the Innventure Merger or the transactions contemplated in connection with this Agreement, and each Person who would otherwise be entitled to a fraction of a share of Holdco Common Stock (after aggregating all fractional shares of Holdco Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Holdco Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Holdco Common Stock.

Section 3.05         Treatment of Parent Warrants.

(a)           At or prior to the LCW Merger Effective Time, by virtue of the LCW Merger and without any action on the part of any Party or any other Person, the Parent Warrants shall, if not previously exercised in accordance with their terms, pursuant to their terms, be converted into Holdco Warrants to acquire, subject to substantially the same terms and conditions as were applicable under the applicable Parent Warrant, the number of shares of Holdco Common Stock equal to the number of Parent Ordinary Shares for which such Parent Warrant shall have been exercisable.

(b)           At the LCW Merger Effective Time, Holdco shall assume all obligations of the Parent under each Parent Warrant (if not previously exercised in accordance with its terms) and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Holdco shall deliver to the holders of Holdco Warrants appropriate notices (the form and substance of which resolutions shall be subject to review and approval of Parent) setting forth such holders’ rights, and the agreements evidencing the grants of such Holdco Warrants shall continue in effect on the same terms and conditions.

Section 3.06        Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving LCW Company and Surviving Innventure Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Parent, the officers and directors of Holdco, the Company, Parent, and the Merger Subs are fully authorized in the name of their respective corporations or otherwise to take, and will use their best efforts to take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 3.07         Amended Holdco Organizational Documents. Subject to obtaining the Parent Shareholder Approval, upon the Effective Time, Holdco shall amend and restate its Certificate of Incorporation and Bylaws in the forms attached as Exhibit B and Exhibit C hereto, respectively (such amended and restated Certificate of Incorporation, the “Amended Holdco Certificate of Incorporation”) to (i) provide that the name of Holdco shall be changed to “Innventure Inc.” or such other name as mutually agreed to by the Parties and (ii) provide for size and structure of Holdco’s board of directors immediately after the Closing (the “Post-Closing Holdco Board”) in accordance with Section 6.17.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letters dated as of the Signing Date delivered by the Company to the Parent (the “Company Disclosure Letter”), the Company represents and warrants to the Parent, as of the Signing Date and as of the Closing, as follows:

Section 4.01        Organization and Standing. The Company is a Delaware limited liability company duly formed, validly existing and in good standing under the Delaware Limited Liability Company Act. The Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where such failure to have all requisite power and authority would not, individually, or in the aggregate, be material to any of the Target Companies. Each Subsidiary of the Company is a corporation, limited liability company or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization. Each Subsidiary of the Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not be material to any of the Target Companies. Each Target Company is duly qualified or licensed in the jurisdiction in which it is formed or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be material to such Target Company. The Company has provided to the Parent accurate and complete copies of the Target Companies’ Organizational Documents each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.

Section 4.02        Authorization; Binding Agreement. Subject to the consents and other approvals described in Section 4.05, the Company has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations under this Agreement and each Ancillary Document and to consummate the Transactions. The execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Transactions: (a) have been duly and validly authorized by the Company Board in accordance with its Organizational Documents; and (b) no other proceedings on the part of the Company or its Subsidiaries are necessary to authorize the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company, and assuming the due authorization, execution, delivery and performance of this Agreement by the Parent, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. When delivered, each Ancillary Document to which the Company is or is required to be a party shall be duly and validly executed and delivered by the Company and, assuming the due authorization, execution, delivery and performance of such Ancillary Document, shall constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. By resolutions duly adopted, the Company Board has: (i) determined that this Agreement and the Transactions, are advisable, fair to, and in the best interests of, the Company and its members; (ii) approved this Agreement and the Transactions; (iii) directed that this Agreement be submitted to its members for adoption; and (iv) recommended that its members adopt this Agreement.

Section 4.03         Capitalization.

(a)           As of the Signing Date and immediately prior to the Merger, the Company is authorized to issue: (i) 10,975,000 Class A Units, of which 10,875,000 are issued and outstanding; (ii) 3,608,545 Class B Preferred Units, of which 2,954,965 are issued and outstanding; (iii) 2,600,000 Class B-1 Preferred Units, of which 342,608 are issued and outstanding; (iv) 1,585,125 Class C Units, of which 1,570,125 are issued and outstanding; (v) 3,982,675 Class PCTA Units, of which 3,982,675 are issued and outstanding; and (vi) 1,000,000 Class I Units, of which 1,000,000 are issued and outstanding. In addition, there are 119,288 issued and outstanding Class B Preferred Warrants. Set forth on Section 4.03(a) of the Company Disclosure Letter is a true, correct and complete list of each record holder of Company Units or any other Equity Securities of the Company, and the number of Company Units or such other Equity Securities held by each such holder as of the Signing Date. As of the Signing Date and immediately prior to the Merger, other than the Company Units and Equity Securities set forth on Section 4.03(a) and Section 4.03(b) of the Company Disclosure Letter, the Company does not have any other issued or outstanding membership interests or other equity interests.

(b)           Section 4.03(b) of the Company Disclosure Letter sets forth, as of the Signing Date, with respect to each Class C Unit holder, (i) the name of such Class C Unit holder; (ii) the number of Class C Units held; (iii) the extent to which such Class C Units are vested to date; (iv) the grant date of each Class C Unit; (v) the distribution threshold applicable to such Class C Units; and (vi) whether the vesting of such Class C Units is subject to acceleration as a result of the consummation of the Transactions contemplated by this Agreement. All Class C Units have been issued in compliance with the applicable equity plan, operating agreement, award agreement, and applicable Laws. Each Class C Unit constitutes a “profits interest” within the meaning of IRS Revenue Procedure 93-27. Each Person who holds a Class C Unit has made a valid and timely election under Section 83(b) of the Code with respect to such Class C Units. For purposes of this Section 4.03(b), the term “Class C Unit” shall include the Class C Units and other units granted by the Company that is intended to constitute a “profits interest” within the meaning of IRS Revenue Procedure 93-27.

(c)           Prior to giving effect to the Transactions but after giving effect to the Mergers, all of the Equity Securities of the Company will be owned by the Company Members and the other holders of other Equity Securities of the Company that are outstanding immediately prior to the Merger, free and clear of any Liens other than those Liens imposed under the Company Organizational Documents, applicable securities Laws or Permitted Liens. All of the issued and outstanding Equity Securities of the Company have been duly authorized and validly issued in accordance with applicable Laws and the Company’s Organizational Documents. The Company’s outstanding Equity Securities are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights. There are no preemptive rights, rights of first refusal or first offer, Contracts or restrictions to which the Company or, to the Company’s Knowledge, any of its members is a party or bound relating to any membership interests or other Equity Securities of the Company. There are no outstanding or authorized equity appreciation, equity or equity-linked awards, profits interests, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s Equity Securities. There are no outstanding contractual obligations of any of the Target Companies to repurchase, redeem or otherwise acquire any equity interests or securities of such Target Company. No Target Company has granted any registration rights to any Person with respect to such Target Company’s Equity Securities. All of the Target Companies’ securities have been granted, offered, sold and issued in compliance with applicable securities Laws.

(d)           Except as provided for in this Agreement, including the Merger, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options, equity, equity-linked awards, profits interests, phantom equity or similar rights or other securities of the Target Companies are issuable. Except as provided for in this Agreement, as a result of the consummation of the Transactions, no rights in connection with any shares, warrants, options, equity, equity-linked awards, profits interests, phantom equity or similar rights or other securities of the Target Companies will accelerate or become vested, exercisable, convertible or otherwise triggered.

(e)           There are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company. The Company has not made, declared, set aside, established a record date or paid any dividends or distributions.

Section 4.04         Subsidiaries and Investments. Section 4.04 of the Company Disclosure Letter sets forth the names of the Target Companies (other than the Company). Section 4.04 of the Company Disclosure Letter also sets forth, with respect to each such Person: (a) its jurisdiction of incorporation or organization; (b) all names other than its legal name under which such Person does business, as applicable; (c) its authorized shares or other Equity Securities (if applicable); and (d) the number of issued and outstanding shares or other Equity Securities of such Person and the record holders and beneficial owners of such shares or other Equity Securities. All of the outstanding Equity Securities of each such Person are duly authorized and validly issued, and, where such concepts are applicable, fully paid and non-assessable. All of the outstanding Equity Securities of each such Person were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Target Companies free and clear of all Liens and free of any other limitation other than those Liens imposed under such Subsidiaries’ Organizational Documents, applicable securities Laws or Permitted Liens.

Section 4.05         No Conflict; Governmental Consents and Filings.

(a)           Except for the applicable requirements, if any, of the HSR Act and the Consents and other requirements set forth in Section 4.05(a) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the other Ancillary Documents to which the Company is a party and the consummation by the Company of the Transactions does not and will not: (i) violate any provision of, or result in the breach of, any applicable Law to which any Target Company is subject or by which any property or asset of any Target Company is bound; (ii) conflict with or violate the Organizational Documents of any Target Company; (iii) violate any provision of or result in a breach, default or acceleration of, require a consent under, create any right to payment or any posting of collateral (or the right to require the posting of collateral), or trigger vesting or increase in the amount of any compensation or benefit payable under any covenants, conditions, or restrictions (the “CCRs”) affecting the Owned Real Property, Company Material Contract, or terminate or result in the termination of any CCRs, Company Material Contract or result in the creation of any Lien (other than a Permitted Lien) under any CCRs, Company Material Contract upon any of the properties or assets of any Target Company, or constitute an Event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien (other than a Permitted Lien); or (iv) result in a violation or revocation of any required Consents, except to the extent that the occurrence of any of the foregoing items set forth in clauses (i), (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or would not reasonably be expected to be material to any Target Company.

(b)           Assuming the truth and completeness of the representations and warranties of the Parent contained in this Agreement, no Consent is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement, any of the other Ancillary Documents to which it is a party or the consummation by the Company of the Transactions, except for: (i) any Consents the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) compliance with any applicable requirements of the securities Laws; and (iii) compliance with the applicable requirements, if any, of the HSR Act.

Section 4.06         Financial Statements.

(a)           The Company has provided to the Parent: (i) unaudited consolidated financial statements of the Target Companies (including, in each case, any related notes to such financial statements), consisting of the unaudited consolidated balance sheet and the related draft unaudited consolidated statements of operations, changes in members’ deficit and cash flows of the Target Companies as of and for the six-month period ending June 30, 2023 (the “Interim Company Financials”); and (ii) unaudited consolidated financial statements of the Target Companies (including, in each case, any related notes to such financial statements), consisting of the audited consolidated balance sheets of the Target Companies as of December 31, 2022 and December 31, 2021, and the related audited consolidated statements of operations, changes in members’ deficit and cash flows for the fiscal years then ended (the “Annual Company Financials” and, together with the Interim Company Financials, the “Company Financials”). The Company Financials were prepared in accordance with GAAP and were derived from and accurately reflect in all material respects the books and records of the Target Companies. Such books and records are, in all material respects, true, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices and applicable legal requirements. The Company has no reason to believe that the Annual Company Financials will not be certified as audited by a PCAOB-qualified auditor in accordance with GAAP and PCAOB standards upon the filing of the initial Registration Statement in accordance with the terms set forth in this Agreement. When delivered, the Company Financials: (x) will have been prepared in all material respects in accordance with GAAP consistently applied throughout the periods covered by such Company Financials (except in the case of the Company Financials for the absence of footnote disclosures and other presentation items required for GAAP and for year-end adjustments that will not be material); (y) fairly present in all material respects the consolidated financial position, results of operations, changes in members’ equity (deficit) and cash flows of the Target Companies as of the dates and for the periods referred to in such Company Financials in conformity with GAAP (except in the case of the Company Financials for the absence of footnote disclosures and other presentation items required for GAAP and for year-end adjustments that will not be material); and (z) will have been derived from and accurately reflect in all material respects, the books and records of each of the Target Companies. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b)           The Target Companies have established and maintain a system of internal controls and such internal controls that are designed to provide reasonable assurance that: (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for each Target Company’s assets; and (iii) to the extent required by applicable Law, material information relating to the Target Companies is made known to the Company’s principal executive officer and principal financial officer. To the extent required by applicable Law, such internal controls are sufficient in timely alerting the Company’s principal executive officer and principal financial officer to material information that would be required to be included in the Company Financials.

(c)           No Target Company has identified in writing and none has received written notice from an independent auditor of: (i) any significant deficiency or material weakness in the system of internal controls utilized by the Target Companies; (ii) any Fraud that involves a Target Company’s management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by the Company; or (iii) any claim or allegation regarding any of the foregoing.

(d)           There are no outstanding loans or other extensions of credit made by any Target Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 4.07         Undisclosed Liabilities. There is no material liability, debt, obligation, claim or judgment of any Target Company of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts (including Indebtedness), obligations, claims or judgements: (a) provided for in, or otherwise reflected or reserved for on the Company Financials or disclosed in the notes to the Company Financials; (b) that have arisen since the date of the most recent balance sheet included in the Company Financials in the ordinary course of the operation of business of the Target Companies; or (c) arising under this Agreement or incurred in connection with the Transactions. None of the Target Companies are party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 4.08        Absence of Certain Changes. Except for activities conducted in connection with this Agreement and the Transactions, since June 30, 2023 through the Signing Date: (a) there has not been any Company Material Adverse Effect; and (b) each Target Company (i) has conducted its business in the ordinary course of business, and (ii) has not taken any action or committed or agreed to take any action that, if taken after the Signing Date, would be prohibited by Section 6.02(b).

Section 4.09         Compliance with Laws. During the last three years, each Target Company has complied with, and is not currently in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business except for failures to comply or violations which, individually or in the aggregate, have not been and would not reasonably be expected to be material to such Target Company. No written notice of violation or of non-compliance with any applicable Law has been received by any Target Company since its inception. To the Company’s Knowledge, no assertion or action of any violation or of non-compliance with any applicable Law is currently threatened against any Target Company.

Section 4.10        Company Permits. Each Target Company holds all Permits required to own, lease and operate its assets and properties and carry on its business as it is now being conducted (collectively, the “Company Permits”). Section 4.10 of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Permits held by the Target Companies. To the Company’s Knowledge, each Company Permit is in full force and effect and will, upon its termination or expiration, be timely renewed or reissued upon terms and conditions substantially similar to its existing terms and conditions. There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened, that seek the revocation, cancellation, limitation, suspension, restriction, adverse modification or termination of any Company Permit. No Target Company is in material default or violation of any Company Permit applicable to such Target Company. To the Company’s Knowledge, no event has occurred with respect to any of the Company Permits that permits, or after the giving of notice or lapse of time or both would permit, revocation, cancellation or termination of any Company Permit or would result in any other impairment of the rights of the holder of any Company Permit.

Section 4.11         Litigation. There are no, and for the past three years there have been no: (a) Legal Proceedings of any nature or, to the Company’s Knowledge, threatened, against any Target Company or any of its properties or assets, or any of the directors or officers of any Target Company with regard to their actions in such activities, in which the reasonably expected damages are in excess of $1,000,000, would reasonably be expected to result in an Order for specific performance, an injunction or other equitable relief or otherwise be material to any Target Company; (b) audits, examinations or investigations by any Governmental Authority or, to the Company’s Knowledge, any such audits, examinations or investigations pending or threatened, against any Target Company that, individually or in the aggregate, would reasonably be expected to be material to the Target Company; (c) pending or threatened Legal Proceedings by any Target Company against any third party that, individually or in the aggregate, would reasonably be expected to be material to such Target Company; (d) settlements or similar agreements that impose any material ongoing obligations or restrictions on any Target Company; and (e) Orders imposed or, to the Company’s Knowledge, threatened to be imposed upon any Target Company or any of their respective properties or assets, or any of the directors or officers of any Target Company with regard to their actions in such activities.

Section 4.12         Material Contracts.

(a)           Section 4.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts described in clauses (i) through (xx) below to which, as of the Signing Date, any Target Company is a party or by which any Target Company, or any of its properties or assets, are bound or affected (each Contract required to be set forth on Section 4.12(a) of the Company Disclosure Letter, a “Company Material Contract”). True, correct, complete copies of the Company Material Contracts, including amendments to such Company Material Contracts, have been delivered or made available to the Parent. The Company Material Contracts include:

(i)             Each Contract that contains covenants that materially limit the ability of any Target Company (or purports to bind any Affiliate of any Target Company): (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any employee or customer, including any covenants regarding non-competition, employee and customer non-solicitation, exclusivity, rights of first refusal or most-favored pricing; or (B) to purchase or acquire an interest in any other Person;

(ii)            Each joint venture Contract, profit-sharing agreement, partnership, limited liability company agreement with a third party or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)           All Contracts that involve any exchange-traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract based on any commodity, security, instrument, currency, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible;

(iv)           All Contracts that involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or Equity Securities of any Target Company or another Person;

(v)            Other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business, each Contract for the acquisition of any Person or any business division of any Person or the disposition of any material assets of any of Target Company, whether by merger, purchase or sale of stock or assets or otherwise occurring in the last three years or relating to the pending or future acquisitions or dispositions;

(vi)           Each obligation to make payments (including by issuance of securities), contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vii)          Each lease, rental agreement, installment and conditional sale agreement or other Contract that: (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or tangible Personal Property; and (B) involves aggregate payments in excess of $100,000 in any calendar year;

(viii)         Other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business that do not contain any material terms relating to the underlying Contract, each Contract that, by its terms, individually or with all related Contracts, calls for aggregate payments, receipts or expenditures by the Target Companies under such Contract or Contracts of at least $200,000 per year or $1,000,000 in the aggregate (provided, that for purposes of Section  6.02(b)(xi), the foregoing amounts shall be deemed to be $500,000 per year or $2,500,000 in the aggregate);

(ix)            Other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business that do not contain any material terms relating to the Contract underlying the applicable Top Customer or Top Supplier relationship, all Contracts with any Top Customer or Top Supplier;

(x)             Each Contract that is a collective bargaining agreement or other Contract with any labor union, works council, labor organization or other employee representative body (each, a “Labor Agreement”);

(xi)            All Contracts that obligate the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the Signing Date;

(xii)           Any Contract for the employment or engagement of any individual on a full-time, part-time, consulting or other basis (including directors, officers and independent contractors) (A) providing annual base compensation in excess of $250,000 or (B) restricting the Target Company’s ability to terminate the employment of any Person at any time without advance notice or the engagement of such service provider at any time, in each case, without paying or providing advance notice, severance, termination or other similar payments or benefits (other than amounts required to be paid or provided by applicable Law);

(xiii)         Any Contract that is between any Target Company and any current or former director, officer, employee or other individual service provider of a Target Company that provides for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the Transactions;

(xiv)         Any Contract that obligates the Target Companies to make any capital commitment or expenditure (including pursuant to any joint venture);

(xv)          All Contracts that relate to a material settlement entered into within three years prior to the Signing Date or under which any Target Company has outstanding non-monetary obligations (other than customary confidentiality obligations) or monetary obligations;

(xvi)         All Contracts, including any grant or cooperative agreement, with any Governmental Authority, including any economic development corporation, to which any Target Company is a party that involve payments by such Target Company or funding from any Governmental Authority;

(xvii)         Any Contract: (A) that contains any assignment or license of, or any covenant not to assert or enforce, any Owned Intellectual Property material to the business of any Target Company; (B) pursuant to which any Owned Intellectual Property material to the business of any Target Company is or was developed by, with or for any Target Company; or (C) pursuant to which any of the Target Companies either: (1) grants to a third Person (I) a license, immunity or other right in or to any Owned Intellectual Property material to the business of any Target Company or (II) an exclusive license, immunity or other right in or to any Owned Intellectual Property; or (2) is granted by a third Person a license, immunity or other right in or to any Intellectual Property or IT Assets material to the business of any Target Company. Notwithstanding the foregoing, none of the following will be required to be set forth on Section 4.12(a)(xvii) of the Company Disclosure Letter but will constitute Company Material Contracts if they otherwise qualify: (w) non-exclusive licenses of Owned Intellectual Property granted to suppliers, customers or end users in the ordinary course of business; (x) licenses of Open Source Software; (y) licenses of Off-the-Shelf Software; and (z) invention assignment and confidentiality agreements with employees and contractors on standard forms made available to the Parent and without any material deviations or exceptions;

(xviii)       All Contracts involving transactions with an Affiliate or consultant of any Target Company (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Organizational Documents);

(xix)          All broker, distributor, agency, sales promotion, market research, marketing consulting and advertising Contracts or arrangements that are material to the business of the Target Companies; and

(xx)           Each other Contract that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b)          Each Company Material Contract is valid, binding and enforceable in all respects against the Target Company party and, to the Company’s Knowledge, each other party to such Company Material Contract, subject to the Enforceability Exceptions. Each Company Material Contract is in full force and effect in accordance with its terms (except, in each case, as such enforcement may be limited by the Enforceability Exceptions and except for Company Material Contracts that expire in accordance with their terms). Except as would not reasonably be expected to be material to any Target Company that is a party to the Company Material Contract with respect to each Company Material Contract: (i) no Target Company is in breach of or default under any Company Material Contract, and, to the Company’s Knowledge, no Event has occurred that with the passage of time or giving of notice or both would constitute a material breach by any Target Company of, default under, or permit termination or acceleration by the other party to, any such Company Material Contract; (ii) no party to any Company Material Contract has given any written notice of any such breach, default or event described in clause (i); and (iii) no Target Company has received written or, to the Company’s Knowledge, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party to such Company Material Contract to terminate such Company Material Contract or amend the terms of such Company Material Contract, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect.

Section 4.13         Intellectual Property.

(a)          Section 4.13(a) of the Company Disclosure Letter sets forth, as of the Signing Date, an accurate list of each U.S. and foreign registered (i) Patent, (ii) Trademark, (iii) Copyright or (iv) Internet domain name and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee as of the Signing Date (collectively, the “Company Registered IP”), specifying as to each of (i)-(iv), as applicable, the record owner (and beneficial owner, if different), the jurisdiction by or in which it has been issued, registered, or filed, the registration or application serial number, the issue, registration and/or filing date, and the current status. Each item of Company Registered IP is valid (except for any pending applications included therein, which are, to the Company’s Knowledge, valid), and to the Company’s Knowledge, subsisting and enforceable and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made. For each issued Patent included in the Company Registered IP, the Target Companies have obtained valid invention assignments from each inventor. For each Patent application included in the Company Registered IP, the Target Companies have obtained or will obtain (as applicable) valid invention assignments from each inventor. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights, and has the right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company (it being understood that this Section  4.13(a) is not a representation or warranty with respect to non-infringement of third-party Intellectual Property). All Intellectual Property used in or necessary to the conduct of each of the Target Companies’ businesses shall be owned or available for use by the Parent immediately after the Closing on terms and conditions identical in all material respects to those under which the Target Companies owned or used such Intellectual Property immediately prior to the Closing.

(b)          Each Target Company has a valid and enforceable written license or other valid right to use all other material Company IP, including Intellectual Property that is the subject of the material Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted in all material respects. No Target Company is, nor, to the Company’s Knowledge, is any other party to any material Company IP Licenses, in breach or default under any material Company IP Licenses, nor has any Event occurred that with notice or lapse of time or both would constitute a default under any material Company IP Licenses.

(c)          Each Target Company has performed all material obligations imposed on it in each license, sublicense and other agreement under which a Target Company is the licensor (each, an “Outbound IP License”). No Target Company is, nor, to the Company’s Knowledge, is any other party to an Outbound IP License, in material breach or material default under an Outbound IP License. To the Company’s Knowledge, no Event has occurred that with or without notice or lapse of time would constitute a material default under any Outbound IP License.

(d)          No Legal Proceeding is pending nor, to the Company’s Knowledge, threatened in writing in the past three years against a Target Company alleging that a Target Company has infringed, misappropriated or violated the Intellectual Property of any other Person or challenging the validity, enforceability, ownership, or right to use, sell, license or sublicense any Company IP. There are no Orders to which any Target Company is a party or is otherwise bound that: (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company; (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property; or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, during the past three years, infringed, misappropriated or violated any Intellectual Property of any other Person in connection with the ownership, use or license of any Owned Intellectual Property or otherwise in connection with the conduct of the respective businesses of the Target Companies. Except as set forth in Section 4.13(d) of the Company Disclosure Letter, to the Company’s Knowledge, no third party is currently, or in the past three years has been, infringing upon, misappropriating or otherwise violating any Company IP.

(e)           No current or former officers, employees or independent contractors of a Target Company has any ownership interest or other rights in any Owned Intellectual Property (other than the right to use such Owned Intellectual Property in the performance of their activities for the Target Company pursuant to a Contract with a Target Company). No Person has claimed or asserted in writing any ownership interest or other rights in or to any Owned Intellectual Property. To the Company’s Knowledge, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or non-disclosure Contract relating to the Intellectual Property owned by a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, which would materially interfere with the use of such employee’s reasonable efforts to promote the interests of the Target Companies or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken and currently takes reasonable best efforts and security measures to preserve, maintain and protect all Owned Intellectual Property, including measures to protect the secrecy and confidentiality and value of the Company IP. All Persons who have participated in or contributed to the creation or development of any material Owned Intellectual Property have executed written agreements pursuant to which all of such Person’s right, title and interest in and to any such material Owned Intellectual Property has been assigned to the Target Companies except to the extent vested in the Target Companies by operation of Law.

(f)            Each Target Company is in all material respects in compliance with all licenses governing any Open Source Software that is incorporated (either directly by any Target Company, or indirectly, by the incorporation of third-party Software that itself incorporates Open Source Software) into, used, intermingled or bundled with any Owned Intellectual Property. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, operation, delivery or provision of any material Company Software in a manner that requires any Target Company to: (i) disclose, distribute, license or otherwise make available to any Person (including the open source community) any source code to such material Company Software; (ii) license any such material Company Software or other material Owned Intellectual Property for making modifications or derivative works; (iii) disclose, distribute, license or otherwise make available to any Person any such material Company Software or other material Owned Intellectual Property for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents constituting material Owned Intellectual Property (each of clauses (i)  – (iv), a “Copyright Action”).

(g)           None of the Target Companies has licensed or provided to any Person, or allowed any Person to access or use, any source code for any Company Software, other than employees and contractors that have confidentiality obligations to the Target Companies with respect to such source code. No source code for any Company Software is in escrow and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or reasonably could be expected to, result in the delivery, license or disclosure of any such source code to any Person after the Closing.

(h)           No Target Company used any government funding, nor any facilities of a university, college, other educational institution, or similar institution, or research center in the development of any Owned Intellectual Property. No Governmental Authority has any: (i) ownership interest or exclusive license in or to any Owned Intellectual Property; (ii) “unlimited rights” (as defined in 48 C.F.R. § 52.227-14 and in 48 C.F.R. § 252.227-7013(a)) in or to any of the Software; or (iii) “march in rights” (pursuant to 35 U.S.C. § 203) in or to any Patents constituting Owned Intellectual Property.

(i)            To the Company’s Knowledge, no Person has obtained unauthorized access to information and data (including personally identifiable information) in the possession of a Target Company or in their control, or otherwise held or processed on their behalf during the last three years. There has been no loss, damage, disclosure, use, breach of security, or other material compromise of the security, confidentiality or integrity of such information or data. To the Company’s Knowledge, except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, during the last three years, no Target Company has experienced any material information security incident that has compromised the integrity or availability of the information technology, operational technology or software applications the Target Companies own, operate, or outsource, or the information or data thereon. No written material complaint relating to any improper use or disclosure of, or a breach in the security of, any such information or data or relating to any information security-related incident has been received by a Target Company. During the last three years, no Target Company has been required by applicable Law, regulation or contract to notify, any person or entity of any personal data or information security-related incident. Each Target Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, cybersecurity and the collection, processing and use of personal information. Each Target Company has taken reasonable actions designed to implement adequate policies and further taken commercially reasonable steps regarding security regarding: (i) the collection, use, disclosure, retention, processing, transfer, confidentiality, integrity, and availability of data (including personally identifiable information) and business proprietary or sensitive information, in its possession or control, or held or processed on its behalf; and (ii) the integrity and availability of the information technology, operational technology and software applications the Target Company owns, operates or outsources. To the Company’s Knowledge, the IT Assets do not contain and have not been affected by any malware, viruses, malicious code, “worms,” “Trojan horses,” “back doors,” or other vulnerabilities or unauthorized tools or scripts that have or would reasonably be expected to adversely impact the confidentiality, integrity and availability of the information technology and operational technology systems and software applications. The IT Assets operate and perform as required by the Target Companies for the operation of its business as currently conducted and have been properly maintained, in all material respects, in accordance with prudent industry standards, to ensure proper operation, monitoring, and use. During the past three years, none of the Target Companies has experienced a material outage of the IT Assets where such effects on the IT Assets have not been materially cured.

Section 4.14         Taxes and Returns.

(a)           Each Target Company: (i) has timely filed, or caused to be timely filed, all Income Tax and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file), and all such Tax Returns are accurate and complete in all material respects; and (ii) has timely paid, collected, withheld or remitted, or caused to be timely paid, collected, withheld or remitted, all Income Taxes and other material Taxes required to be paid, collected, withheld or remitted, whether or not such Taxes are shown as due and payable on any Tax Return.

(b)           There is no Legal Proceeding currently pending or, to the Company’s Knowledge, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to Tax or required to file a Tax Return in that jurisdiction.

(c)           There are no audits, examinations, investigations or other proceedings pending against any Target Company in respect of any Tax. The Target Companies have not been notified in writing of any proposed Tax claims or assessments against any of them.

(d)           There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e)           No Target Company has requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request for such waiver or extension) is outstanding or pending.

(f)            No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of any taxable period) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received on or prior to the Closing Date; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (v) any “closing agreement” pursuant to Section 7121 of the Code or any similar agreement or arrangement with a Governmental Authority relating to Taxes.

(g)           No Target Company has participated in or been a party to, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law).

(h)           No Target Company has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (other than a group the common parent of which is the Company). No Target Company has any Liability or potential Liability for the Taxes of another Person (other than another Target Company): (i) under any applicable Tax Law; (ii) as a transferee or successor; or (iii) by Contract, indemnity or otherwise (excluding customary commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding agreements solely among the Target Companies and customary commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreements, closing agreements or other agreements relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period (or portion of any period) following the Closing Date.

(i)            Since its formation, the Company is, and has at all times been classified as either an entity disregarded as separate from its owner or a partnership for U.S. federal income tax purposes. The U.S. federal income tax classification of each of the Company’s Subsidiaries is as set forth on Section 4.14 of the Company Disclosure Letter.

(j)            No election has been made under Treasury Regulations Section 301.9100-22 (or any similar provision of state, local or foreign Law) with respect to any Target Company.

(k)           No “section 197 intangible” (within the meaning of Section 197 of the Code) of any Target Company existing as of the end of the day on the Closing Date will be excluded from the term “amortizable section 197 intangible” pursuant to Section 197(f)(9) of the Code and Treasury Regulations Section 1.197-2(h).

(l)            No Target Company has ever owned (directly or indirectly): (i) any interest in a “controlled foreign corporation” (within the meaning of Section 957 of the Code); or (ii) any interest in a “passive foreign investment company” (within the meaning of Section 1297 of the Code).

(m)          No Target Company has a permanent establishment, office or a fixed place of business in any country other than its jurisdiction of formation. No Target Company is engaged in a trade or business in any country other than its jurisdiction of formation that subjected it to Tax or a requirement to file a Tax Return in such country.

(n)           No Target Company has made an election to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act that remains outstanding. No Target Company has made any such deferral or election pursuant to the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020 that remains outstanding.

(o)           No Target Company has taken, permitted, or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(p)           All amounts required by Tax Laws to have been withheld and paid to a Governmental Authority by a Target Company in connection with amounts paid or owing to any current or former employee, independent contractor, or consultant have been so withheld and paid or set aside in an account for such purpose in compliance with applicable Tax Laws.

(q)           The Company does not have any plan or intention to engage in any transaction or make any election that would result in a liquidation of Parent for U.S. federal income tax purposes.

(r)            The Company intends that any cash remaining in the Trust Account after the Redemption contemplated by this Agreement shall be loaned by Parent to the Company to use in the Company’s business within the meaning of Treasury Regulations Section 1.368-1(d).

Section 4.15         Real Property.

(a)           Section 4.15(a) of the Company Disclosure Letter sets forth the address of all land owned in fee simple by the Target Companies (collectively, the “Owned Real Property”). With respect to each Owned Real Property: (i) the Target Company that owns such Owned Real Property has good and marketable title to such Owned Real Property, free and clear of all liens and encumbrances, except Permitted Liens; (ii) the Target Company that owns such Owned Real Property has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion of such Owned Real Property; and (iii) other than the right of the Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion of such Owned Real Property or interest in such Owned Real Property. All buildings, structures, improvements and fixtures located on the Owned Real Property are in good condition and repair (normal wear and tear and asset retirement excepted) and sufficient for the operation of the business of the Target Companies. The Owned Real Property is in material compliance with all applicable CCRs and other similar matters affecting title to such Owned Real Property. The Target Companies’ planned development of such Owned Real Property for the operation of the businesses of the Target Companies is in compliance with all zoning and other land use Laws in all material respects. Except as set forth on Section 4.15(a) of the Company Disclosure Letter, no Target Company is party to any agreement or option to purchase any real property or interest in such real property.

(b)           Section 4.15(b) of the Company Disclosure Letter contains a true, correct and complete list as of the Signing Date of: (i) the street address of all premises currently leased or subleased or licensed or otherwise used or occupied by a Target Company for the operation of the business of such Target Company (collectively, the “Leased Real Property”); and (ii) all current leases, lease guarantees, agreements and documents related to such Leased Real Property, including all amendments, terminations and modifications or waivers of such current leases, lease guarantees, agreements and documents related to such Leased Real Property (collectively, the “Company Real Property Leases”). The Target Companies have delivered to the Parent a true and complete copy of each Company Real Property Lease document. Each Company Real Property Lease is valid, binding and enforceable in all respects against the Target Company party to such Company Real Property Lease. To the Company’s Knowledge, each Company Real Property Lease is valid, binding and enforceable in all respects against each other party to such Company Real Property Lease, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). With respect to each Company Real Property Lease: (A) no Target Company is in breach of, or default under, any Company Real Property Lease, and, to the Company’s Knowledge, no Event has occurred and no circumstance exists that, if not remedied, whether with or without notice or the passage of time or both, would result in such a breach or default, or permit the termination, modification or acceleration of rent under such Company Real Property Lease, except for any such breach or default as would not, individually or in the aggregate, reasonably be expected to be material to such Target Company; (B) no Target Companies’ possession and quiet enjoyment of the Leased Real Property under such Company Real Property Leases has been disturbed; (C) no material disputes with respect to such Company Real Property Lease have arisen; (D) no Target Company has exercised, nor has any Target Company received written notice of any other parties’ exercise of, any termination rights with respect to any Company Real Property Lease; (E) no Target Company has subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Real Property or any portion of such Leased Real Property; and (F) no Target Company has collaterally assigned or granted any other security interests in any Leased Real Property.

Section 4.16        Personal Property. The Target Companies own and have good and marketable title to, or a valid leasehold interest in or right to use, their respective material tangible and intangible assets and Personal Property, free and clear of all Liens other than: (a) Permitted Liens; and (b) the rights of lessors under any leases. The material tangible and intangible assets and Personal Property of the Target Companies: (i) constitute all of the assets, rights and properties that are necessary for the operation of the businesses of the Target Companies as they are now conducted; (ii) taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted; (iii) have been maintained in accordance with generally accepted industry practice; and (iv) are in good working order and condition, except for ordinary wear and tear and, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the business of any Target Company.

Section 4.17         Employee Matters.

(a)           The Target Companies are not and have never been a party to, or bound by, any Labor Agreement. No employees of the Target Companies are represented by any labor union, works council, or other labor organization (“Labor Union”) with respect to their employment with the Target Companies, and none is being negotiated. To the Company’s Knowledge, in the past three years, there have been no activities or proceedings of any Labor Union or other party to organize or represent such employees. In the past three years, there has not occurred or, to the Company’s Knowledge, been threatened any unfair labor practice charge, labor arbitration, labor grievance, strike, slow-down, lockout, picketing, work-stoppage, or other similar labor activity or dispute against the Target Companies. Section 4.17(a) of the Company Disclosure Letter sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Company’s Knowledge, threatened between the Target Companies and Persons employed by or providing services as independent contractors to the Target Companies. With respect to the Transactions, the Target Companies have satisfied in all material respects any notice, consultation or bargaining obligations owed to their employees or their employees’ representatives under applicable Law or Labor Agreement.

(b)           The Target Companies are and have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices. Such compliance in all material respects includes all Laws respecting terms and conditions of employment, health and safety and wages and hours (including the classification of independent contractors and exempt and non-exempt employees), discrimination, retaliation, harassment, disability rights and benefits, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration (including the completion and retention of Forms I-9 for all employees and the proper verification of employee work authorizations), plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”)), employee trainings and notices, labor relations, employee leave issues, COVID-19, affirmative action, unemployment insurance, workers’ compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations. There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened against the Target Companies brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)           Except as would not result in a material liability for any Target Company, the Target Companies have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Law, Contract or company policy.

(d)           In the past three years, the Target Companies have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the WARN Act. The Target Companies have not engaged in layoffs or furloughs or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, in the three years prior to the Signing Date.

(e)           In the past three years: (i) no allegations of sexual harassment or sexual misconduct have been made, or, to the Company’s Knowledge, threatened to be made against or involving any current or former officer, director or other employee at the level of Vice President or above by any current or former officer, employee or individual service provider of any Target Company; (ii) no Target Company has entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other employee; and (iii) the Target Companies have reasonably investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which any of them is aware. With respect to each such allegation with potential merit, the Target Companies have taken corrective action that is reasonably calculated to prevent further improper action. The Target Companies do not reasonably expect any material Liabilities with respect to any such allegations.

(f)            The Target Companies have provided to Parent true and correct copies of all employee manuals and handbooks, disclosure materials, policy statements, and other materials relating to the employment of the employees of each of the Target Companies.

Section 4.18         Benefit Plans.

(a)           Set forth on Section 4.18(a) of the Company Disclosure Letter is a true and complete list of each material Company Benefit Plan, excluding any Company Benefit Plan that is an employment offer letter or individual independent contractor or consultant agreement that (i) is pursuant to a form set forth in Section 4.18(a) of the Company Disclosure Letter; (ii) is terminable without notice and without Liability to any of the Target Companies; and (iii) does not provide for severance or any payment or benefit that is not otherwise set forth in the applicable form set forth in Section 4.18(a). Each Company Benefit Plan is exclusive to the Target Companies, and no Company Benefit Plan covers or provides benefits to any Person who is not a current or former employee of the Target Companies (or an eligible dependent of such current or former employee). With respect to each Company Benefit Plan, all contributions and other payments that have become due have been timely made or paid or, to the extent not yet due, are properly accrued in accordance with GAAP and past practice on the Company Financials.

(b)           Each Company Benefit Plan is and has been established, operated, administered, maintained, and funded at all times in compliance with its terms and all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code: (i) has received a favorable determination letter from the IRS to be so qualified (or is based on a prototype plan or volume submitter plan which has received a favorable opinion or advisory letter upon which the Target Company is entitled to rely); or (ii) the Target Company has requested an initial favorable IRS determination of qualification or exemption within the period permitted by applicable Law. No event has occurred or circumstance exists that would reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts. Nothing has occurred that has subjected or would reasonably be expected to subject the Target Companies to any Liability on account of (i) a penalty under Section 502 of ERISA; (ii) a Tax penalty under Chapter 43 of the Code; or (iii) a breach of fiduciary duties.

(c)           With respect to each Company Benefit Plan required to be listed on Section 4.18(a) of the Company Disclosure Letter, the Company has provided to the Parent accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents (including any amendments, modifications or supplements) or, for any unwritten Company Benefit Plan, a written summary of the material terms of such unwritten Company Benefit Plan; (ii) all trust agreements and other funding arrangements, insurance policies (including any stop loss insurance policies), and Contracts; (iii) the most recent summary plan descriptions and each summary of material modifications to such plan descriptions; (iv) the most recent Form 5500, if applicable, and annual report, including all schedules; (v) the most recent annual and periodic accounting of plan assets; (vi) the most recent determination, opinion or advisory letter received from the IRS; (vii) the most recent actuarial valuation; and (viii) all non-routine communications with any Governmental Authority within the last three years.

(d)           No Legal Proceeding or claim is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration and administrative appeals of denied claims) against or relating to any Company Benefit Plan or the assets of any Company Benefit Plan and no Company Benefit Plan is the subject of an examination or audit by a Governmental Authority, and no such examination or audit has been threatened. No Company Benefit Plan is, and the Target Companies are not with respect to any Company Benefit Plan, the subject of an application or filing under or a participant in an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority, and no circumstances exist pursuant to which any Company Benefit Plan would have any cause or reason to make such an application or filing or otherwise participate in any such program. There has been no non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, or breach of fiduciary duty with respect to any Company Benefit Plan. No Target Company has incurred (whether or not assessed), or would reasonably be expected to incur or be subject to, any Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or similar state law, and no circumstances exist or events have occurred that could reasonably be expected to result in the imposition of any such Taxes or penalties.

(e)           None of the Target Companies nor any ERISA Affiliate has ever sponsored, maintained, contributed to, had an obligation to contribute to or has ever had any Liability or obligation under or with respect to, and no Company Benefit Plan is: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA); (ii) a plan that is or was subject to Section 302 or Title IV of ERISA or Sections 412 or 430 of the Code; (iii) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (v) or a “multiple employer plan” (as described in Section 413(c) of the Code or Section 210 of ERISA). None of the Target Companies has incurred any Liability or otherwise would reasonably be expected to have any Liability, contingent or otherwise, under Title IV of ERISA or as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

(f)            Neither the execution of this Agreement nor the consummation of the Transactions will, either alone or in connection with another event or events: (i) entitle any current or former employee, officer or other individual service provider of the Target Companies to any severance pay or increase in severance pay or to any other compensation or benefits; (ii) accelerate the time of payment, funding or vesting (including under any equity or equity-based award), or increase the amount of, compensation or benefits due to any employee, officer or other individual service provider of the Target Companies; (iii) directly or indirectly cause the Target Companies to transfer or set aside any assets to fund any compensation or benefits under any Company Benefit Plan; (iv) otherwise give rise to any liability under any Company Benefit Plan; (v) limit or restrict the right of the Target Companies to merge, amend or terminate any Company Benefit Plan; or (vi) result in any “excess parachute payment” under Section 280G of the Code.

(g)           No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(h)           Except to the extent required by Section 4980B of the Code or similar state Law, none of the Target Companies has any Liability to provide, and no Company Benefit Plan provides, health or welfare benefits to any former or retired employee and are not obligated to provide such benefits to any active employee or any other Person following such employee’s retirement or other termination of employment or service. The Target Companies do not have any material Liability on account of a violation of the continuation coverage requirements under COBRA. Each Target Company has materially complied with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended.

(i)            Each Company Benefit Plan that is subject to Section 409A of the Code has been administered in compliance, and is in documentary compliance, in each case in all material respects with the applicable provisions of Section 409A of the Code, the regulations under the Code and other official guidance issued under the Code. No amounts paid or payable by any of the Target Companies are subject to any Tax or penalty imposed under Section 457A of the Code. The Target Companies have not stated any intention, nor do they have any legally binding plan or commitment, to create any additional Company Benefit Plan or to modify or change any existing Company Benefit Plan, except as may be required by applicable Law.

(j)            Each Company Benefit Plan maintained on behalf of current or former directors, officers, managers, employees or other service providers who reside or work primarily outside of the United States (each, a “Foreign Plan”) and who are required by any applicable Law to be registered or approved by a Governmental Authority has been so registered or approved and has been maintained in all material respects in good standing with the applicable Governmental Authority. Each Foreign Plan required under any applicable Law to be funded, is either: (i) funded in all material respects in accordance with such Law to an extent sufficient to provide for accrued benefit obligations with respect to all affected employees; or (ii) is fully insured, in each case based upon generally accepted local accounting and actuarial practices and procedures. None of the Transactions will, or would reasonably be expected to, cause such funding or insurance obligations to be materially less than such benefit obligations. No Foreign Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, gratuity or similar plan or arrangement. No unfunded or underfunded Liabilities exist with respect to any Foreign Plan.

Section 4.19         Environmental Matters.

(a)           Each Target Company is, and for the past three years has been, in compliance in all material respects with all applicable Environmental Laws, including by obtaining and maintaining all Permits required under applicable Environmental Laws (collectively, the “Environmental Permits”).

(b)           No Legal Proceeding is pending or, to the Company’s Knowledge, threatened against any Target Company alleging any material violation, material non-compliance with, or material Liability, under Environmental Laws. To the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to form the basis of such a Legal Proceeding.

(c)           As of the Signing Date, no Target Company has received any written notice, report or other information from any Person of, or is the subject of any outstanding Order of any Governmental Authority relating to: (i) any actual or alleged material violation of, material non-compliance with, or material Liability under, Environmental Laws; (ii) any Remedial Legal Proceeding; or (iii) the Release or threatened Release of, or exposure of any Person to, a Hazardous Material, in each case that remains unresolved.

(d)           There has been no Release of, contamination by or exposure of any Person to any Hazardous Material in a quantity or manner that has resulted in, or would reasonably be expected to give rise to, any material Liability of, the Target Companies pursuant to Environmental Laws, including with respect to any reporting, investigation, remediation, monitoring or other response action or Remedial Legal Proceeding.

(e)           As of the Signing Date, no Target Company has received any written notice of any investigation of the business, operations, or currently or formerly owned, operated, or leased property of a Target Company that remains pending, or, to the Company’s Knowledge, is threatened in writing that would reasonably be expected to lead to the imposition of any material Liens (other than Permitted Liens) under any Environmental Law or material Environmental Liabilities. To the Company’s Knowledge, there is no investigation of the real property formerly owned, operated, or leased by a Target Company pending or threatened in writing that would reasonably be expected to lead to the imposition of any material Liens (other than Permitted Liens) under any Environmental Law or material Environmental Liabilities.

(f)            No Target Company has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material Environmental Liability, including any obligation for corrective or remedial action, of any other Person related to Environmental Laws.

(g)           The Company has provided to the Parent all material environmental reports, audits, assessments, liability analyses, memoranda, studies and similar environmental documents in the Company’s possession or control with respect to compliance with Environmental Law or Environmental Liabilities of any Target Company or any property currently or formerly owned or operated by any Target Company.

Section 4.20        Transactions with Related Persons. Section 4.20 of the Company Disclosure Letter contains a list of each transaction or Contract to which a Target Company is a party with any: (a) present or former officer or director of any of the Target Companies; (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or Equity Securities of any of the Target Companies; or (c) Affiliate, “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing. Notwithstanding the foregoing, each of clauses (a), (b) and (c) shall exclude: (i) any transaction or Contract solely between or among the Company’s wholly owned Subsidiaries or between or among the Company and any of its wholly owned Subsidiaries; and (ii) in the case of an employee, officer or director of the Target Companies, any employment Contract made in the ordinary course of business or any Company Benefit Plans. To the Company’s Knowledge, no Related Person or any Affiliate of a Related Person has, directly or indirectly, an economic interest in any Contract, property or right (tangible or intangible) with any of the Target Companies (other than such Contracts that relate to any such Person’s ownership of the Company Units or other Equity Securities of any Target Company as set forth on Section 4.03(a) of the Company Disclosure Letter or such Person’s employment or consulting arrangements with the Target Companies).

Section 4.21         Insurance.

(a)           Section 4.21(a) of the Company Disclosure Letter lists as of the Signing Date, all material policies or binders of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the business of any Target Company (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy). As of the Signing Date, all premiums due and payable under all such insurance policies have been paid. As of the Signing Date, the Target Companies are in material compliance with the terms of such insurance policies. Each such insurance policy is legal, valid and binding, and is enforceable and in full force and effect, subject, in each case, to the Enforceability Exceptions. No Target Company has any self-insurance or co-insurance programs. In the past three years, no Target Company has received any written notice from, or on behalf of, any insurance carrier relating to or involving any: (i) adverse material change; (ii) notice of cancellation or termination; (iii) any change other than in the ordinary course of business in the conditions of insurance; (iv) any refusal to issue an insurance policy; or (v) non-renewal of a policy, and, to the Company’s Knowledge, no such action has been threatened.

(b)           Section 4.21(b) of the Company Disclosure Letter identifies each individual insurance claim made by a Target Company in the past three years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to such Target Company. To the Company’s Knowledge, no Event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer has denied coverage. The consummation of the Transactions will not affect coverage under any insurance policies in any material respect.

Section 4.22         Top Customers and Suppliers.

(a)           Section 4.22(a) of the Company Disclosure Letter lists as of the Signing Date, by aggregate dollar value of the Target Companies business’ revenue with such counterparty, as applicable, the five largest customers of each Target Company for (i) the 12 months ended on December 31, 2022 and (ii) the 12 months ended on December 31, 2021 (the “Top Customers”). As of the Signing Date, no Top Customer has (i) informed a Target Company in writing of its intention, or, to the Company’s Knowledge, has threatened to cancel or otherwise terminate, or materially reduce, its relationship with such Target Company; or (ii) informed a Target Company in writing that such Target Company is in material breach of the terms of any Contract to which it is a party with such Top Customer. To the Company’s Knowledge, as of the Signing Date, no Top Customer has asserted or threatened a force majeure event or provided notice of an anticipated inability to perform, in whole or in part, its obligations with respect to a material Contract.

(b)           Section 4.22(b) of the Company Disclosure Letter lists as of the Signing Date, by aggregate dollar value of the Target Companies’ business’ cost to such counterparty, as applicable, the five largest suppliers or manufacturers of goods or services to each Target Company for (i) the 12 months ended on December 31, 2022 and (ii) the 12 months ended on December 31, 2021 (the “Top Suppliers”). As of the Signing Date, no Top Supplier has (i) informed a Target Company in writing of its intention, or, to the Company’s Knowledge, has threatened to cancel or otherwise terminate, or materially reduce, its relationship such Target Company, taken as a whole; or (ii) informed a Target Company in writing that such Target Company is in material breach of the terms of any Contract to which it is a party with such Top Supplier. To the Company’s Knowledge, as of the Signing Date, no Top Supplier has asserted or threatened a force majeure event or provided notice of an anticipated inability to perform, in whole or in part, its obligations with respect to a material Contract.

(c)           As of the Signing Date, none of the Top Customers or Top Suppliers has notified any Target Companies in writing that it is in a material dispute with the Target Companies or their respective businesses.

Section 4.23         Certain Business Practices.

(a)           No Target Company, nor, to the Company’s Knowledge, any of such Target Company’s officers, directors, employees, nor any other of their respective Representatives acting on such Target Company’s behalf has, during the last five years, offered, given, paid, promised to pay, or authorized or received or accepted the payment of anything of value to or from: (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; (iii) a candidate for foreign or domestic political office, in any such case under circumstances where such Target Company or Representative of such Target Company knew that all or a portion of such thing of value would be offered, given, or promised to an official or employee or a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for a foreign or domestic political office; or (iv) any other Person (in each case in violation of any Anti-Bribery Law). During the last five years, no Target Company has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Bribery Law. During the last five years, no Target Company has received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Law. Each of the Target Companies has instituted, maintained, and enforced policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(b)           The operations of each Target Company are and, during the last five years, have been conducted at all times in compliance with Sanctions Laws, export and import control Laws and money laundering Laws in all relevant jurisdictions and the rules and regulations under such Laws in all material respects. No Legal Proceeding involving a Target Company with respect to any of the foregoing is pending or, to the Company’s Knowledge, threatened.

(c)           No Target Company, nor any of its officers, directors or employees, nor, to the Company’s Knowledge, any other of its Representatives acting on behalf of a Target Company, is or has, during the last five years: (i) been a Sanctioned Person; or (ii)  had any direct or indirect dealings in or with Sanctioned Countries. No Target Company, nor any of its officers, directors or employees, nor, to the Company’s Knowledge, any other of its Representatives acting on behalf of a Target Company has had, since February 2022, any direct or indirect dealings in or with Russia or Belarus.

(d)           The Target Companies have in the past five years maintained in place and implemented controls and systems designed to ensure compliance with all applicable Sanctions Laws and export and import control Laws.

Section 4.24        Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 4.25        Finders and Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which any Target Company would be liable in connection with the Transactions based upon arrangements made by any Target Company or any of their Affiliates. The Company shall be solely responsible for any such fees (which shall be included as a Company Transaction Cost to the extent not paid prior to the Closing).

Section 4.26         Independent Investigation. The Target Companies have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Parent. The Company acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Parent for such purpose. In making its decision to enter into this Agreement and to consummate the Transactions, the Company has relied solely upon its own investigation and the express representations and warranties of the Parent set forth in this Agreement (including the related portions of the Parent Disclosure Letter) and in any certificate delivered to the Company pursuant to this Agreement. None of the Parent nor any of its Representatives has made any representation or warranty as to the Parent or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Parent Disclosure Letter) or in any certificate delivered to the Company pursuant to this Agreement.

Section 4.27         Information Supplied. The Target Companies shall supply information expressly for inclusion or incorporation by reference in: (a) any current report on Form 8-K, and any exhibits to such Form 8-K or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions or any Ancillary Documents or in the Proxy Statement/Registration Statement; or (b) any of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing and any other press releases or prospectus filed under Rule 425 of the Securities Act in connection with the Transactions or any Ancillary Documents. No such information shall contain any untrue statement of a material fact or omit to state any material fact required to be stated in such documents or necessary in order to make the statements in such documents, in light of the circumstances under which they are made, not misleading at: (i) the time such information is filed with or furnished to the SEC (but if such information is revised by any subsequently filed amendment or supplement, this clause (i) shall solely refer to the time of such subsequent revision); (ii) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (iii) the time the Proxy Statement/Registration Statement or any amendment or supplement to such Proxy Statement/Registration Statement is first mailed to the Parent Shareholders; or (iv) the time of the Parent Shareholders’ Meeting. Notwithstanding the foregoing, the Target Companies make no representation, warranty or covenant with respect to any information supplied by or on behalf of the Parent or its respective Affiliates.

Section 4.28        No Additional Representations or Warranties. Except as provided in this Article IV or in any Ancillary Document to which such Target Company is a party, none of the Target Companies nor any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Parent or its Affiliates. No such party shall be liable in respect of the accuracy or completeness of any information provided to the Parent or its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HOLDCO, the PARENT AND THE MERGER SUBS

Except as set forth in: (i) any Parent SEC Reports filed or submitted on or prior to the Signing Date (excluding (a) any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements, disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended to such Parent SEC Reports); or (ii) in the disclosure letter dated as of the Signing Date delivered by the Parent to the Company (the “Parent Disclosure Letter”) on the Signing Date, each of Holdco, the Parent and the Merger Subs, jointly and severally, represents and warrants to the Company as follows:

Section 5.01         Organization and Standing. The Parent is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Holdco and the Merger Subs are each an entity duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Holdco, the Parent and the Merger Subs have all requisite corporate or limited liability power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where such failure to have all requisite corporate or limited liability power and authority would not, individually, or in the aggregate, be material to Holdco, the Parent or the Merger Subs. Each of Holdco, the Parent and the Merger Subs is duly qualified or licensed in the jurisdiction in which it is formed or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Holdco, the Parent and the Merger Subs has provided to the Company accurate and complete copies of its Organizational Documents each as amended to date and as currently in effect. None of Holdco, the Parent or the Merger Subs is in violation of any provision of its Organizational Documents. Holdco and the Merger Subs were each formed solely for the purpose of entering into and performing this Agreement and engaging in the Transactions. Holdco and the Merger Subs have not engaged in any activities nor incurred any liabilities whatsoever other than in connection with the entering into, and performing its obligations under, this Agreement.

Section 5.02        Authorization; Binding Agreement. Each of Holdco, the Parent and the Merger Subs has all requisite corporate or limited liability company power and authority respectively to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations under this Agreement and each Ancillary Document to which it is a party and to consummate the Transactions, subject to obtaining the Parent Shareholder Approval. The execution, delivery and performance of this Agreement by each of Holdco, the Parent and the Merger Subs and each Ancillary Document to which it is a party and the consummation of the Transactions by each of Holdco, the Parent and the Merger Subs: (a) have been duly and validly authorized by the board of directors of Holdco, the Parent Board and the manager and sole member of each of the Merger Subs, respectively; and (b) other than the Parent Shareholder Approval, no other corporate or limited liability company proceedings on the part of Holdco, the Parent or any of the Merger Subs are necessary to authorize the execution, delivery and performance of this Agreement by each of Holdco, the Parent and any of the Merger Subs and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each of Holdco, the Parent and the Merger Subs and, assuming the due authorization, execution and delivery of this Agreement by Holdco, the Parent and the Merger Subs, constitutes the valid and binding obligation of each of Holdco, the Parent and the Merger Subs, enforceable against each of Holdco, the Parent and the Merger Subs in accordance with its terms, except to the extent that enforceability of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). When delivered, each Ancillary Document to which Holdco, the Parent or any of the Mergers Subs is required to be a party shall be duly and validly executed and delivered by Holdco, the Parent or any of the Mergers Subs and, assuming the due authorization, execution, delivery and performance of such Ancillary Document, shall constitute the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03         Governmental Approvals. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Consent of or with any Governmental Authority on the part of Holdco, the Parent or any of the Merger Subs is required to be obtained or made in connection with the execution, delivery or performance by Holdco, the Parent or any of the Merger Subs of this Agreement and each Ancillary Document to which it is a party or the consummation by Holdco, the Parent or any of the Merger Subs of the Transactions, other than: (a) such filings as contemplated by this Agreement; (b) any filings required with the Listing Exchange or the SEC with respect to the Transactions; (c) applicable requirements, if any, of the Securities Act, the Exchange Act or any state “blue sky” securities Laws, and the rules and regulations under the Securities Act, the Exchange Act or any state “blue sky” securities Laws; (d) applicable requirements, if any, of the HSR Act or other Antitrust Laws; and (e) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.04         Non-Contravention. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, the execution, delivery and performance by each of Holdco, the Parent and the Merger Subs of this Agreement and each Ancillary Document to which it is a party, the consummation by each of Holdco, the Parent and the Merger Subs of the Transactions, and compliance by each of Holdco, the Parent and the Merger Subs with any of the provisions those documents, do not and will not: (a) conflict with or violate any provision of the Holdco’s, Parent’s or any of the Merger Subs’ Organizational Documents; (b) violate any provision of, or result in the breach of, any applicable Law to which Holdco, the Parent or any of the Merger Subs is subject or by which any property or asset of Holdco, the Parent or any of the Merger Subs is bound; (c) violate any provision of or result in a breach, default or acceleration of, require a consent under, create any right to payment or any posting of collateral (or the right to require the posting of collateral), or trigger vesting or increase in the amount of any compensation or benefit payable under any material Contract of Holdco, the Parent or the Merger Subs, or terminate or result in the termination of any material Contract of Holdco, the Parent or the Merger Subs, or result in the creation of any Lien (other than a Permitted Lien) under any material Contract of Holdco, the Parent or the Merger Subs upon any of the properties or assets of Holdco, the Parent or the Merger Subs, or constitute an Event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien (other than a Permitted Lien); or (d) result in a violation or revocation of any required Consents, except to the extent that the occurrence of any of the foregoing items set forth in clauses (b), (c) or (d) would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Holdco, the Parent and the Merger Subs to consummate the Transactions or would not reasonably be expected to be material to the Parent.

Section 5.05         Capitalization.

(a)           As of the Signing Date, the authorized share capital of the Parent is $22,100 divided into: (i) 200,000,000 shares of Parent Class A Ordinary Shares, 9,338,421 of which are issued and outstanding; (ii) 20,000,000 shares of Parent Class B Ordinary Shares, of which 5,750,000 shares are issued and outstanding; and (iii) 1,000,000 Parent Preference Shares, of which no shares are issued and outstanding as of the Signing Date. All outstanding shares of Parent Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable. The outstanding shares of Parent Ordinary Shares are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, the Parent’s Organizational Documents or any Contract to which the Parent is a party. None of the outstanding Parent Ordinary Shares have been issued in violation of any applicable securities Laws.

(b)           The Parent Warrants will be exercisable after giving effect to the Transactions for one share of Holdco Common Stock at an exercise price of $11.50 per share (subject to adjustment in accordance with the terms of the Parent Warrant Agreement). As of the Signing Date, 18,646,000 Parent Warrants, consisting of 11,500,000 Parent Public Warrants and 7,146,000 Parent Private Placement Warrants are issued and outstanding. All outstanding Parent Warrants are duly authorized, validly issued, fully paid and non-assessable. The outstanding Parent Warrants are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, the Parent’s Organizational Documents or any Contract to which the Parent is a party. None of the outstanding Parent Warrants have been issued in violation of any applicable securities Laws.

(c)           Other than the Redemption or as expressly set forth in this Agreement (including any redemptions that may occur in connection with an Extension), there are no outstanding obligations of the Parent to repurchase, redeem or otherwise acquire any shares of the Parent or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which the Parent is a party with respect to the voting of any shares of the Parent.

(d)           All Indebtedness of Holdco, the Parent and the Merger Subs as of the Signing Date is disclosed on Section 5.05(d) of the Parent Disclosure Letter. No Indebtedness of Holdco, the Parent or the Merger Subs contains any restriction upon: (i) the prepayment of any of such Indebtedness; (ii) the incurrence of Indebtedness by such Persons; or (iii) the ability of such Persons to grant any Lien on its properties or assets.

(e)           Since the date of incorporation of the Parent, and except in connection with an Extension or as otherwise contemplated by this Agreement, the Parent has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares. The Parent Board has not authorized any of the foregoing.

(f)            All of the issued and outstanding shares of the Merger Subs and Holdco are owned by Parent and there are no other issued or outstanding Equity Securities of the Merger Subs or Holdco.

Section 5.06         SEC Filings and Parent Financials; Internal Controls.

(a)           Since the IPO, the Parent has filed all forms, reports, schedules, statements and other documents required to be filed or furnished by the Parent with the SEC under the Securities Act or the Exchange Act, together with any amendments, restatements or supplements (all of the foregoing filed prior to the Signing Date, the “Parent SEC Reports”). The Parent will have filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the Signing Date through the Closing Date (the “Additional Parent SEC Reports”). All of the Parent SEC Reports, Additional Parent SEC Reports, any correspondence from or to the SEC (other than such correspondence in connection with the IPO of the Parent or the Proxy Statement/Registration Statement) and all certifications and statements required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Public Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. The Parent SEC Reports were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. Subject to Section 5.18, the Additional Parent SEC Reports will be prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. The Parent SEC Reports did not, at the time they were filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements made in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading. The Additional Parent SEC Reports will not, at the time they are filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated in the Additional Parent SEC Reports or necessary in order to make the statements made in the Additional Parent SEC Reports, in light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, each director and executive officer of the Parent has filed with the SEC on a timely basis all statements required with respect to the Parent by Section 16(a) of the Exchange Act and the rules and regulations under Section 16(a) of the Exchange Act. The Public Certifications are, or will be, true and correct as of their respective dates of filing. As used in this Section 5.06, a document or information will be deemed to have been “filed” if such document or information has been furnished, supplied or otherwise made available to the SEC.

(b)           The financial statements and notes contained or incorporated by reference in the Parent SEC Reports fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Parent as at the respective dates of, and for the periods referred to, in such financial statements. The financial statements and notes to be contained in or to be incorporated by reference in the Additional Parent SEC Reports will fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Parent as at the respective dates of, and for the periods referred to, in such financial statements. Such financial statements were prepared in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable.

(c)           The Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of the Parent are required by GAAP to be included in the consolidated financial statements of the Parent.

(d)           The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “LCW.U.” The issued and outstanding Parent Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “LCW.” The issued and outstanding Parent Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “LCW WS.” The Parent is a listed company in good standing with the NYSE. Since the consummation of the IPO, the Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. There is no Legal Proceeding pending or, to the Parent’s Knowledge, threatened against the Parent by the NYSE or the SEC with respect to: (i) deregistering the Parent Units; (ii) deregistering the Parent Class A Ordinary Shares; (iii) deregistering the Parent Public Warrants; or (iv) terminating the listing of the Parent on the NYSE. None of the Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Units, the Parent Class A Ordinary Shares or Parent Public Warrants under the Exchange Act.

(e)           Except as not required in reliance on exemptions from various reporting requirements by virtue of the Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), the Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Parent is made known to the Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Parent’s principal executive officer and principal financial officer to information required to be included in the Parent’s periodic reports required under the Exchange Act. Except as not required in reliance on exemptions from various reporting requirements by virtue of the Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since the consummation of the IPO, the Parent has established and maintained (i) a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Parent’s financial reporting and the preparation of the financial statements included in the Parent SEC Reports for external purposes in accordance with GAAP and (ii) disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to the Parent is made known to the Parent’s principal executive officer and principal financial officer by others within the Parent, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

(f)            The Parent has not identified in writing and has not received written notice from an independent auditor of: (i) any significant deficiency or material weakness in the system of internal controls utilized by the Parent; (ii) any Fraud that involves the Parent’s management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by the Parent; or (iii) any claim or allegation regarding any of the foregoing.

Section 5.07        Absence of Certain Changes. As of the Signing Date and since the date of its formation, the Parent has: (a) conducted no business other than as is or was incidental to its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of agreements related to a Business Combination, including this Agreement) and related activities; and (b) not been subject to a Parent Material Adverse Effect.

Section 5.08         Undisclosed Liabilities. Except for any fees and expenses payable by the Parent as a result of or in connection with the consummation of the Transactions, there is no material liability, debt, obligation, claim or judgment against Holdco, the Parent or the Merger Subs, except for liabilities and obligations: (i) reflected or reserved for on the financial statements or disclosed in the notes to such financial statements included in the Parent SEC Reports; or (ii) that have arisen since the date of the most recent balance sheet included in the Parent SEC Reports in the ordinary course of business of the Parent.

Section 5.09         Compliance with Laws. Since their inception, each of Holdco, the Parent and the Merger Subs has complied with, and is not currently in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and would not reasonably be expected to be material to Holdco, the Parent or the Merger Subs. No written notice of violation or of non-compliance with any applicable Law has been received by Holdco, the Parent or the Merger Subs since their inception. To the Parent’s Knowledge, no assertion or action of any violation or of non-compliance with any applicable Law is currently threatened against Holdco, the Parent or the Merger Subs.

Section 5.10         Legal Proceedings; Orders; Permits. There is no Legal Proceeding pending or, to the Parent’s Knowledge, threatened to which Holdco, the Parent or any of the Merger Subs is subject that would reasonably be expected to have a Parent Material Adverse Effect or that would have a material adverse effect on the ability of Holdco, the Parent or the Merger Subs to enter into and perform its obligations under this Agreement and consummate the Transactions. There is no material Legal Proceeding that Holdco, the Parent or any of the Merger Subs has pending against any other Person. Each of Holdco, the Parent and Merger Subs is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Each of Holdco, the Parent and Merger Subs holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.11         Taxes and Returns.

(a)           The Parent: (i) has timely filed, or caused to be timely filed, all Income Tax and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file); and all such Tax Returns are accurate and complete in all material respects; and (ii) has timely paid, collected, withheld or remitted, or caused to be timely paid, collected, withheld or remitted, all Income Taxes and other material Taxes required to be paid, collected, withheld or remitted, whether or not such Taxes are shown as due and payable on any Tax Return.

(b)           There is no Legal Proceeding currently pending or, to the Parent’s Knowledge, threatened against the Parent by a Governmental Authority in a jurisdiction where the Parent does not file Tax Returns that it is or may be subject to Tax or required to file a Tax Return in that jurisdiction.

(c)           There are no audits, examinations, investigations or other proceedings pending against the Parent in respect of any Tax, and the Parent has not been notified in writing of any proposed Tax claims or assessments against the Parent.

(d)           There are no Liens with respect to any Taxes upon any of the Parent’s assets, other than Permitted Liens.

(e)           The Parent has not requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request for such waiver or extension) is outstanding or pending.

(f)            The Parent will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of any taxable period) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received on or prior to the Closing Date; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (v) any “closing agreement” pursuant to Section 7121 of the Code or any similar agreement or arrangement with a Governmental Authority relating to Taxes.

(g)           The Parent has not participated in or been a party to, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law).

(h)           The Parent has not been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes. The Parent does not have any Liability or potential Liability for the Taxes of another Person: (i) under any applicable Tax Law; (ii) as a transferee or successor; or (iii) by Contract, indemnity or otherwise (excluding customary commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes). The Parent is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreements, closing agreements or other agreements relating to Taxes with any Governmental Authority) that will be binding on the Parent with respect to any period (or portion of any period) following the Closing Date.

(i)            The Parent has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(j)            Since its formation, the Parent is, and has at all times been classified as a foreign corporation within the meaning of Section 7701(a)(5) of the Code.

(k)           No “section 197 intangible” (within the meaning of Section 197 of the Code) of the Parent existing as of the end of the day on the Closing Date will be excluded from the term “amortizable section 197 intangible” pursuant to Section 197(f)(9) of the Code and Treasury Regulations Section 1.197-2(h).

(l)            The Parent was a “passive foreign investment company” (within the meaning of Section 1297 of the Code) (“PFIC”) for its taxable years ending December 31, 2021 and December 31, 2022. As of the Signing Date, the Parent does not have any knowledge of any fact or circumstance that could reasonably be expected to cause Parent to not be a “passive foreign investment company” for its taxable year ending December 31, 2023. As of the Closing Date, the Parent was a PFIC for its taxable years ending December 31, 2023, and Parent does not have any knowledge of any fact or circumstance that could reasonably be expected to cause Parent to not be a PFIC for its taxable year ending December 31, 2024.

(m)          Parent does not have a permanent establishment, office or a fixed place of business in any country other than its jurisdiction of formation. Parent has not engaged in a trade or business in any country other than its jurisdiction of formation that subjected it to Tax or a requirement to file a Tax Return in such country.

(n)           All amounts required by Tax Laws to have been withheld and paid to a Governmental Authority by Parent in connection with amounts paid or owing to any current or former employee, independent contractor, or consultant have been so withheld and paid or set aside in an account for such purpose in compliance with applicable Tax Laws.

(o)           The Parent has not made an election to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act or made any such deferral or election pursuant to the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020, in each case, which remains outstanding.

(p)           None of Holdco, the Parent or any of the Merger Subs has taken, permitted or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(q)           None of Holdco, the Parent or any of the Merger Subs has any plan or intention to engage in any transaction or make any election that would result in a liquidation of Parent for U.S. federal income tax purposes.

(r)            Parent intends that any cash remaining in the Trust Account after the Redemption contemplated by this Agreement shall be loaned by Parent to the Company to use in the Company’s business within the meaning of Treasury Regulations Section 1.368-1(d).

Section 5.12        Properties. None of Holdco, the Parent or any of the Merger Subs owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. None of Holdco, the Parent or any of the Merger Subs owns or leases any material real property or material Personal Property.

Section 5.13         Investment Company Act. None of Holdco, the Parent or any of the Merger Subs is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 5.14         Trust Account. As of the Signing Date, the Parent has at least $99,000,000 in the Trust Account. Trust Account funds are held in cash or invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Trust Agreement. Whether written or unwritten, express or implied, there are no separate Contracts, side letters or other arrangements or understandings that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate or that would entitle any Person (other than Parent Shareholders who shall have properly elected to redeem their Parent Class A Ordinary Shares pursuant to the Parent’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay payments with respect to the Redemption of Parent Class A Ordinary Shares properly submitted in connection with a shareholder vote to amend the Parent’s Organizational Documents to: (A) modify the substance or timing of its obligation to allow redemption in connection with its initial business combination; (B) to redeem 100% of its Parent Class A Ordinary Shares if it has not consummated an initial business combination by October 13, 2024; or (C) with respect to any other material provisions related to shareholders’ rights or pre-initial business combination activity. The Trust Agreement has not been amended or modified and is a valid and binding obligation of the Parent. The Trust Account is in full force and effect and is enforceable in accordance with its terms, subject to the Enforceability Exceptions. There are no claims or proceedings pending or, to the Parent’s Knowledge, threatened with respect to the Trust Account. The Parent has performed all material obligations required to be performed by it to date under the Trust Agreement. The Parent is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement. No Event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach under the Trust Agreement. As of the Closing, the obligations of the Parent to dissolve or liquidate pursuant to the Parent’s Organizational Documents shall terminate. As of the Closing, the Parent shall have no obligation whatsoever pursuant to the Parent’s Organizational Documents to dissolve and liquidate the assets of the Parent by reason of the consummation of the Transactions. To the Parent’s Knowledge, as of the Signing Date, following the Closing, no Parent Shareholder shall be entitled in its capacity as a Parent Shareholder to receive any amount from the Trust Account except to the extent such Parent Shareholder is exercising their option to redeem Parent Class A Ordinary Shares in connection with the Redemption. As of the Signing Date, assuming the accuracy of the representations and warranties of the Company contained in this Agreement and the compliance by the Company with its obligations under this Agreement, the Parent does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Parent on the Closing Date. Sponsor has indicated to Parent that Sponsor does not currently intend to seek redemption of its Parent Class A Ordinary Shares and, therefore, Parent expects that the amount available to the Parent on the Closing Date will be at least $7,700,000.

Section 5.15         Finders and Brokers. Except as reflected on Section 5.15 of the Parent Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which the Parent would be liable in connection with the Transactions based upon arrangements made by the Parent or any of its Affiliates.

Section 5.16         Certain Business Practices.

(a)           None of Holdco, the Parent or any of the Merger Subs, or, to the Parent’s Knowledge, any of their officers, directors, employees, any other of their Representatives acting on the behalf of either Party has, since the date of the each of Holdco’s the Parent’s and the Merger Subs’ respective formation, offered, given, paid, promised to pay, or authorized or received or accepted the payment of anything of value to or from: (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; (iii) a candidate for foreign or domestic political office, in any such case under circumstances where Holdco, the Parent or any of the Merger Subs, or either party’s Representative knew that all or a portion of such thing of value would be offered, given, or promised to an official or employee or a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for a foreign or domestic political office; or (iv) any other Person (in each case in violation of any Anti-Bribery Law). Since the date of their respective formation, None of Holdco, the Parent or any of the Merger Subs has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Bribery Law. Since the date of their respective formation, None of Holdco, the Parent or any of the Merger Subs has received any written notice, request or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Law. Each of Holdco, the Parent and the Merger Subs has instituted, maintains and enforces policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(b)           The operations of each of Holdco, the Parent and the Merger Subs are and, since the date of its formation have been conducted at all times in compliance with Sanctions Laws, export and import control Laws and money laundering Laws in all relevant jurisdictions and the rules and regulations under such Laws, in all material respects. No Legal Proceeding involving Holdco, the Parent or any of the Merger Subs with respect to any of the foregoing is pending or, to the Parent’s Knowledge, threatened.

(c)           None of Holdco, the Parent or any of the Merger Subs, or any of each such entity’s officers, directors, or employees, nor, to the Parent’s Knowledge, any other of its Representatives acting on behalf of Holdco, the Parent or the Merger Subs, is or has, since the date of the each such entity’s formation, been: (i) a Sanctioned Person; or (ii) in material violation of economic Sanctions Laws or export or import control Laws.

(d)           Since the date of its formation, each of Holdco, the Parent and the Merger Subs has maintained in place and implemented controls and systems designed to ensure compliance with all applicable Sanctions Laws and export and import control Laws in all material respects.

Section 5.17         Insurance. Section 5.17 of the Parent Disclosure Letter lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Parent or relating to the Parent or its business, properties, assets, directors, officers and employees. Copies of such insurance policies have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Parent is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect. To the Parent’s Knowledge there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Parent. The Parent has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Parent Material Adverse Effect.

Section 5.18         Information Supplied. The Parent shall supply information expressly for inclusion or incorporation by reference in: (a) any current report on Form 8-K, and any exhibits to such Form 8-K or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions or any Ancillary Documents or in the Proxy Statement/Registration Statement; or (b) any of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing and any other press releases or prospectuses filed under Rule 425 of the Securities Act in connection with the Transactions or any Ancillary Documents. No such information shall contain any untrue statement of a material fact or omit to state any material fact required to be stated in such documents or necessary in order to make the statements in such documents, in light of the circumstances under which they are made, not misleading at: (i) the time such information is filed with or furnished to the SEC (but if such information is revised by any subsequently filed amendment or supplement, this clause (i) shall solely refer to the time of such subsequent revision); (ii) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (iii) the time the Proxy Statement/Registration Statement or any amendment or supplement to such Proxy Statement/Registration Statement is first mailed to the Parent Shareholders; or (iv) the time of the Parent Shareholders’ Meeting. Notwithstanding the foregoing, the Parent makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Target Companies or their respective Affiliates.

Section 5.19         Independent Investigation. The Parent has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies. The Parent acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. In making its decision to enter into this Agreement and to consummate the Transactions, the Parent has relied solely upon: (a) its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Letter) and in any certificate delivered to the Parent pursuant to this Agreement; and (b) the information provided by or on behalf of the Company for the Registration Statement. Neither the Company nor its Representatives have made any representation or warranty as to the Target Companies or this Agreement, except as: (i) expressly set forth in this Agreement (including the related portions of the Company Disclosure Letter) or in any certificate delivered to the Parent pursuant to this Agreement; or (ii) with respect to the information provided by or on behalf of the Company for the Registration Statement.

Section 5.20        Employees; Benefit Plans. None of Holdco, the Parent or any of the Merger Subs has or has had any employees and neither the Parent nor any of the Merger Subs has any unsatisfied material liability with respect to any employee. None of Holdco, the Parent or any of the Merger Subs maintains, or has in the past maintained, any Benefit Plan or has any direct liability under any Benefit Plan.

Section 5.21        Transactions with Related Persons. Section 5.21 of the Parent Disclosure Letter contains a list of each transaction or Contract to which the Parent is a party with any: (a) present or former officer or director of any of the Parent; (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or Equity Securities of any of the Parent; or (c) any Affiliate, “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing. To the Parent’s Knowledge, no Parent Related Person or any Affiliate of a Parent Related Person has, directly or indirectly, an economic interest in any Contract, property or right (tangible or intangible) with the Parent (other than such Contracts that relate to any such Person’s ownership of the Equity Securities of the Parent).

Section 5.22         No Underwriting Fees. There are no underwriting fees or discounts payable by Holdco, the Parent or the Merger Subs in connection with the Transaction, except as may have been irrevocably waived.

Section 5.23        No Additional Representations or Warranties. Except as provided in this Article V, none of Holdco, the Parent or any of the Merger Subs, nor any of their Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to any other party or its Affiliates. No such party shall be liable in respect of the accuracy or completeness of any information provided to the Target Companies or their Affiliates. The Target Companies acknowledge that the Target Companies or their advisors, have made their own investigation of the Parent and the Merger Subs and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Holdco, the Parent and the Merger Subs, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Parent as conducted after the Closing, as contained in any materials provided by the Parent or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

ARTICLE VI

COVENANTS

Section 6.01         Access and Information; Cooperation.

(a)           During the period from the Signing Date and continuing until the earlier of the termination of this Agreement in accordance with Section 8.01 or the Closing (the “Interim Period”), subject to Section 6.16, the Company shall give, and shall cause the Target Companies and its and their respective Representatives to give, the Parent and its Representatives reasonable access to all offices and other facilities and to all officers, managers, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns), of or pertaining to the Target Companies as the Parent or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and advisors. The Company shall cause each of the Company’s Representatives to reasonably cooperate with the Parent and its Representatives in their investigation. Such reasonable access shall be provided at reasonable times during normal business hours and upon reasonable intervals and notice. The Parent and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies. Notwithstanding the foregoing, the Company shall not be required to provide, or cause to be provided, to the Parent or any of its Representatives any information if and to the extent doing so would: (i) violate any Law to which the Company is subject; (ii) result in the disclosure of any Trade Secrets of third parties in breach of any Contract with such third party; (iii) violate any legally binding obligation of the Company with respect to confidentiality, non-disclosure or privacy; or (iv) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine. In the case of each of clauses (i) through (iv) in the preceding sentence, the Company shall: (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law; and (y) to the extent reasonably possible, provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law. The Company shall not be required to provide, or cause to be provided, to the Parent or any of its Representatives any information if the Company, on the one hand, and the Parent or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent to such litigation. The Company shall not be obligated under this Section 6.01(a) to permit the Parent or any of its Representatives to conduct any invasive, intrusive or subsurface sampling or testing of any media at the properties of any of the Target Companies.

(b)           During the Interim Period, subject to Section 6.16, the Parent shall give, and shall cause its Representatives to give, the Company and its Representatives reasonable access to all offices and other facilities and to all officers, directors, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns), of or pertaining to the Parent or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Parent, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and advisors. The Parent shall cause each of the Parent’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation. Such reasonable access shall be provided at reasonable times during normal business hours and upon reasonable intervals and notice. The Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Parent or any of its Subsidiaries. Notwithstanding the foregoing, the Parent shall not be required to provide, or cause to be provided, to the Company or any of its Representatives any information if and to the extent doing so would: (i) violate any Law to which the Parent is subject; (ii) violate any legally binding obligation of the Parent with respect to confidentiality, non-disclosure or privacy; or (iii) jeopardize protections afforded to the Parent under the attorney-client privilege or the attorney work product doctrine. In the case of each of clauses (i) through (iii) in the preceding sentence, the Parent shall: (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law; and (y) to the extent reasonably possible, provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law. The Parent shall not be required to provide, or cause to be provided, to Company or any of its Representatives any information if the Parent, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent to such litigation.

(c)           During the Interim Period, each of the Company and the Parent shall, and shall cause their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement to which the Parties mutually agree to seek in connection with the Transactions (including the Permitted Financing, the Additional Financing and the CEF), including: (i) by providing such information and assistance as the other Party may reasonably request; (ii) granting such access to the other Party and its Representatives as may be reasonably necessary for their due diligence; and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing efforts. Such cooperation shall include direct contact between senior management and other Representatives of the Company at reasonable times and locations. All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, the Parent or their respective Representatives.

(d)           During the Interim Period, each of the Company and the Parent shall, and shall cause their respective Representatives to, cooperate and use reasonable best efforts to cause the release (or partially release) of certain holders of Holdco Common Stock from any applicable “lock-up” on such holders’ shares of Holdco Common Stock, solely to the extent necessary to meet the initial listing standards of the Listing Exchange and to satisfy the obligation of each Party to consummate the Transaction set forth in Section 7.01(e); provided, that any such release shall be granted (i) only with respect to the minimum number of shares of Holdco Common Stock necessary to satisfy such initial listing standards and (ii) in a pro rata manner across holders of Holdco Common Stock including those whose release from such “lock-up” obligations would not count towards satisfaction of such initial listing standards.

Section 6.02         Conduct of Business of the Company.

(a)           During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, for a Permitted Financing or the Additional Financing, as required by applicable Law, as set forth on Section 6.02(a) of the Company Disclosure Letter or as consented to in writing by the Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause the other Target Companies to, use reasonable best efforts to: (i) conduct its and their respective businesses, in all material respects, in the ordinary course of business; (ii) comply in all material respects with all Laws applicable to the Target Companies and their respective businesses, assets and employees; (iii) preserve intact, in all material respects, their respective business organizations and ongoing business of the Target Companies; and (iv) maintain the existing relations and goodwill of the Target Companies with the Target Companies’ customers, suppliers, distributors and creditors.

(b)           Without limiting Section 6.02(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Merger), as required by applicable Law or as set forth on Section 6.02(b) of the Company Disclosure Letter, during the Interim Period, without the prior written consent of the Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to:

(i)             amend, waive or otherwise change, in any material respect, its Organizational Documents, except as required by applicable Law;

(ii)            authorize for issuance, issue, grant, sell, charge, pledge, mortgage or dispose of or propose to issue, grant, sell, charge, pledge, mortgage or dispose of any of its Equity Securities and any other equity-based awards except pursuant to and in compliance with existing Company Benefits Plans or any Contract (including any warrant, option or profits interest award) outstanding as of the Signing Date that has been disclosed in writing to the Parent. Notwithstanding the foregoing, the Target Companies may issue Equity Securities or debt securities pursuant to (A) a Permitted Financing or (B) an Additional Financing;

(iii)           engage in any hedging transaction with a third person with respect to any Equity Securities of the Target Companies other than in connection with a Permitted Financing;

(iv)           (A) subdivide, split, consolidate, combine, recapitalize or reclassify any of its shares or other Equity Securities or issue any other securities in respect of such shares or Equity Securities or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination of cash, equity or property) in respect of its Equity Securities, or (B) directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its Equity Securities, except in each case (x) with respect to the Merger or (y) for distributions to holders of equity interests in any Target Company that is a pass-through for U.S. federal, and applicable state and local, income Tax purposes as necessary to enable such holders to timely pay their income Taxes, including estimated income Taxes, attributable to their ownership of such Target Company. Notwithstanding the foregoing, the amount of any distributions described in this clause (y) shall: (I) be determined in a manner that reduces any such taxable income allocated to such holder by any prior taxable losses allocated to such holder and not previously offset against net taxable income allocated to such holder to the extent such losses would be usable to offset the applicable taxable income of such taxable period; and (II) not exceed $300,000 in the aggregate;

(v)            other than (i) Indebtedness in an aggregate amount not to exceed $250,000 incurred pursuant to existing credit facilities or in connection with the refinancing of existing credit facilities (inclusive of Indebtedness incurred as of the Signing Date pursuant to such facilities), (ii) Indebtedness incurred in a Permitted Financing, (y) Indebtedness incurred in the Additional Financing or (iii) amounts in the aggregate not in excess of $1,000,000 pursuant to the terms of a Company Material Contract or Company Benefit Plan, voluntarily incur Liabilities or obligations (whether absolute, accrued, contingent or otherwise);

(vi)           except as otherwise required by Law or the terms of any Company Benefit Plan as in effect on the Signing Date and set forth in Section 4.18(a) of the Company Disclosure Letter, (A) grant any severance, retention, change in control or termination or similar pay; (B) terminate, adopt, enter into, or modify or amend or grant any new awards under any Company Benefit Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Company Benefit Plan if in effect as of the Signing Date; (C) issue or grant any options, profits interests, phantom units or any other equity or equity-linked awards; (D) grant or announce any increase in the compensation or benefits of any current or former employee, officer, director or other individual service provider, except for base cash compensation increases (and corresponding increases to incentive compensation opportunities) in the ordinary course of business for employees whose annual base cash compensation is less than $250,000; (E) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries; (F) hire or engage any employee or other individual service provider, other than in the ordinary course of business with respect to any such service provider who will receive annual base compensation of less than $250,000; (G) terminate the employment or engagement, other than for cause, death or disability, of any employee or other individual service provider, other than in the ordinary course of business with respect to any such service provider with an annual base compensation less than $250,000; (H) waive or release any restrictive covenants applying to any current or former employee or other industrial service provider; (I) plan, announce, implement or effect a reduction in force, lay off, furloughs, early retirement program, severance program or other program or effort concerning the termination of a group of employees of the Target Companies (other than individual employee terminations for cause permitted under prong (G) of this Section 6.02(b)(v)); or (J) take other such actions that would reasonably be expected to implicate the WARN Act;

(vii)          enter into, amend, modify, negotiate, terminate or extend any Labor Agreement, or recognize or certify any labor union, works council, labor organization or group of employees of the Target Company as the bargaining representative for any employees of the Target Company;

(viii)         (A) make, change or rescind any material election relating to Taxes; (B) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating to material Taxes; (C) file any amended Income Tax or other material Tax Return; (D) surrender or allow to expire any right to claim a refund of material Taxes; (E) change or request to change any method of accounting for Tax purposes; (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued or in respect of any material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to the Target Companies; or (G) enter into any “closing agreement” as described in Section 7121 of the Code or any similar agreement or arrangement with any Governmental Authority, in each case except as required by applicable Law;

(ix)            (A) transfer, sell, assign, license, sublicense, covenant not to assert, subject to a Lien (other than a Permitted Lien), abandon, allow to lapse, transfer or otherwise dispose of, any right, title or interest of the Target Company in or to any Owned Intellectual Property material to any of the businesses of the Target Companies (other than (x) non-exclusive licenses of Owned Intellectual Property granted in the ordinary course of business or (y) abandoning, allowing to lapse or otherwise disposing of Owned Intellectual Property registrations or applications that the Target Company, in the exercise of its good faith business judgment, has determined to abandon, allow to lapse or otherwise dispose of); (B) otherwise materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP (excluding non-exclusive licenses of Company IP to Target Company customers in the ordinary course of business); (C) disclose, divulge, furnish to or make accessible any material Trade Secrets constituting Owned Intellectual Property to any Person who has not entered into a confidentiality agreement sufficiently protecting the confidentiality of such material Trade Secrets constituting Owned Intellectual Property; or (D) include, incorporate or embed in, link to, combine, make available or distribute with, or use in the development, operation, delivery or provision of any Company Software any Open Source Software in a manner that requires any Target Company to take a Copyright Action;

(x)             (A) terminate, waive any material provisions of, materially amend or assign any Company Material Contract; or (B) enter into any Contract that would be a Company Material Contract;

(xi)            establish any Subsidiary or enter into any new line of business;

(xii)           (A) fail to use reasonable best efforts to maintain in full force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, properties, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect; or (B) terminate without replacement or amend in a manner materially detrimental to any Target Company, any material insurance policy insuring the Target Companies;

(xiii)          make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or changes that are made in accordance with PCAOB standards;

(xiv)         waive, release, assign, settle or compromise any claim, action or proceeding (including any relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $1,000,000 (individually or in the aggregate);

(xv)          acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination (A) any corporation, partnership, limited liability company, other business organization or any division of any corporation, partnership, limited liability company or other business organization; or (B) any material amount of assets outside the ordinary course of business, except in each case pursuant to any Contract in existence as of the Signing Date which has been disclosed in writing to the Parent;

(xvi)         other than (A) capital expenditures in the ordinary course of business or (B) capital expenditures as reflected in the Company’s capital staging scenario previously provided to the Parent, make individual capital expenditures in excess of $500,000;

(xvii)         (A) fail to pay within a reasonable amount of time following the time due and payable, material amounts of accounts payable (other than any account payable that is, at such time, subject to a bona fide dispute); or (B) other than in the ordinary course of business, fail to use reasonable best efforts to collect within a reasonable amount of time following the time due, discount or otherwise reduce any account receivable, in each case, in a manner that would reasonably be expected to materially reduce the Company’s working capital;

(xviii)        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

(xix)          sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations) or otherwise dispose of any material portion of its tangible properties, assets or rights;

(xx)           enter into any agreement, understanding or arrangement with respect to the voting of Equity Securities of the Company;

(xxi)          take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii)         enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business);

(xxiii)        (A) limit the right of any Target Company to: (w) engage in any line of business; (x) operate in any geographic area; (y) develop, market or sell products or services; or (z) compete with any Person; or (B) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of the Target Companies;

(xxiv)        take any action, or intentionally fail to take any action, that would reasonably be expected to significantly delay or impair the satisfaction of the conditions set forth in Article VII or that would impede the Transactions;

(xxv)         pay, remit, dividend, contribute, or otherwise disburse, or agree to do any of the foregoing with respect to, the proceeds of any Additional Financing; or

(xxvi)        authorize or agree to do any of the foregoing actions.

Section 6.03         Conduct of Business of the Parent.

(a)           During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures), as set forth on Section 6.03(a) of the Parent Disclosure Letter or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Parent shall use reasonable best efforts to: (i) conduct its business, in all material respects, in the ordinary course of business; (ii) comply in all material respects with all Laws applicable to the Parent and its businesses, assets and employees; and (iii) preserve intact, in all material respects, its business organizations.

(b)           Without limiting Section 6.03(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures), in connection with the incurrence of transaction related costs in the ordinary course, or as set forth on Section 6.03(b) of the Parent Disclosure Letter, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), neither the Parent nor the Merger Subs shall:

(i)             amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law or in connection with an Extension;

(ii)            other than in connection with a conversion of the Working Capital Loans, (A) authorize for issuance, issue, grant, sell, charge, pledge, mortgage or dispose of or propose to issue, grant, sell, charge, pledge, mortgage or dispose of any of its Equity Securities or other security interests of any class and any other equity-based awards; or (B) engage in any hedging transaction with a third Person with respect to such securities;

(iii)           (A) subdivide, split, consolidate, combine, recapitalize or reclassify any of its shares or other Equity Securities or issue any other securities in respect of such shares or other Equity Securities; (B) pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination of cash, equity or property) in respect of its shares or other Equity Securities; or (C) directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its Equity Securities;

(iv)           (A) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise and including Working Capital Loans) in excess of $2,000,000 in the aggregate; (B) make a loan or advance to or investment in any third party; or (C) guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v)            (A) make, change or rescind any material election relating to Taxes; (B) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating to material Taxes; (C) file any amended Income Tax or other material Tax Return; (D) surrender or allow to expire any right to claim a refund of material Taxes; (E) change or request to change any method of accounting for Tax purposes; (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued or in respect of any material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to the Parent; or (G) enter into any “closing agreement” as described in Section 7121 of the Code or any similar agreement or arrangement with any Governmental Authority, in each case except as required by applicable Law;

(vi)           amend, waive or otherwise change the Trust Agreement in any manner adverse to the Parent;

(vii)          terminate, waive or assign any material right under any material Contract of the Parent;

(viii)         fail to maintain its books, accounts and records in all material respects in the ordinary course of business;

(ix)            establish any Subsidiary or enter into any new line of business;

(x)             fail to maintain in full force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations, properties and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi)            make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or PCAOB standards;

(xii)          waive, release, assign, settle or compromise any claim, action, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Parent or its Subsidiary) not in excess of $50,000 (individually or in the aggregate);

(xiii)          acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division of any corporation, partnership, limited liability company or other business organization, or any material amount of assets outside the ordinary course of business;

(xiv)         make capital expenditures;

(xv)          adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvi)         voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 in the aggregate (excluding the incurrence of any expenses) other than (A) pursuant to the terms of a Contract in existence as of the Signing Date; (B) Working Capital Loans (subject to Section 6.03(b)(iv) above); or (C) in accordance with the terms of this Section 6.03 during the Interim Period incurred in connection with its performance of its obligations under, or as otherwise as contemplated by, this Agreement;

(xvii)        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

(xviii)       take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xix)          grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of the Parent; or

(xx)           authorize or agree to do any of the foregoing actions.

Section 6.04         Additional Financial Information.

(a)           During the Interim Period, the Company shall use reasonable best efforts to deliver to the Parent within 45 calendar days following the end of each of the fiscal quarters ending March 31, June 30 and September 30 and within 90 calendar days following the end of the fiscal year ending December 31 (collectively, the “Staleness Deadlines”) the financial statements required to be included in the Proxy Statement/Registration Statement and any other filings to be made by the Company or the Parent with the SEC in connection with the Transactions. As promptly as practicable after the execution of this Agreement, but not later than January 1, 2024, the Company shall deliver to Parent, the Company Financials, as audited in accordance with the standards of the PCAOB, necessary and appropriate to be included in the Proxy Statement/Registration Statement, including for the avoidance of doubt, the periods ending December 31, 2021 and December 31, 2022. The Company shall use all reasonable efforts to have such Company Financials delivered by October 31, 2023. If the Company determines that it will be unable to deliver the financial statements required by this Section 6.04(a) by the applicable Staleness Deadline, the Company shall promptly notify the Parent of such determination. Upon delivery of such updated financial statements by the Company, the representation and warranties set forth in this Section 4.06(a) shall be deemed to apply to such financial statements with the same force and effect as if made as of the Signing Date. The Company will use reasonable best efforts to cause such financial statements, together with any audited or unaudited consolidated balance sheet and the related statements of operations, changes in members’ equity (deficit) and cash flows of the Target Companies as of and for any year-to-date period ended as of the end of a fiscal quarter (or solely in the case of any audited financial statements, the fiscal year) that are required to be included in the Proxy Statement/Registration Statement, including any applicable comparative period in the preceding fiscal year, and any other filings to be made by the Company or the Parent with the SEC in connection with the Transactions, to, in each case: (A) be prepared in all material respects in accordance with GAAP consistently applied throughout the periods covered (except for the absence of footnote disclosures and for year-end adjustments that will not be material); (B) fairly present in all material respects the consolidated financial position, results of operations, changes in members’ equity (deficit) and cash flows of the Target Companies as of the dates and for the periods referred to in such financial statements in conformity with GAAP (except for the absence of footnote disclosures and for year-end adjustments that will not be material); (C) be derived from and accurately reflect in all material respects, the books and records of each of the Target Companies; and (D) solely in the case of any such audited financial statements, be audited in accordance with the standards of the PCAOB.

(b)          During the Interim Period, the Company shall use its reasonable best efforts: (i) to assist, upon advance written notice, during normal business hours and in a manner so as to not unreasonably interfere with the normal operation of any of the Target Companies, the Parent in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy Statement/Registration Statement, the Current Report on Form 8-K pursuant to the Exchange Act and any other filings to be made by the Company or the Parent with the SEC in connection with the Transactions, including, (x) all selected financial data of the Company provided for inclusion in the Proxy Statement/Registration Statement and the Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions; and (y) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC as necessary for inclusion in the Proxy Statement/Registration Statement and the Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions (including customary pro forma financial information); and (ii) to obtain the consents of its auditors as may be required by applicable Law or required or requested by the SEC.

(c)           The Company’s use of reasonable best efforts pursuant to this Section 6.04 shall include the incurrence of reasonable fees, costs and expenses that may be required in order to timely comply with the Company’s obligations to deliver the financial statements and related information pursuant to this Section 6.04(c).

Section 6.05         Parent Public Filings. During the Interim Period, the Parent will keep current all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws. During the Interim Period, the Parent shall use its reasonable best efforts prior to the Closing to maintain the listing of the Parent Class A Ordinary Shares and the Parent Public Warrants on the Listing Exchange.

Section 6.06         No Solicitation.

(a)           During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company and the Parent, directly or indirectly: (i) solicit, assist, initiate, engage or facilitate the making, submission or announcement of or encourage, any Acquisition Proposal; (ii) furnish any non public information to any Person or group (other than a Party to this Agreement or its Representatives) in connection with or in response to, or that would reasonably be expected to lead to, an Acquisition Proposal; (iii) engage, encourage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal; (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal; (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement or arrangement related to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal; (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party; (vii) otherwise encourage, facilitate or cooperate in any way with any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Alternative Transaction; (viii) enter into any agreement, arrangement or understanding that would reasonably be expected to adversely affect the ability of the Parties or their respective Affiliates to consummate the Transaction in a timely manner; (ix) solely with respect to the Company, prepare or take any steps in connection with a public offering of any securities of the Company or any of its Subsidiaries (or any Affiliate or successor of the Company or any of its Subsidiaries), other than in connection with the Transactions; or (x) agree or otherwise commit to enter into or engage in any of the foregoing.

(b)           Each Party shall notify the others as promptly as practicable (and in any event within two Business Days) in writing of the receipt by such Party or any of its Representatives of: (i) any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal; (ii) any inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal; and (iii) any request for non public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions of such Acquisition Proposal (including a copy of such Acquisition Proposal if in writing or a written summary of such Acquisition Proposal, if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the other Party promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal. During the Interim Period, each Party shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

Section 6.07        No Trading. The Company is aware, and acknowledges and agrees that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Parent, will be advised), of the restrictions imposed by U.S. federal securities Law and the rules and regulations of the SEC and the Listing Exchange promulgated under the U.S. federal securities Law or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. While the Company is in possession of such material nonpublic information, it shall not, and it will cause the other Target Companies and its and their respective directors, officers and Affiliates not to: (a) purchase or sell any securities of the Parent (unless otherwise explicitly contemplated in this Agreement); (b) communicate such information to any third party; (c) take any other action with respect to the Parent in violation of such Laws; or (d) cause or encourage any third party to do any of the foregoing.

Section 6.08         Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging: (i) that the Consent of such third party is or may be required in connection with the Transactions; or (ii) any non-compliance with any Law by such Party or its Affiliates; (b) receives any notice or other communication from any Governmental Authority in connection with the Transactions; or (c) becomes aware of the commencement or threat of any Legal Proceeding against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager of such Party or any of its Affiliates, in each case, in such person’s capacity as such, with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not: (x) any of the conditions to the Closing have been satisfied; or (y) any of the representations, warranties or covenants contained in this Agreement have been breached. If prior to the Closing a third party brings, or to any Party’s knowledge, threatens any litigation related to this Agreement, any Ancillary Documents or the Transactions, against such Party, or the board of directors (or similar governing body) of such Party or its Subsidiaries, such Party shall promptly notify the other Parties of any such litigation and keep the other Parties reasonably informed with respect to the status of any such litigation. Each Party shall provide the other Parties the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, and shall in good faith give due consideration to the other Parties’ advice with respect to such litigation. No Party shall settle or agree to settle any such litigation without the prior written consent of the other Parties, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.09         Efforts.

(a)           In furtherance and not in limitation of Section 6.12, to the extent required under any Antitrust Laws, each Party agrees to: (i) make any required filing or application under the HSR Act with respect to the Transactions as promptly as practicable, but in no event later than fifteen Business Days after the Signing Date, and make any required filing or application under other Antitrust Laws, as applicable, with respect to the Transactions as promptly as practicable after the Signing Date. In each case, such filing and application shall be made at such Party’s sole cost and expense (except that any fees or other amounts charged by any Governmental Authorities relating to such filings or applications will be split equally and paid in equal proportion between the Parent, on the one hand, and the Target Companies, on the other hand); (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws; and (iii) take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws, and to obtain any Consents under applicable Antitrust Laws, including by requesting early termination of the waiting period provided for under the Antitrust Laws. In connection with its efforts to obtain the expiration or termination of the applicable waiting periods under Antitrust Laws, and to obtain any Consents under applicable Antitrust Laws, each Party shall use its reasonable best efforts to: (A) keep the other Parties reasonably informed of any material communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority; (B) keep the other Parties reasonably informed of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (C) permit a Representative of the other Party and its outside counsel to review (and consider their views in good faith) any material communication given by it to, and consult with each other in good faith in advance of any material meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person; (D) to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity with reasonable advance notice to attend and participate in such meetings and conferences; (E) if a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised of such meetings or conferences; and (F) use reasonable best efforts to cooperate in the preparation and filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority. Any such disclosures, rights to participate or provisions of information by one Party to the other under this Section 6.09 may be made on an outside counsel-only basis to the extent required under applicable Law or as appropriate to satisfy contractual confidentiality obligations. Notwithstanding the foregoing, in any event, even when sharing information on a counsel-only basis, each Party may redact (x) any information related to valuation of the Company, and (y) information that benefits from attorney-client privilege where disclosure would cause such information to cease to benefit from attorney-client privilege.

(b)           As soon as reasonably practicable following the Signing Date, the Parties shall reasonably cooperate with each other and use their respective reasonable best efforts to prepare and file with Governmental Authorities any requests for approval, to the extent applicable or required, of the Transactions. The Parties shall use their reasonable best efforts to have such Governmental Authorities approve the Transactions. Each Party shall give prompt written notice to the other Party if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions. Each Party shall promptly furnish the other Party with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions under any applicable Law or if any Legal Proceeding is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their reasonable best efforts to resolve any such objections or Legal Proceedings so as to timely permit consummation of the Transactions. The foregoing shall include using reasonable best efforts to resolve such objections or Legal Proceedings that if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. If any Legal Proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable best efforts to (i) contest and resist any such Legal Proceeding; and (ii) have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions or the Ancillary Documents.

(c)           Prior to the Closing, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by the Parent and the Target Companies of the Transactions or required as a result of the execution or performance of, or consummation Transactions by the Parent and the Target Companies. The Parties shall provide reasonable cooperation with each other in connection with such efforts.

(d)           The Parent will lead all meetings, discussions and communications with any Governmental Authority relating to obtaining antitrust approval for the Transactions. Notwithstanding the foregoing, the Parent will consult with and consider in good faith the comments of the Company in connection with any filing, communication, defense, litigation, negotiation or strategy. The Parent shall not, without the prior approval of the Company, have the right to stay, toll or extend any applicable waiting period under any Antitrust Laws.

Section 6.10        Trust Account. Upon satisfaction or waiver of the conditions set forth in Section 6.19 and provision of notice of such satisfaction or waiver to the Trustee (which notice the Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, the Parent: (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered; and (ii) shall use its reasonable best efforts to cause the Trustee to: (1) pay as and when due all amounts payable to the Parent Shareholders pursuant to the Redemption; and (2) pay all remaining amounts then available in the Trust Account to the Parent for immediate use, subject to this Agreement and the Trust Agreement; and (b) thereafter, the Trust Agreement shall terminate in accordance with its terms, except as otherwise provided under the Trust Agreement.

Section 6.11         Tax Matters.

(a)           All transfer, documentary, sales, use, stamp, registration, excise, recording, registration, value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (“Transfer Taxes”) shall be borne and paid by the relevant Target Companies. The Target Companies shall, at their own expense, timely file all necessary Tax Returns or other documentation with respect to such Transfer Taxes. If required by applicable Law, the other Parties shall join in the execution of any such Tax Returns or other documentation.

(b)           The Parties agree that for U.S. federal (and applicable state and local) income tax purposes, the Mergers are intended to be treated consistent with the Intended Tax Treatment. Each of the Parties shall cause the Mergers to qualify for the Intended Tax Treatment. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause either of the Mergers to fail to qualify for the Intended Tax Treatment. The Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or before any taxing authorities unless otherwise required pursuant to a “determination” as such term is defined in Section 1313 of the Code. Each Party agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the qualification of any relevant portion of the Transactions for its Intended Tax Treatment by any Governmental Authority.

(c)           This Agreement is and is hereby adopted as a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder with respect to the Domestication and the LCW Merger.

(d)           The Parties shall execute and deliver (i) officer’s certificates, in customary form, in a timely manner upon request by the other Party and (ii) any other representations reasonably requested by counsel to Parent or counsel to the Company, as applicable, for purposes of rendering opinions regarding the Intended Tax Treatment and other tax matters in connection with the transactions contemplated by this Agreement, at such time or times as may be requested by counsel to Parent or counsel to the Company, including in connection with the Closing and any filing with the SEC. For the avoidance of doubt, any tax opinions to be delivered by counsel to Parent shall not be a condition to Closing under this Agreement.

(e)           None of the Company, Parent, Holdco or any of their Affiliates will take any action, engage in any transaction that would result in the liquidation of Parent for U.S. federal income tax purposes in the tax year including the Closing Date and the two subsequent calendar years.

(f)            For two years following the Closing, all cash and cash equivalents in the Trust Account after the Redemption shall (i) be held by the Parent and (ii) loaned to the Company or members of the Company’s “qualified group” (within the meaning of the Treasury Regulations Sections 1.368-1(d)(4)(ii)) to be used in its business operations.

(g)           With respect to any audit, examination, claim or other Legal Proceeding with respect to Tax matters (“Tax Proceeding”) of any Target Company treated as a partnership for U.S. federal income tax purposes for any taxable period (or portion of any taxable period) ending on or prior to the Closing Date and such Tax Proceeding is governed under subchapter C of Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015 (or any similar provision of state, local or non-U.S. Law), the Company: (i) shall, and shall cause its eligible Subsidiaries to, timely make an election under Section 6226 of the Code (or any similar provision of state, local or non-U.S. Law) in accordance with applicable Law (and the Company Members expressly consent to, and shall reasonably cooperate in the making of, all such elections); or (ii) shall make other arrangements reasonably satisfactory to the Parent for each Company Member to bear the economic burden of any “imputed underpayment” and any associated interest, adjustments to tax and penalties (or similar liability imposed under other provision of state, local of non-U.S. Law) attributable to such Company Member. The Parent shall have the right to participate in any such Tax Proceeding. The Company Members shall not settle or fail to contest, and shall not cause to be settled or failed to be contested, any such Tax Proceeding in a manner that is reasonably expected to materially adversely affect the Parent without the prior written consent of the Parent (such consent not to be unreasonably withheld, conditioned or delayed).

(h)           The Parent and the Target Companies shall terminate or cause to be terminated all of the Tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings to which the Target Companies or the Parent are a party to or bound by, or under which the Target Companies or the Parent have any obligation (other than customary commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) in effect, written or unwritten, on the Closing Date for any Tax liability of another Person, regardless of the period in which such Tax liability arises. There shall be no continuing obligation for the Target Companies or the Parent to make any payments under any such agreements, arrangements or undertakings.

(i)            Each Party shall reasonably cooperate (and shall cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by the other Parties, in connection with the preparation and filing of Tax Returns of the Target Companies and any Tax Proceeding of the Target Companies. Such cooperation shall include the provisions of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding. Such cooperation shall also include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Following the Closing, the Parent, the Company Members and the Company shall (and the Company shall cause other Target Companies to) retain all books and records with respect to Tax matters pertinent to the Target Companies for any taxable period beginning on or prior to the Closing Date until the seven-year anniversary of the Closing Date. The Company Members shall (and shall cause their respective Affiliates (other than the Parent or the Target Companies after the Closing) to) provide any information reasonably requested to allow the Parent or any Target Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Law or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.

(j)            Following the Closing Date, Holdco in its sole discretion, (i) may make a deemed dividend purging election under Treasury Regulations Section 1.1298-3(c) with respect to the Parent for the taxable year of the Parent that includes the Mergers, and (ii) upon reasonable prior written request, shall use commercially reasonable efforts to provide the Persons who were Parent Shareholders prior to the Closing Date information reasonably necessary for such Person (or its direct or indirect owners) to compute any income or gain arising as a result of the Parent’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code if required pursuant to Treasury Regulations Section 1.295-1(g)(l) or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable year ending on or after December 31, 2023, including by timely: (x) publicly posting a PFIC Annual Information Statement (as defined in Treasury Regulations Sections 1.1295-1(g)(1)) to enable such Person to make or maintain a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period and (y) providing information to enable the applicable Person to report its allocable share of “subpart F” income under Section 951 of the Code for such taxable period.

Section 6.12         Further Assurances. Except as set forth in Section 6.09, the Parties shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable. The foregoing shall include preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings, unless otherwise set forth in Section 6.09.

Section 6.13         The Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a)           Registration Statement and Prospectus.

(i)              As promptly as practicable after the execution of this Agreement and receipt by the Parent of the audited and unaudited financial statements of the Target Companies that are required by applicable Law to be included in the Proxy Statement/Registration Statement, Holdco, the Parent and the Company shall jointly prepare, and Holdco and the Parent shall file with the SEC, mutually acceptable materials that shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Parent Shareholders relating to the Parent Shareholders’ Meeting (such proxy statement, together with any amendments or supplements, the “Proxy Statement”). In connection with the registration under the Securities Act of the shares of Holdco Common Stock and Holdco Warrants (collectively, the “Registration Statement Securities”), Holdco, the Parent and the Company shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”). The Target Companies and their respective Representatives shall reasonably cooperate with Holdco, the Parent and the Company in the preparation of the Proxy Statement/Registration Statement. Holdco, the Parent and the Company shall use their respective reasonable best efforts to cause the Proxy Statement/Registration Statement to: (i) comply with the rules and regulations promulgated by the SEC; (ii) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing; and (iii) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Notwithstanding anything to the contrary in this Agreement, (x) neither the Company’s counsel nor its other tax advisors shall be required to provide an opinion with respect to any Tax matters relating to or affecting the Parent or its shareholders and (y) neither Parent’s counsel nor its other tax advisors shall be required to provide an opinion with respect to any Tax matters relating to or affecting the Company or its unitholders. Neither the Company’s counsel nor its other tax advisors nor the Parent’s counsel nor its other tax advisors shall be required to provide a tax opinion as a condition to Closing. If there is any tax opinion required by the SEC (or its staff) to be provided in connection with the Proxy Statement/Registration Statement, Holdco, the Parent and the Company shall use their respective reasonable best efforts to cause such opinion to be provided by tax counsel mutually agreed to by Parent and the Company. Such reasonable best efforts shall include cooperating, and causing their respective Affiliates to cooperate, in order to facilitate the issuance of any such tax opinion and, to the extent requested by such counsel, execute and deliver customary tax representation letters to such tax counsel in form and substance reasonably satisfactory to such counsel for purposes of delivering such opinion. Holdco, the Parent and the Company also agree to use their respective reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Transactions. The Company shall furnish all information concerning the Target Companies and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Holdco, the Parent and the Company agrees to furnish to the other party: (x) all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders and other equityholders; and (y) information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Holdco, the Parent or the Target Companies to any regulatory authority (including the Listing Exchange) in connection with the Transactions (the “Offer Documents”).

(ii)            To the extent not prohibited by Law, Holdco and the Parent will advise Holdco, the Parent and the Company, reasonably promptly after the Parent or Holdco, as applicable, receives notice, of: (A) the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed; (B) the issuance of any stop order or the suspension of the qualification of the Holdco Common Stock or Holdco Warrant for offering or sale in any jurisdiction; (C) the initiation or written threat of any proceeding for any such purpose; or (D) any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, Holdco, the Parent and the Company and their respective counsels shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC. Holdco and the Parent shall give reasonable and good faith consideration to any comments made by Holdco, the Parent and the Company and their respective counsels. To the extent not prohibited by Law, Holdco, the Parent and the Company shall provide the Company and its counsel with (x) any comments or other communications, whether written or oral, that Holdco, the Parent or their respective counsels may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (y) a reasonable opportunity to participate in the response of Holdco or the Parent, as applicable, to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given).

(iii)           Each of Holdco, the Parent and the Company shall use reasonable best efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in: (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary to make the statements in the Registration Statement, not misleading; or (B) the Proxy Statement will, at the date it is first mailed to the Parent Shareholders and at the time of the Parent Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading.

(iv)           If, at any time prior to the Closing, any information relating to the Company, Holdco, the Parent or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or the Parent, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements in such documents, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties. In such event, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Parent Shareholders.

(b)          Parent Shareholder Approval.

(i)             As promptly as practicable after the Registration Statement is declared effective under the Securities Act, the Parent shall: (1) cause the Proxy Statement to be disseminated to Parent Shareholders in compliance with applicable Law; (2) duly (x) give notice of and (y) convene and hold an extraordinary general meeting of Parent Shareholders (the “Parent Shareholders’ Meeting”) in accordance with the Parent’s Organizational Documents and applicable Law, as promptly as practicable following the date the Registration Statement is declared effective; and (3) solicit proxies from the holders of Parent Ordinary Shares to vote in favor of each of the Transaction Proposals. Concurrently, the Parent shall provide the Parent Shareholders with the opportunity to elect to effect a Redemption. Unless the Parent Board has made a Modification in Recommendation, the Parent, through the Parent Board, shall recommend to the Parent Shareholders: (A) the adoption and approval of this Agreement and the LCW Merger in accordance with applicable Law and exchange rules and regulations; (B) approval of the adoption by the Parent of the Equity Incentive Plan; (C) adoption and approval of any other proposals as the SEC (or staff members of the SEC and the Listing Exchange) may indicate are necessary in its comments to the Registration Statement or correspondence; (D) adoption and approval of any other proposals as reasonably and mutually agreed by the Parent and the Company to be necessary or appropriate in connection with the Transactions; and (E) adjournment of the Parent Shareholders’ Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, any of the foregoing (such proposals in clauses (A) through (D), together, the “Transaction Proposals”). Unless the Parent Board has made a Modification in Recommendation prior to its dissemination, the Parent shall include such recommendation in the Proxy Statement. Subject to the following sentence, each of the Parent Board shall not, except as required by applicable Law or otherwise in accordance with the fiduciary duties of the members of the Parent Board as a matter of Cayman Islands law, withdraw, amend, qualify or modify its recommendation to the Parent Shareholders that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the Parent Shareholders described in the Recitals to this Agreement, a “Modification in Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, at any time prior to, but not after, receipt of the Parent Shareholder Approval, the Parent Board may make a Modification in Recommendation if it shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to make a Modification in Recommendation would be a breach of its fiduciary duties under applicable Law. To the fullest extent permitted by applicable Law, the Parent’s obligations to establish a record date for, duly call, give notice of, convene and hold the Parent Shareholders’ Meeting shall not be affected by any Modification in Recommendation. Notwithstanding anything to the contrary in this Agreement, the Parent agrees that if the Parent Shareholder Approval shall not have been obtained at any such Parent Shareholders’ Meeting, then the Parent shall promptly continue to take all such necessary actions, including the actions required by this Section 6.13(b), and hold additional Parent Shareholders’ Meetings as promptly as practicable in order to obtain the Parent Shareholder Approval. The Parent may adjourn the Parent Shareholders’ Meeting only: (1) to solicit additional proxies for the purpose of obtaining the Parent Shareholder Approval; (2) in the absence of a quorum; and (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Parent has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Parent Shareholders prior to the Parent Shareholders’ Meeting. Notwithstanding the foregoing, without the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Parent Shareholders’ Meeting may not be adjourned to a date that is more than 30 days after the most recently adjourned meeting. The Parent shall provide the holders of Parent Class A Ordinary Shares the opportunity to elect redemption of such Parent Class A Ordinary Shares in connection with the Parent Shareholders’ Meeting, as required by the Parent’s Organizational Documents (the “Redemption”).

Section 6.14         Employee Matters.

(a)           Prior to the Closing Date, Holdco shall adopt, subject to the approval of the Holdco Stockholders, if applicable, an equity incentive plan, in a customary form including market terms as determined by a nationally recognized benefits consultant reasonably acceptable to the Parent, to be mutually agreed upon between the Parent and the Company, that provides for grants of awards to eligible service providers (the “Equity Incentive Plan”). The Equity Incentive Plan shall have an initial share reserve equal to a number up to 15% as determined by an independent committee of the board of directors of the Company (the “Initial Share Reserve Percentage”) of the aggregate number of shares of Holdco Common Stock outstanding immediately following the Closing, on a fully diluted, as-converted and as-exercised basis (calculated after giving effect to the Transactions) and shall contain “evergreen” provisions so that the option pool shall remain at the Initial Share Reserve Percentage of the aggregate number of issued and outstanding shares of Holdco Common Stock, on a fully diluted, as-converted and as-exercised basis.

(b)           Prior to the Closing Date, the Company shall use reasonable efforts to cause each of the then current employees who have not already entered into a similar agreement to enter into a proprietary information, invention assignment, non-solicitation, and non-competition agreement in a form reasonably satisfactory to Parent.

(c)           Notwithstanding anything in this Agreement to the contrary, all provisions contained in this Section 6.14 are included for the sole benefit of the Parent and the Company. Nothing in this Agreement, whether express or implied: (i) shall be construed to establish, amend or modify any employee benefit plan, program, agreement or arrangement; (ii) shall limit the right of the Parent or its respective Affiliates (including, following the Closing, the Company) to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date; or (iii) shall confer upon any Person who is not a Party (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary of such participant)), any right to continued or resumed employment or recall, any (x) right to compensation or benefits, or (y) third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.15         Public Announcements.

(a)           During the Interim Period no public release, filing or announcement concerning this Agreement, the Ancillary Documents or the Transactions shall be issued by either Party or any of their Affiliates without the prior written consent of the Parent and the Company (such consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use its reasonable best efforts, to the extent permitted by applicable Law, to allow the other Party reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)           The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Parent shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws. The Company shall review, comment upon and approve the Signing Filing (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. As promptly as practicable after the Closing (but in any event within four Business Days thereafter), the Parties shall mutually agree upon and issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Parent shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws. The Company shall review, comment upon and approve the Closing Filing (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions, upon written request by any other Party, each Party shall furnish the other Party with: (i) all information concerning itself, its directors, officers and equity holders and such other matters as may be reasonably necessary in connection with the Transactions; and (ii) any other report, statement, filing, notice or application made by or on behalf of a Party to any third party any Governmental Authority in connection with the Transactions.

Section 6.16         Confidential Information.

(a)           During the Interim Period and, if this Agreement is terminated in accordance with Article VIII, until the expiration of the term under the Non-Disclosure Agreement, the Company shall, and shall cause its respective Representatives to: (i) treat and hold in strict confidence any Parent Confidential Information; and (ii) not use for any purpose, nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Parent Confidential Information without the Parent’s prior written consent (except for use in connection with the consummation of the Transactions or the Ancillary Documents, performing its obligations under those documents, enforcing its rights under either of those documents, or in furtherance of its authorized duties on behalf of the Parent). If either during the Interim Period or, if this Agreement is terminated in accordance with Article VIII, until the expiration of the term under the Non-Disclosure Agreement, the Company or any of its Representatives becomes legally compelled to disclose any Confidential Information, then the Company shall provide the Parent to the extent legally permitted with prompt written notice of such requirement so that the Parent or an Affiliate of the Parent may seek, at the Parent’s cost, a protective Order or other remedy or waive compliance with this Section 6.16(a). If such protective Order or other remedy is not obtained, or the Parent waives compliance with this Section 6.16(a), then the Company shall: (i) furnish only that portion of such Parent Confidential Information that is legally required to be provided as advised in writing by outside counsel; and (ii) exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such Parent Confidential Information. Notwithstanding the foregoing, with respect to Parent Confidential Information that constitutes trade secrets under applicable Law or has been identified as such to the Company in writing prior to or promptly after its disclosure to the Company or its Representatives, such covenants shall apply for as long as such Parent Confidential Information constitutes a trade secret under applicable Law and continues to constitute Parent Confidential Information under this Agreement. All Confidential Information disclosed by the Parent shall be and shall remain the property of the Parent. If (x) the Parent, in its sole discretion, requires in writing at any time or (y) this Agreement is terminated and the Transactions are not consummated, then the Company shall, and shall cause its Representatives to, promptly deliver to the Parent or destroy (at the Parent’s election) all copies (in whatever form or medium) of Parent Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related to or based on Parent Confidential Information. Notwithstanding the foregoing, the Company and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies. Any Parent Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b)           The Parent acknowledges that the Company Confidential Information being provided to it in connection with this Agreement and the consummation of the Transactions are subject to the terms of the Non-Disclosure Agreement, the terms of which are incorporated in this Agreement by reference. The Non-Disclosure Agreement shall survive the execution, delivery and performance of this Agreement. Such information may include Company Confidential Information. Notwithstanding anything to the contrary in this Agreement, general industry knowledge has been gained by Parent’s Representatives and their respective Affiliates due to the Parent’s and Sponsor’s evaluation of the Target Companies, which cannot be separated from their overall knowledge, which may be used in the ordinary course of their business. This Section 6.16 is not intended to restrict Parent’s Representatives or their respective Affiliates’ ability to compete with the Target Companies or the Parent, but only to prohibit disclosure and knowing use of Company Confidential Information by the Parent and its Representatives.

Section 6.17         Post-Closing Board of Directors and Executive Officers.

(a)           The Parties shall take all necessary action, including causing the directors of Holdco to resign, so that effective as of the Closing, the Post-Closing Holdco Board will consist of a number of individuals to be determined by the Company (not to exceed seven individuals in the aggregate); provided that Parent shall be entitled to designate one such individual, who shall be reasonably acceptable to the Company and shall qualify as an independent director. Subject to the terms of Holdco’s Organizational Documents and the Amended Holdco Certificate of Incorporation, the Parties shall take all such action within their power as may be necessary or appropriate such that immediately following the Closing Date, the Post-Closing Holdco Board shall initially include such director nominees to be designated by the Company pursuant to written notice to Holdco following the Signing Date, in each case, subject to the Company’s obligations under the definitive documentation with respect to the Permitted Financing. At or prior to the Closing, the Company and Holdco shall provide each initial director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, the Company and Holdco.

(b)           The Parties shall take all action necessary, including causing the executive officers of Holdco to resign, so that the individuals serving as the executive officers of Holdco immediately after the Closing will be individuals the Company desires to appoint to such roles.

Section 6.18         Indemnification of Directors and Officers; Tail Insurance.

(a)           For a period of six years from the Closing Date, the Parties shall, and shall cause Holdco, Parent and the Target Companies to, maintain in effect, in favor of the D&O Indemnified Parties, the exculpation, indemnification and advancement of expenses provisions, of Holdco’s, Parent’s and the Target Companies’ respective Organizational Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of Holdco, Parent or any Target Company, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date. The Parties shall not, and shall cause Holdco, Parent and the Target Companies not to, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights of any D&O Indemnified Party under the respective Organizational Documents and indemnification agreements described in the preceding sentence. Notwithstanding the foregoing, all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. From and after the Closing Date, Holdco shall honor, and shall cause the Parent and the Target Companies to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.18 without limit as to time.

(b)           At or prior to the Closing, Holdco shall purchase a “tail” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Closing covering each such Person that is a director or officer of Holdco, Parent or a Target Company currently covered by a directors’ and officers’ liability insurance policy of the Parent or one or more Target Companies (true, correct and complete copies of which have been made available to each of the Parent and the Company). The D&O Tail shall be on terms with respect to coverage, deductibles and amounts no less favorable than those of such applicable policy in effect on the Signing Date for the six-year period following the Closing. Notwithstanding the foregoing, in no event shall Holdco be required to expend on the premium of such D&O Tail in excess of 250% of the aggregate annual premiums currently payable by the Parent or the Target Companies with respect to such current policies (the “Premium Cap”). If such minimum coverage under any such D&O Tail is or becomes unavailable at the Premium Cap, then any such D&O tail shall contain the maximum coverage available at the Premium Cap. Holdco shall maintain the D&O Tail in full force and effect for its full term and cause all obligations under the D&O Tail to be honored by the Parent and the Target Companies, as applicable. No other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.18(b). No claims made under or in respect of the D&O Tail related to any fiduciary or employee of any Parent or Target Company shall be settled without the prior written consent of Holdco.

(c)           The rights of each D&O Indemnified Party under this Agreement shall be in addition to, and not in limitation of, any other rights such Person may have under the Organizational Documents of Holdco, the Parent or any Target Company, any other indemnification arrangement, any Law or otherwise. The obligations of Holdco, the Parent and the Target Companies under this Section 6.18(c) shall not be terminated or modified after the Closing in such a manner as to materially and adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.18 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.18.

(d)           If Holdco or Parent or, after the Closing, the Parent or any Target Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Holdco, the Parent or such Target Company, as applicable, assume the obligations set forth in this Section 6.18.

Section 6.19         Domestication. Subject to receipt of the Parent Shareholder Approval with respect to the matters set forth in clauses (A), (B), (C), (D), (E), (F) and (G) of Section 6.13(b)(i), not earlier than three (3) and not later than five (5) Business Days following the Closing and in accordance with applicable Law, any applicable rules and regulations of the SEC, the Listing Exchange and the Parent’s Organizational Documents, the Company shall cause the Domestication to become effective, including by: (a) filing with the Secretary of State of the State of Delaware a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to the Parent and the Company, together with the Parent Charter upon Domestication, in each case, in accordance with the provisions of the Certificate of Domestication with respect to the Domestication and the Parent Charter upon Domestication and applicable Law; and (b) completing, making and procuring all filings required to be made with the Cayman Registrar in connection with the Domestication.

Section 6.20        Extension Expenses. In connection with the Company’s obligations under clause (c) of Section 8.03, the Parent shall provide the Company with written notice of Extension Expenses and Parent Transaction Costs incurred along with reasonable backup documentation and the Company shall pay such amount to the Parent within five (5) days of delivery of such written notice to the account or accounts specified in writing by the Parent.

ARTICLE VII

CLOSING CONDITIONS

Section 7.01         Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Parent of the following conditions:

(a)           Parent Shareholder Approval and Requisite Member Approval. The Parent Shareholder Approval with respect to the matters set forth in clauses (A), (B), (C), (D), (E), (F) and (G) of Section 6.13(b)(i) shall have been obtained and the Requisite Member Approval shall have been obtained.

(b)           Regulatory Approvals. (i) Any applicable waiting period or any extension of any applicable waiting period under the HSR Act in respect of the Transactions shall have expired or been earlier terminated, and (ii) all other Consents of (or filings or registrations with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement set forth on Section 7.01(b) of the Company Disclosure Letter shall have been obtained, expired or otherwise terminated, as applicable.

(c)           No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions.

(d)           Registration Statement. The Registration Statement shall have been declared effective under the Securities Act by the SEC and shall remain effective as of the Closing. No stop order or similar order suspending the effectiveness of the Registration Statement shall have been issued and be in effect with respect to the Registration Statement. No proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)           Listing. The shares of Holdco Common Stock to be issued in connection with the Transactions shall be approved for listing upon the Closing on the Listing Exchange.

(f)            Sponsor Support Agreement and Member Support Agreement. The Sponsor and the Company shall have duly executed and delivered the Sponsor Support Agreement and the Member Support Agreement.

Section 7.02        Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions shall also be subject to the satisfaction or written waiver (where permissible) by the Company of the following conditions:

(a)           Representations and Warranties. (i) The Parent Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies), in each case on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for (x) those representations and warranties that address matters only as of a particular date (which representations and warranties shall be true and correct in all material respects as of such date) and (y) such changes after the Signing Date that are expressly contemplated or expressly permitted by this Agreement or the Ancillary Documents; and (ii) each of the representations and warranties of the Parent set forth in this Agreement and in any certificate delivered by or on behalf of the Parent pursuant to this Agreement, other than the Parent Fundamental Representations, shall be true and correct on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for: (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date); and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality, Parent Material Adverse Effect or any similar qualification or exception), individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)           Agreements and Covenants. The Parent shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)           No Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred with respect to the Parent since the Signing Date that is continuing and uncured.

(d)           Trust Account. The Parent shall have made appropriate arrangements to have the Trust Account available to Parent for payment of amounts to be paid pursuant to this Agreement.

(e)           CEF. The CEF shall be in full force and effect, no party thereto shall not have terminated nor delivered any notice of amendment, modification, default or termination of the CEF and the full amount of the CEF shall be duly available to Holdco.

(f)            Closing Deliveries.

 (i)             Officer Certificate. The Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by any director or officer of the Parent in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(c).

 (ii)            Secretary Certificate. The Parent shall have delivered to the Company a certificate from any director or officer certifying as to, and attaching: (A) copies of the Parent’s Organizational Documents as in effect as of the Closing Date; and (B) the resolutions of the Parent’s Board of Directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions.

 (iii)           Ancillary Documents. The Parent shall have delivered to the Company: (A) a copy of the A&R Registration Rights Agreement, duly executed by Holdco, the Parent and the Sponsor; and (B) a copy of the Investor Rights Agreement, duly executed by Holdco.

Section 7.03         Conditions to Obligations of the Parent. The obligations of the Parent to consummate the Transactions are also subject to the satisfaction or written waiver (where available) of the following conditions:

(a)           Representations and Warranties. (i) The Company Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies), in each case on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for (x) those representations and warranties that address matters only as of a particular date (which representations and warranties shall be true and correct in all material respects as of such date) and (y) such changes after the Signing Date that are expressly contemplated or expressly permitted by this Agreement or the Ancillary Documents; and (ii) each of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant to this Agreement other than the Company Fundamental Representations shall be true and correct on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for: (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date, subject to the following clause (B)); and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality, Company Material Adverse Effect or any similar qualification or exception), individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)           Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of the agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)           No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred with respect to any Target Company, since the Signing Date that is continuing and uncured.

(d)           Closing Deliveries.

(i)             Officer Certificate. The Parent shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.03(a), Section 7.03(b) and Section 7.03(c).

(ii)            Secretary Certificate. The Company shall have delivered to the Parent a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching: (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing); and (B) the requisite resolutions of the Company Board authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Transactions.

(iii)           Ancillary Documents. Holdco shall have delivered to the Parent a copy of the A&R Registration Rights Agreement, duly executed by Holdco, the Parent and the Sponsor.

Section 7.04        Frustration of Conditions. Notwithstanding anything to the contrary contained in this Agreement, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or the failure of such Party’s Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII

TERMINATION AND EXPENSES

Section 8.01         Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing as follows:

(a)           by mutual written consent of the Parent and the Company;

(b)           by the Company, if at any time prior to the receipt of the Parent Shareholder Approval, there has been a Modification in Recommendation;

(c)           by the Company if the Parent Shareholder Approval shall not have been obtained with respect to the matters set forth in clauses (A), (B), (C), and (D) of Section 6.13(b)(i) by reason of the failure to obtain the required vote at any Parent Shareholders’ Meeting duly convened or at any adjournment or postponement;

(d)           by the Parent or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by October 13, 2024 (the “Outside Date”). The right to terminate this Agreement under this Section 8.01(d) shall not be available to a Party if a breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(e)           by the Parent, following the expiration of any applicable Business Combination Deadline, if such Business Combination Deadline has not been properly extended in accordance with Organizational Documents of the Parent;

(f)            by the Parent or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or Law or has taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions, and such Order, Law or other action has become final and non-appealable. Notwithstanding the foregoing, the right to terminate this Agreement pursuant to this Section 8.01 shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(g)           by the Company to the Parent, if: (i) there has been a breach by the Parent of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Parent shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) to be satisfied (treating the Closing Date for such purposes as the Signing Date or, if later, the date of such breach); and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of: (A) twenty days after written notice of such breach or inaccuracy is provided to the Parent; or (B) the Outside Date. The Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if at such time the Company is in material breach of this Agreement; or

(h)           by the Parent to the Company if: (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) to be satisfied (treating the Closing Date for such purposes as the Signing Date or, if later, the date of such breach); and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of: (A) 20 days after written notice of such breach or inaccuracy is provided to the Company; or (B) the Outside Date. The Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(h) if at such time the Parent is in material breach of this Agreement. Any termination of this Agreement by the Parent shall require the approval of the Parent Board.

Section 8.02         Effect of Termination This Agreement may be terminated only in the circumstances described in Section 8.01 and pursuant to a written notice delivered by the applicable Party to the other Party, which sets forth the basis for such termination, including the provision of Section 8.01 under which such termination is made. If this Agreement is validly terminated pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no Liability on the part of any party to this Agreement or any of their respective Representatives, and all rights and obligations of each party to this Agreement shall cease, except: (i) Section 6.15, Section 6.16, Article IX, Section 8.03 and this Section 8.02 shall survive the termination of this Agreement; and (ii) nothing in this Agreement shall relieve any Party to this Agreement from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or Fraud against such Party to this Agreement, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.15).

Section 8.03         Transaction Expenses If the Transactions are consummated, then Holdco shall be responsible for payment of all of the Parent Transaction Costs and Company Transaction Costs in accordance with Section 1.02(c). If the Transactions shall not be consummated, then the Parent shall be responsible for the Parent Transaction Costs and the Company shall be responsible for the Company Transaction Costs, except (a) as provided in Section 6.09 with respect to filing fees, (b) each of the Parent and the Company shall pay one-half of any filing fees required by the SEC in connection with the filing of the Registration Statement and (c) each of the Parent and the Company shall be responsible for one-half of the Extension Expenses and Parent Transaction Costs (with the Company’s maximum obligations under this clause (c) being capped at $500,000).

ARTICLE IX

MISCELLANEOUS

Section 9.01        No Survival. Except (x) as otherwise contemplated by Section 8.02 or (y) in the case of Fraud against a Person, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no liability after the Closing in respect of such provisions). Notwithstanding the foregoing, those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing shall survive only with respect to any breaches occurring after the Closing.

Section 9.02         Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (i) when delivered, if delivered in person; (ii) when sent, if sent by electronic mail or other electronic means (provided that no “bounce back” or similar message is received); (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service; or (iv) three Business Days after being mailed, if sent by registered or certified mail, postage pre-paid and return receipt requested, to the applicable Party to this Agreement at the following addresses (or at such other address of a Party to this Agreement as shall be specified by like notice):

If to the Parent:

Learn CW Investment Corporation
11755 Wilshire Blvd.
Suite 2320
Los Angeles, CA 90025
Attn: Harry Bator
E-mail: harry@learn.vc

with a copy (which will not constitute notice) to:

Sidley Austin LLP
1999 Avenue of the Stars
Los Angeles, CA 90037
Attn: Joshua DuClos
E-mail: jduclos@sidley.com

If to the Company, to:

Innventure, LLC
6900 Tavistock Lakes Blvd, Suite 400

Orlando, FL 32827
Attn: Bill Haskell; Roland Austrup
E-mail: bhaskell@innventure.com; raustrup@innventure.com

with a copy (which will not constitute notice) to:

Vedder Price P.C.
222 N. LaSalle Street, Ste. 2400
Chicago, Illinois 60601
Attn: Dan H. Shulman; Jeff A. VonDruska
E-mail: dshulman@vedderprice.com; jvondruska@vedderprice.com

Section 9.03        Binding Effect; Assignment. This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Parties. Any assignment without such consent shall be null and void. No such assignment shall relieve the assigning Person of its obligations under this Agreement.

Section 9.04        Third Parties. The rights set forth in Section 6.11 and Section 6.18 are express rights granted for the benefit of third parties. Subject to the preceding sentence, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party to this Agreement or a successor or permitted assign of such a Party to this Agreement.

Section 9.05        Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 9.06        Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware and any State of Delaware appellate court therefrom. Each of the Parties to this Agreement irrevocably: (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Legal Proceeding; (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum; (iii) agrees that all claims in respect of the proceeding or Legal Proceeding shall be heard and determined only in any such court; and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the Transactions in any other court. Nothing in this Agreement shall be deemed to affect the right of any Party to this Agreement to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party to this Agreement in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding brought pursuant to this Section 9.06.

Section 9.07        WAIVER OF JURY TRIAL. ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES. THEREFORE, EACH SUCH PARTY TO THIS AGREEMENT IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY TO THIS AGREEMENT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

Section 9.08        Specific Performance. Each Party to this Agreement: (i) acknowledges that the rights of each Party to this Agreement to consummate the Transactions are unique; (ii) recognizes and affirms that if this Agreement is breached by any Party to this Agreement, money damages may be inadequate and the non-breaching Parties to this Agreement may have no adequate remedy at law; and (iii) agrees that irreparable damage would occur if any of the provisions of this Agreement were not performed by any Party to this Agreement in accordance with their specific terms or were otherwise breached. Accordingly, each Party to this Agreement shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, without the requirement to post any bond or other security or to prove that money damages would be inadequate. The foregoing is in addition to any other right or remedy to which such Party to this Agreement may be entitled under this Agreement, at law or in equity.

Section 9.09        Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable. The validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired nor shall the validity, legality or enforceability of such provision be affected in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 9.10        Amendment; Waiver. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Parent (which in the case of the Parent, shall require the approval of the Parent Board) and the Company. At any time prior to the Closing, any Party to this Agreement may, as applicable, by action taken by its board of directors or other officers or Persons thereunto duly authorized:

(a)           extend the time for the performance of the obligations or acts of another Party to this Agreement;

(b)           waive any inaccuracies in the representations and warranties (of another Party to this Agreement) that are contained in this Agreement; or

(c)           waive compliance by another Party to this Agreement with any of the agreements or conditions contained in this Agreement. Notwithstanding the foregoing, such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to this Agreement granting such extension or waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to this Agreement to assert any of its rights under this Agreement shall not constitute a waiver of such rights.

Section 9.11         Entire Agreement. This Agreement and the documents or instruments referred to in this Agreement, including any exhibits and schedules attached, which exhibits and schedules are incorporated by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties to this Agreement in respect of the subject matter contained in this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to in this Agreement or the documents or instruments referred to in this Agreement, which collectively supersede all prior agreements and the understandings among the Parties to this Agreement with respect to the subject matter contained in this Agreement.

Section 9.12         Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties to this Agreement and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless as otherwise expressly provided in this Agreement:

(a)           words denoting any gender shall include all genders, and words in the singular, including any defined terms, include the plural and vice versa;

(b)           reference to any Person includes such Person’s successors and permitted assigns, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(c)           all accounting terms used and not otherwise defined in this Agreement or any Ancillary Document have the meaning assigned to such terms in accordance with GAAP;

(d)           the word “including” (and with correlative meaning “include”) means “including, without limitation”;

(e)           the words “hereof,” “herein,” “hereto,” and “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(f)            the word “if” and other words of similar import when used in this Agreement means “if and only if”;

(g)           except as the context otherwise provides, the words “either,” “or,” “neither,” “nor” and “any” are not exclusive;

(h)           any agreement, instrument, insurance policy, Law or Order defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws or Orders) by succession or comparable successor Laws or Orders and references to all attachments to such agreement, instrument, insurance policy, Law or Order and instruments incorporated in such agreement, instrument, insurance policy, Law or Order;

(i)            references to “days” shall refer to calendar days unless Business Days are specified;

(j)            all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are to Sections, Articles, Schedules and Exhibits to this Agreement; and

(k)           the term “Dollars” or character “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body. Any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person.

Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the Equity Securities of such Person, in whatever form, including, with respect to the Parent, its shareholders under the Cayman Companies Act or DGCL, as then applicable, or its Organizational Documents. The Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties to this Agreement. No presumption or burden of proof shall arise favoring or disfavoring any Party to this Agreement by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company to the Parent or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Parent and its Representatives at least two calendar days prior to the Signing Date.

Section 9.13         Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by electronic transmission) in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. Counterparts may also be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 9.14         Legal Representation.

(a)           Conflicts and Privilege.

(i)             The Parent and the Company, on behalf of their respective successors and assigns, agree that, if a dispute with respect to this Agreement or the Transactions arises after the Closing between or among: (x) the Sponsor, the stockholders, shareholders or holders of other Equity Securities of the Parent or the Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “LCW Group”), on the one hand; and (y) the Parent following the Closing or any member of the Company Group, on the other hand, any legal counsel, including SA, that represented the Parent or the Sponsor prior to the Closing may represent the Sponsor or any other member of the LCW Group, in such dispute even though: (A) the interests of such Persons may be directly adverse to the Parent and its Affiliates (following the Closing); and (B) such counsel may have represented the Parent in a matter substantially related to such dispute or may be handling ongoing matters for the Parent or the Sponsor. The Parent and the Company, on behalf of their respective successors and assigns, further agree that, as to all Legally Privileged Communications prior to the Closing between or among the Parent, the Sponsor or any other member of the LCW Group, on the one hand, and SA, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the LCW Group after the Closing. The attorney/client privilege and the expectation of client confidence with respect to the foregoing shall not pass to or be claimed or controlled by the Parent and its Affiliates (following the Closing). Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with the Parent or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Parent.

(ii)            The Parent and the Company, on behalf of their respective successors and assigns agree that, if a dispute with respect to this Agreement or the Transactions arises after the Closing between or among: (x) the stockholders, shareholders or holders of other Equity Securities of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Company Group”), on the one hand; and (y) the Company (following the Closing) or any member of the LCW Group, on the other hand, any legal counsel, including Vedder Price P.C. (“VP”) that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though: (A) the interests of such Persons may be directly adverse to the Company (following the Closing); and (B) such counsel may have represented the Parent or the Company in a matter substantially related to such dispute or may be handling ongoing matters for the Parent or the Company (following the Closing). The Parent and the Company, on behalf of their respective successors and assigns, further agree that, as to all Legally Privileged Communications prior to the Closing between or among the Company or any member of the Company Group, on the one hand, and VP, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Company Group after the Closing. The attorney/client privilege and the expectation of client confidence with respect to the foregoing shall not pass to or be claimed or controlled by the Company (following the Closing). Notwithstanding the foregoing, any privileged communications or information shared by the Parent prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Company (following the Closing).

(b)          Company Privilege; Waiver.

(i)             VP has represented the Company Group and the Target Companies with respect to the Transactions. All parties to this Agreement recognize the commonality of interest that exists and will continue to exist until the Closing, and that such commonality of interest should continue to be recognized after the Closing. Specifically, the LCW Group and, following the Closing, the Company shall not, and shall cause their Affiliates not to, seek to have VP be disqualified from representing the Company Group in connection with any dispute that may arise between such parties and the LCW Group or the Target Companies in connection with this Agreement, the Ancillary Document or the Transactions. In connection with any such dispute, the Company Group involved in such dispute (and not the LCW Group (including following the Closing)) will have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between the Company Group, the Target Companies (including following the Closing), and their Representatives or Affiliates (collectively, the “Company Parties”) that occurred prior to the Closing.

(ii)            Without limiting the foregoing, the LCW Group (on their own behalf and on behalf of their Representatives and Affiliates) also acknowledge and agree that VP has been and will be providing legal advice to the Company Parties in connection with this Agreement, the Ancillary Document, and any Transactions. In such capacity, VP will have had confidential or privileged communications between VP and the Company Parties, including written and electronic communications between or among VP or the Company Parties, relating to this Agreement, the Ancillary Documents and the Transactions (collectively, the “Company Privileged Materials”). The LCW Group (on their own behalf and on behalf of their Representatives and Affiliates) further acknowledge and agree that, at and after the Closing, the Company Privileged Materials shall belong solely to the Company Group and any privilege or other right related to the Company Privileged Materials, including the attorney-client privilege and the expectation of client confidences, shall be owned and controlled solely by the Company Group and shall not pass to or be claimed by the LCW Group or their Affiliates (including the Company following the Closing). Notwithstanding the foregoing, the Company Group and its Representatives shall reasonably cooperate with the LCW Group or the Company (following the Closing) seeking to assert such privilege in a post-Closing dispute with a Person that is not a member of the Company Group or any of its Affiliates. In furtherance of the foregoing, each of the Parties to this Agreement agree to take the steps necessary to ensure that all privileges attaching to the Company Privileged Materials shall survive the Closing, remain in effect and be owned and controlled solely by the Company Group. The LCW Group (on their own behalf and on behalf of their Representatives and Affiliates, including the Company and its Affiliates, following the Closing) also agree: (A) that they will not, directly or indirectly, obtain or seek to obtain from VP any such Company Privileged Materials (or assist any other Person); and (B) not to knowingly access, review, use or rely on any Company Privileged Materials in any dispute involving any of the Parties to this Agreement after the Closing.

(c)           Parent Privilege; Waiver.

(i)             SA has represented the LCW Group and the Parent with respect to the Transactions. All Parties to this Agreement recognize the commonality of interest that exists and will continue to exist until the Closing, and that such commonality of interest should continue to be recognized after the Closing. Specifically, the Company Group and, following the Closing, the Parent, shall not, and shall cause their Affiliates not to seek to have SA be disqualified from representing the LCW Group in connection with any dispute that may arise between such parties and the Company Group or the Parent in connection with this Agreement, the Ancillary Documents or the Transactions. In connection with any such dispute, the LCW Group involved in such dispute (and not the Company Group (including following the Closing)) will have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between the LCW Group, the Parent (including following the Closing), and their Representatives or Affiliates (collectively, the “Parent Parties”) that occurred prior to the Closing.

(ii)            Without limiting the foregoing, the Company Group (on their own behalf and on behalf of their Representatives and Affiliates) also acknowledge and agree that SA has been and will be providing legal advice to the Parent Parties in connection with this Agreement, the Ancillary Documents and any Transactions. In such capacity, SA will have had confidential or privileged communications between SA and the Parent Parties, including written and electronic communications between or among SA or the Parent Parties, relating to this Agreement, the Ancillary Documents, and the Transactions (collectively, the “Parent Privileged Materials”). The Company Group (on their own behalf and on behalf of their Representatives and Affiliates) further acknowledge and agree that, at and after the Closing, the Parent Privileged Materials shall belong solely to the LCW Group and any privilege or other right related to the Parent Privileged Materials, including the attorney-client privilege and the expectation of client confidences, shall be owned and controlled solely by the LCW Group and shall not pass to or be claimed by the Company Group or their Affiliates (including the Parent following the Closing). Notwithstanding the foregoing, the LCW Group and its Representatives shall reasonably cooperate with the Company Group or the Parent (following the Closing) seeking to assert such privilege in a post-Closing dispute with a Person that is not a member of the LCW Group or any of its Affiliates. In furtherance of the foregoing, each of the Parties to this Agreement agree to take the steps necessary to ensure that all privileges attaching to the Parent Privileged Materials shall survive the Closing, remain in effect and be owned and controlled solely by the LCW Group. The Company Group (on their own behalf and on behalf of their Representatives and Affiliates, including the Parent and its Affiliates, following the Closing) also agree: (A) that they will not, directly or indirectly, obtain or seek to obtain from SA any such Parent Privileged Materials (or assist any other Person) and; (B) not to knowingly access, review, use or rely on any Parent Privileged Materials in any dispute involving any of the Parties to this Agreement after the Closing.

Section 9.15         Waiver of Claims Against Trust. The Company acknowledges that the Parent is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the IPO Prospectus available at www.sec.gov, substantially all of the Parent’s assets consist of the cash proceeds of the Parent’s initial public offering and private placements of its securities. Substantially all of those proceeds have been deposited in the Trust Account for the benefit of the Parent, the Parent Shareholders and the underwriters of the Parent’s initial public offering. The Company acknowledges that they have been advised by the Parent that the Parent may disburse monies from the Trust Account only in the express circumstances described in the IPO Prospectus. The Company, on behalf of itself and its Affiliates, acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, no such Person: (a) now has or shall at any time after the Signing Date have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions from the Trust Account; or (b) may make any claim against the Trust Account (including any distributions from the Trust Account), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between the Parent or its Representatives, on the one hand, and any such Person or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any such claims are collectively referred to as, the “Released Claims”). For and in consideration of the Parent entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company irrevocably waives on behalf of itself and its respective Affiliates, the Released Claims and any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account. The Company agrees, on behalf of itself and its respective Affiliates, not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with the Parent (including any distributions to the Parent Shareholders in respect of Redemptions or deferred underwriting commissions relating to the IPO). Notwithstanding the foregoing, nothing in this Agreement shall serve to limit or prohibit the Company’s right to pursue a claim against the Parent for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions so long as such claim would not affect the Parent’s ability to fulfill its obligation to effectuate the Redemptions or for Fraud. The Company’s right pursuant to the preceding sentence shall include the right to bring a claim for the Parent to specifically perform its obligations under this Agreement with respect to the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement. Nothing in this Section 9.15 shall serve to limit or prohibit any claims that the Company may have in the future against the Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account to the Parent and any assets that have been purchased or acquired with any such funds). This paragraph will survive the termination of this Agreement for any reason.

Section 9.16         Non-Recourse. This Agreement may be enforced only against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may be brought only against, the entities that are expressly named as Parties to this Agreement and then only with respect to the specific obligations set forth with respect to such Party. Except to the extent a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, advisor, Representative or Affiliate (nor any investment fund or vehicle managed by an Affiliate or portfolio company of such investment fund and vehicle) of any named Party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, advisor, Representative or Affiliate (nor any investment fund or vehicle managed by an Affiliate or portfolio company of such investment fund and vehicle) of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or the Parent under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 9.17         Company and Parent Disclosure Letters. The Company Disclosure Letter and the Parent Disclosure Letter referenced in this Agreement are a part of this Agreement as if fully set forth in this Agreement. All references in this Agreement to the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed references to such parts of this Agreement unless the context shall otherwise require. Any disclosure made by a Party in the applicable Disclosure Letter with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement. The disclosure of any information shall not be deemed to establish a standard of materiality.

ARTICLE X

DEFINITIONS

Section 10.01      Certain Definitions. The following terms shall have the following meanings in this Agreement:

“A&R Registration Rights Agreement” has the meaning specified in the Recitals.

“Acquisition Proposal” means any written inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction (other than the Parent and the Sponsor or their respective Representatives).

“Additional Financing” means equity financing or debt financing (or a combination of both) that is issued or incurred by Holdco, Parent or the Target Companies, either prior to or following the Closing, containing the terms and conditions set forth in Section 10.01-A of the Company Disclosure Letter.

“Additional Parent SEC Reports” has the meaning specified in Section 5.06(a).

“Affiliate” with respect to any specified Person means any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, investment funds or vehicles managed by Affiliates of the Parent, and portfolio companies of such investment funds and vehicles, are not Affiliates of the Parent.

“Agreement” has the meaning specified in the Preamble.

“Alternative Transaction” means: (a) with respect to the Company and its controlled Affiliates, a transaction or a series of transactions (other than the Transactions) concerning (i) the sale or divestiture (whether directly or indirectly) of all or any part of the business or assets of the Target Companies or their respective controlled Affiliates; (ii) the sale or issuance of, or any similar investment in, any of the shares or other Equity Securities or profits of the Target Companies or their respective controlled Affiliates, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership or otherwise (other than a Permitted Financing or an Additional Financing); or (iii) a merger, consolidation, share exchange, business combination, reorganization, Merger, liquidation, dissolution or other similar transaction involving the sale or disposition of the Target Companies; and (b) with respect to the Parent and its Affiliates, a transaction (other than the Transactions) concerning a Business Combination involving the Parent.

“Amended Holdco Certificate of Incorporation” has the meaning specified in Section 3.07.

“Ancillary Documents” means each of the agreements and instruments contemplated by this Agreement or otherwise related to the Transactions, in each case to be executed and delivered on the Signing Date or on or prior to the Closing Date, including this Agreement (together with the Company Disclosure Letter and the Parent Disclosure Letter).

“Annual Company Financials” has the meaning specified in Section 4.06(a).

“Anti-Bribery Law” means: (a) the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws of any jurisdiction (including the U.K. Bribery Act 2010); (b) any rules or regulations promulgated under the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws of any jurisdiction (including the U.K. Bribery Act 2010); and (c) other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials.

“Antitrust Laws” means: (a) the HSR Act, the Federal Trade Commission Act, the Sherman Antitrust Act of 1890 and the Clayton Antitrust Act, including the rules and regulations promulgated under the HSR Act, the Federal Trade Commission Act, the Sherman Antitrust Act of 1890 and the Clayton Antitrust Act; (b) any applicable foreign antitrust Laws; and (c) all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Benefit Plans” of any Person means, in each case whether or not reduced to writing, all deferred compensation, executive compensation, incentive compensation, equity purchase, phantom equity, profits interest or other equity or equity-based compensation, performance award, change in control, retention, loan, employment or consulting, severance or termination, holiday, vacation, bonus, hospitalization, medical, life welfare, accident, disability or other welfare benefit, fringe benefit, supplemental unemployment benefits, retiree or post-employment health or welfare, profit sharing, pension, retirement, sick pay or paid time off plan, program, policy, agreement, commitment or arrangement, and all other compensation or benefit plans, programs, policies, agreements or arrangements, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA (whether or not subject to Section 3(3) of ERISA).

“Book-Entry Shares” has the meaning specified in Section 3.04(c).

“Business Combination” has the meaning specified in Article 1.1 of the Parent’s Organizational Documents as in effect on the Signing Date.

“Business Combination Deadline” means the deadline by which the Parent must complete a Business Combination in accordance with its Organizational Documents as then in effect.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or, for so long as the Parent remains domiciled in Cayman Islands, Governmental Authorities in the Cayman Islands that are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, Pub. L. 116-136 (116th Cong.) (Mar. 27, 2020), and any amendment of the Coronavirus Aid, Relief and Economic Security Act, Pub. L. 116-136 (116th Cong.) (Mar. 27, 2020), successor law, or executive order, executive memo, administrative or other guidance or legislation published with respect to the Coronavirus Aid, Relief and Economic Security Act, Pub. L. 116-136 (116th Cong.) (Mar. 27, 2020) by any Governmental Authority.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Cayman Registrar” means the Cayman Islands Registrar of Companies.

“CCRs” has the meaning specified in Section 4.05(a).

“CEF” has the meaning specified in the Recitals.

“Certificate” has the meaning specified in Section 3.03.

“Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of Equity Securities representing 50% or more of the combined voting power or economic rights or interests in Holdco (or any of its respective successors); (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in: (i) any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power or economic rights or interests in Holdco (or any of its respective successors) or the surviving Person outstanding immediately after such combination; or (ii) members of the board of directors of Holdco immediately prior to such merger, consolidation, reorganization or other business combination not constituting at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a Subsidiary, the ultimate parent of such Subsidiary; or (c) a sale of all or substantially all of the assets of the Holdco (or any of its respective successors).

“Class A Units” has the meaning specified in the Company LLC Agreement.

“Class B Preferred Units” has the meaning specified in the Company LLC Agreement.

“Class B Preferred Warrants” means the warrants of the Company to purchase Class B Preferred Units.

“Class B-1 Preferred Units” has the meaning specified in the Company LLC Agreement.

“Class C Units” has the meaning specified in the Company LLC Agreement.

“Class I Units” has the meaning specified in the Company LLC Agreement.

“Class PCTA Units” has the meaning specified in the Company LLC Agreement.

“Closing” has the meaning specified in Section 2.01.

“Closing Date” has the meaning specified in Section 2.01.

“Closing Filing” has the meaning specified in Section 6.15(b).

“Closing Merger Consideration” means an amount of shares of Holdco Common Stock equal to the Merger Consideration less the total number of Earnout Shares.

“Closing Press Release” has the meaning specified in Section 6.15(b).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor statute, as amended.

“Company” has the meaning specified in the Preamble.

“Company Benefit Plan” means any Benefit Plan that (a) is sponsored, maintained, contributed to or required to be contributed to by any of the Target Companies; (b) under or with respect to which any of the Target Companies has or could reasonably be expected to have any Liability or obligation; or (c) that is for the benefit of any current or former employee, independent contractor, consultant, advisor, officer or director of the Target Companies (or a beneficiary or dependent thereof).

“Company Certificate” has the meaning specified in Section 3.04(c).

“Company Closing Certificate” has the meaning specified in Section 2.02(b).

“Company Confidential Information” means Confidential Information, as defined in the Non-Disclosure Agreement.

“Company Disclosure Letter” has the meaning specified in the Preamble to Article IV.

“Company Financials” has the meaning specified in Section 4.06(a).

“Company Fundamental Representations” means the representations and warranties made pursuant to Section 4.01 (Organization and Standing), Section 4.02 (Authorization; Binding Agreement), Section 4.03 (Capitalization), Section 4.04 (Subsidiaries and Investments), Section 4.25 (Finders and Brokers) and Section 4.27 (Information Supplied).

“Company Group” has the meaning specified in Section 9.14(a)(ii).

“Company IP” means all Intellectual Property currently owned, licensed, used or held for use by the Target Companies.

“Company IP Licenses” means Intellectual Property licenses, sublicenses and other agreements or permissions.

“Company LLC Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of the Company, effective as of April 27, 2022, as amended.

“Company Material Adverse Effect” means any Event that: (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of a Target Company (and, except in the case of the Company, such Target Company’s subsidiaries) taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Target Companies to consummate the Transactions. Notwithstanding the foregoing, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” pursuant to clause (i) of the preceding sentence: (a) any change in applicable Laws or GAAP or any interpretation of such following the Signing Date; (b) any change in interest rates or economic, political, business or financial market conditions generally; (c) the taking of any action required by this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or change in climate; (e) any epidemic, pandemic, other disease outbreak (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures following the Signing Date); (f) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (g) any failure of the Target Companies to meet any projections or forecasts (notwithstanding the foregoing, clause (g) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect); (h) any Events generally applicable to the industries or markets in which the Target Companies operate (including increases in the cost of products, supplies, materials or other goods purchased from third-party suppliers); (i) the announcement of this Agreement or the consummation of the Transactions, including any termination of, reduction in or similar adverse effect (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Target Companies; or (j) any action taken by, or at the request of, the Parent. Notwithstanding the foregoing, any Event referred to in clauses (a), (b), (d), (e), (f) or (h) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Target Companies relative to similarly situated companies in the industry in which the Target Companies conduct their respective operations.

“Company Material Contract” has the meaning specified in Section 4.12(a).

“Company Member(s)” means the holder(s) of Company Units.

“Company Parties” has the meaning specified in Section 9.14(b)(i).

“Company Permits” has the meaning specified in Section 4.10.

“Company Privileged Materials” has the meaning specified in Section 9.14(b)(ii).

“Company Real Property Leases” has the meaning specified in Section 4.15(b).

“Company Registered IP” has the meaning specified in Section 4.13(a).

“Company Securities” means the membership interests of the Company expressed in the form of Company Units and any other instrument exercisable or exchangeable for, or convertible into, any Company Units.

“Company Software” means all Software which any of the Target Companies owns or purports to own, in whole or in part.

“Company Transaction Costs” means all fees, costs and expenses of the Target Companies, in each case, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Documents and the consummation of the Transactions, including: (a) all change of control bonus payments, transaction, retention or similar payments payable as a result of or in connection with the consummation of the Transactions pursuant to arrangements (whether written or oral) entered into prior to the Closing Date whether payable before (to the extent unpaid), on or following the Closing Date (excluding any “double-trigger” payments that do not entitle any individual to voluntarily terminate employment and receive a payment), and the employer portion of payroll, employment and similar Taxes payable as a result of the foregoing amounts (computed as though all such amounts were payable as of the Closing Date); (b) all severance payments, retirement payments or similar payments or success fees payable pursuant to arrangements (whether written or oral) entered into prior to the Closing Date and which are payable as a result of or in connection with the consummation of the Transactions, whether payable before (to the extent unpaid), on or following the Closing Date (excluding any “double-trigger” payments that do not entitle any individual to voluntarily terminate employment and receive a payment), and the employer portion of payroll, employment and similar Taxes payable as a result of the foregoing amounts (computed as though all such amounts were payable as of the Closing Date); (c) all professional or transaction, deal, brokerage, legal, accounting, financial advisory or any similar fees payable in connection with the consummation of the Transactions (including any fees, costs and expenses related to the Permitted Financing and the Additional Financing, except as otherwise expressly set forth in the definition of Parent Transaction Costs); (d) all costs, fees and expenses related to the D&O Tail; and (e) 50% of the filing fees lawfully payable to or at the request of any Governmental Authority in connection with this Agreement, the Ancillary Documents and the consummation of the Transactions, including any fees in connection with any filings described in Section 6.09 and any filing fees required by the SEC in connection with the filing of the Registration Statement, but excluding, in each case, (i) all other costs, fees and expenses incurred in connection with the listing on the Listing Exchange of the shares of Holdco Common Stock issued in connection with the Transactions, (ii) Transfer Taxes; and (iii) any other amounts payable by the Parent under this Agreement.

“Company Units” means, prior to the Merger, the Class A Units, Class B Preferred Units, Class B-1 Preferred Units, Class C Units, Class PCTA Units, Class I Units.

“Consent” means any consent, approval, waiver, notice, authorization or permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all legally binding contracts, agreements, binding arrangements, memorandums of understanding, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications to the foregoing).

“Controlling Persons Coverage” means a controlling person rider with respect to Sponsor pursuant to its executive and corporate securities liability insurance policy, or comparable coverage for benefit of Sponsor.

“Copyright” has the meaning specified in the definition of “Intellectual Property.”

“Copyright Action” has the meaning specified in Section 4.13(f).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations of such virus or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means all commercially reasonable actions that any Person reasonably determines are necessary or prudent for such Person to take in connection with (a) mitigating the adverse effects of the COVID-19 pandemic on the business of the Person including in response to third-party supply or service disruptions caused by the COVID-19 pandemic and (b) protecting the health and safety of customers, employees and other business relationships, in each case, to ensure compliance with any Law, or legally binding recommendations or restrictions imposed the Centers for Disease Control and Prevention or any other Governmental Authorities or quasi-governmental authorities, in each case, in connection with or in response to the COVID-19 pandemic.

“D&O Indemnified Party” means any individual who, at or prior to the Closing, was a director (or equivalent) or officer or employee of the Parent or any of the Target Companies.

“D&O Tail” has the meaning specified in Section 6.18(b).

“Delaware Certificate of Merger” has the meaning specified in Section 1.02(a).

“DGCL” has the meaning specified in Section 1.01(a).

“Disclosure Letters” means, collectively, the Company Disclosure Letter and the Parent Disclosure Letter.

“DLLCA” has the meaning specified in Section 1.01(b).

“Domestication” means the domestication of Parent from the Cayman Islands to the U.S. as a U.S. corporation.

“DTC” has the meaning specified in Section 3.04(c).

“Earnout Shares” means the First Earnout Shares, the Second Earnout Shares and the Third Earnout Shares.

“Effective Time” has the meaning specified in Section 1.02(b).

“Enforceability Exceptions” has the meaning as specified in Section 5.02.

“Environmental Law” means any Law in any way relating to: (a) the protection of human health and safety; (b) pollution or the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource); or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Materials.

“Environmental Liabilities” means all Liabilities, obligations, responsibilities, Remedial Legal Proceedings, losses, damages, natural resource damages, costs, expenses, fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of or non-compliance with Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of or non-compliance with, or liability under, Environmental Law, or a Release or threatened Release of, or exposure to, Hazardous Materials. The foregoing shall include all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies.

“Environmental Permits” has the meaning specified in Section 4.19(a).

“Equity Incentive Plan” has the meaning specified in Section 6.14(a).

“Equity Securities” with respect to any Person means: (a) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person; (b) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person; (c) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person; (d) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person; and (e) any securities issued or issuable with respect to the securities or interests referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each Person which together with a Target Company would at any relevant time be deemed to be a “single employer” pursuant to Section 414(b), (c), (m) or (o) of the Code.

“Event” means any event, state of facts, development, circumstance, condition, change, occurrence or effect.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.04(a).

“Extension” means any extension of the Business Combination Deadline as contemplated by the Extension Proxy Statement.

“Extension Expenses” means the fees, costs and expenses incurred by the Parent in obtaining the Extension.

“Extension Proxy Statement” means the proxy statement as filed by the Parent with the SEC on September 21, 2023, together with any amendments or supplements to such proxy statement pursuant, seeking the approval of the Parent Shareholders to amend the Parent’s Organizational Documents in connection with an Extension.

“Federal Securities Law” has the meaning specified in Section 6.07.

“First Earnout Shares” means two million (2,000,000) shares of Holdco Common Stock.

“Foreign Plan” has the meaning specified in Section 4.18(j).

“Fraud” with respect to a Party to this Agreement means: (a) an intentional misrepresentation by such Party with respect to the making of the representations and warranties of such Party as expressly set forth in this Agreement with the intent by such Party that the other Parties to this Agreement rely on such misrepresentation to such other Party’s material detriment; and (b) such other Party reasonably relies on, and suffers losses as a result of, such misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America

“Governmental Authority” means any federal, state, provincial, municipal, local, foreign or other governmental, quasi-governmental, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitral body, commission, or other similar dispute-resolving panel or body (public or private).

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “hazardous material”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or for which Liability or responsibility may be imposed, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, radioactive materials, mold, per- and polyfluoroalkyl substances and urea formaldehyde insulation.

“Holdco” has the meaning specified in the Preamble.

“Holdco Common Stock” means the Common Stock of Holdco, par value $0.0001 per share.

“Holdco Warrant” has the meaning specified in Section 3.02(d).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Taxes” means income, capital gains, franchise and similar Taxes.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest); (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business); (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument; (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (other than real estate leases and any other leases that would be required to be capitalized only upon adoption of ASC 842); (e) all obligations of such Person for the reimbursement of a defined benefit pension, gratuity, termination indemnity, statutory severance or similar plans or arrangements; (f) all obligations and Liabilities with respect to any unpaid paid time off, bonuses or other retention or incentive compensation, severance and deferred compensation payments (whether accrued or not), pension arrangements (or other arrangement that is underfunded or unfunded), or other similar payments and benefits owed or payable by the Company (whether such payments are discretionary or mandatory), plus the employer portion of payroll Taxes payable as a result of the foregoing amounts (computed as though such obligations were payable as of the Closing Date); and (g) all obligations described in clauses (a) through (k) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has otherwise become responsible for or liable or agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Innventure Certificate of Merger” has the meaning specified in Section 1.02(b).

“Innventure Merger” has the meaning specified in the Recitals.

“Innventure Merger Effective Time” has the meaning specified in Section 1.02(b).

“Innventure Merger Sub” has the meaning specified in the Preamble.

“Intellectual Property” means all rights, title and interest in and to intellectual property arising anywhere in the world, including: (i) all U.S. and foreign patents, industrial designs (including utility model rights, design rights, and industrial property rights) and patent and industrial design applications, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), including any continuations, divisions, continuations in part, renewals, divisionals, extensions, reissues or foreign counterparts of any of the foregoing, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, or refiled (“Patents”); (ii) all U.S., international and foreign trade names, trade dress, trademarks, service marks, logos or Internet domain name registrations, in each case whether or not registered, including all goodwill associated therewith, together with all related registrations and applications (“Trademarks”); (iii) all U.S., international and foreign copyrights (whether registered or unregistered), original works of authorship (including Software and all rights in such Software), copyrightable works, together with all related registrations and applications (“Copyrights”); (iv) Trade Secrets; (v) all other intellectual or industrial property rights protectable by applicable law in any jurisdiction; and (vi) all issuances, renewals, registrations and applications of or for any of the foregoing.

“Intended Tax Treatment(s)” has the meaning specified in the Recitals.

“Interim Company Financials” has the meaning specified in Section 4.06(a).

“Interim Period” has the meaning specified in Section 6.01(a).

“Investor Rights Agreement” has the meaning specified in the Recitals.

“IPO” means the initial public offering of Parent Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Parent, dated as of October 7, 2021 (File No. 333-254820).

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“IT Assets” means all technology, devices, computers, hardware, Software (including firmware and middleware), systems, sites, servers, networks, workstations, routers, hubs, circuits, switches, interfaces, websites, platforms, data communications lines, and all other information or operational technology, telecommunications, or data processing assets, facilities, systems services, or equipment, and all data stored in such assets or processed by such assets, and all associated documentation owned or leased by, licensed to, or used by the Target Companies.

“JOBS Act” has the meaning specified in Section 5.06(e).

“Knowledge” with respect to: (i) the Company, means the knowledge of the individuals set forth on Section 10.01-B of the Company Disclosure Letter; and (ii) the Parent, means the knowledge of the individuals set forth on Section 10.01-C of the Parent Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

“Labor Agreement” has the meaning specified in Section 4.12(a)(x).

“Labor Union” has the meaning specified in Section 4.17(a).

“Law” means any federal, state, local, municipal, foreign or other constitution, law, statute, act, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, ordinance, regulation, Order or Consent, in each case, issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“LCW Certificates of Merger” has the meaning specified in Section 1.02(a).

“LCW Group” has the meaning specified in Section 9.14(a)(i).

“LCW Merger” has the meaning specified in the Recitals.

“LCW Merger Effective Time” has the meaning specified in Section 1.02(a).

“LCW Merger Sub” has the meaning specified in the Preamble.

“Leased Real Property” has the meaning specified in Section 4.15(b).

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment, examination, mediation or arbitration, or any request (including any request for information), inquiry, hearing, proceeding (whether at law or in equity) or investigation, by or before any Governmental Authority.

“Legally Privileged Communications” means all legally privileged communications made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, the Ancillary Documents, or the Transactions.

“Letter of Transmittal” has the meaning specified in Section 3.04(c).

“Liabilities” means all liabilities, Indebtedness, Legal Proceedings or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards).

“Lien” means any mortgage, pledge, deed of trust, lease, sublease, license, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind whether consensual, statutory or otherwise (including any conditional sale or other title retention agreement or lease in the nature of any mortgage, pledge, deed of trust, lease, sublease, license, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Listing Exchange” means a nationally recognized stock exchange or listing system mutually agreed to by the Parties, which shall be either Nasdaq or NYSE.

“Lost Certificate Affidavit” has the meaning specified in Section 3.04(f).

“Member Support Agreement” means the Member Support Agreement, dated as of the date of this Agreement (as it may be amended or supplemented from time to time), by and among the Parent, the Company and certain of the Requisite Members (including the Significant Company Holders).

“Merger” has the meaning specified in the Recitals.

“Merger Consideration” has the meaning specified in Section 3.01.

“Merger Subs” has the meaning specified in the Preamble.

“Milestone(s)” means any of Milestone One, Milestone Two and Milestone Three.

“Milestone One” means Accelsius, Inc. having entered into binding Contracts providing for revenue to the Company Group within seven (7) years following the Closing in excess of $15 million in revenue.

“Milestone Three” means AeroFlexx, LLC having received in excess of $15 million in revenue within seven (7) years following the Closing.

“Milestone Two” means the Company’s formation of a new Subsidiary, in partnership with a Multi-National Company, as determined using the Company’s “Down Select” process.

“Modification in Recommendation” has the meaning specified in Section 6.13(b)(i).

“Multi-National Company” means a company with at least $5 billion in trailing twelve-month revenue.

“Nasdaq” means the Nasdaq Stock Market.

“Non-Disclosure Agreement” means the Non-Disclosure Agreement by and between the Company and the Parent dated as of March 29, 2023.

“NYSE” means the New York Stock Exchange.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Off-the-Shelf Software” means “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available to the public on standard terms and conditions, generally with license, maintenance, support and other fees of less than $100,000 per year.

“Offer Documents” has the meaning specified in Section 6.13(a)(i).

“Open Source Software” means any Software that contains, or is derived in any manner (in whole or in part) from any Software distributed (a) as “free software”, (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), or (c) under a license that requires that any software be: (i) made available or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) license under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (iv) redistributable at no charge.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict or award that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“ordinary course of business” means an action taken, or omitted to be taken, by any Person or such Person’s Subsidiaries, in the ordinary course of such Person’s or such Person’s Subsidiaries’ business consistent with past practice, including all actions taken or not taken that such Person believed or believes necessary or appropriate in response to the COVID-19 pandemic, including any COVID-19 Measures.

“Organizational Documents” with respect to any Person that is an entity means its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Outbound IP License” has the meaning specified in Section 4.13(c).

“Outside Date” has the meaning specified in Section 8.01(d).

“Owned Intellectual Property” means all Intellectual Property which any of the Target Companies owns (or purports to own), in whole or in part, and includes the Company Software, all Company Registered IP and all other Intellectual Property required to be set forth in Section 4.13(a)(i) of the Company Disclosure Letter.

“Owned Real Property” has the meaning specified in Section 4.15(a).

“Parent” has the meaning specified in the Preamble and includes, as the context requires, the Parent following the Domestication.

“Parent Charter” means the amended and restated memorandum and articles of association of Parent.

“Parent Class A Ordinary Shares” means Class A ordinary shares of the Parent, par value $0.0001 per share.

“Parent Class B Ordinary Shares” means Class B ordinary shares of the Parent, par value $0.0001 per share.

“Parent Closing Certificate” has the meaning specified in Section 2.02(a).

“Parent Confidential Information” means all confidential or proprietary information concerning the Parent or any of its Representatives. Notwithstanding the foregoing, the Parent Confidential Information shall not include any information which: (i) at the time of disclosure by the Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement; or (ii) at the time of the disclosure by the Parent or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Parent Confidential Information. From and after the Closing, Parent Confidential Information will include the confidential or proprietary information of the Target Companies.

“Parent Disclosure Letter” has the meaning specified in the Preamble to Article V.

“Parent Fundamental Representations” means the representation and warranty made pursuant to Section 5.01 (Organization and Standing), Section 5.02 (Authorization; Binding Agreement), Section 5.05 (Capitalization) and Section 5.18 (Information Supplied).

“Parent Material Adverse Effect” means any change, Event or occurrence, that, individually or when aggregated with other changes, Events or occurrences has had a materially adverse effect on the business, assets, financial condition or results of operations of the Parent. Notwithstanding the foregoing, no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Parent Material Adverse Effect has occurred: (i) changes or proposed changes in applicable Law or regulations or interpretations of applicable Law or regulations, or decisions by courts or any Governmental Authority after the Signing Date; (ii) changes or proposed changes in GAAP (or any interpretation of GAAP) after the Signing Date; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (iv) the number of Parent Shareholders electing a Redemption (or any Redemption in connection with an Extension); or (v) any change in the market price or trading volume of the Parent Class A Ordinary Shares or the Parent Warrants.

“Parent Ordinary Shares” means the Parent Class A Ordinary Shares and the Parent Class B Ordinary Shares.

“Parent Parties” has the meaning specified in Section 9.14(c)(i).

“Parent Preference Shares” means preference shares of the Parent, par value $0.0001 per share.

“Parent Privileged Materials” has the meaning specified in Section 9.14(c)(ii).

“Parent Related Person” means any officer, director, manager, employee, trustee or beneficiary of the Parent or any of its Affiliates and any immediate family member of any of the foregoing.

“Parent SEC Reports” has the meaning specified in Section 5.06(a).

“Parent Securities” means the Parent Ordinary Shares any other instrument exercisable or exchangeable for, or convertible into, any Parent Ordinary Shares.

“Parent Shareholder Approval” means the approval of: (i) the Learn CW Merger Proposal and those Transaction Proposals identified in clauses (B) and (C) of Section 6.13(b)(i), in each case, by special resolution under Cayman Islands Law, being an affirmative vote of the holders of a majority of at least two-thirds of the issued Parent Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Parent’s Organizational Documents) at the Parent Shareholders’ Meeting; (ii) those Transaction Proposals identified in clauses (A), (D), (E), (F), (G) and (H) of Section 6.13(b)(i), in each case, by an ordinary resolution under Cayman Islands Law, being an affirmative vote of the holders of at least a majority of the issued Parent Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Parent’s Organizational Documents); and (iii) with respect to any other proposal proposed to the Parent Shareholders, the requisite approval required under the Parent’s Organizational Documents, the Cayman Companies Act or any other applicable Law, in each case, at a Parent Shareholders’ Meeting.

“Parent Shareholders” means the shareholders of the Parent as of the applicable time specified in this Agreement.

“Parent Shareholders’ Meeting” has the meaning specified in Section 6.13(b)(i).

“Parent Transaction Costs” means: (a) all fees, costs and expenses of the Parent incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Documents and the consummation of the Transactions (including any Extension Expenses subject to Section 8.03(c), whether paid or unpaid prior to the Closing, including all professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers, including any deferred underwriting commissions being held in the Trust Account); (b) 50% of the filing fees lawfully payable to or at the request of any Governmental Authority in connection with this Agreement, the Ancillary Documents and the consummation of the Transactions, including any fees in connection with any filings described in Section 6.09; (c) all costs, fees and expenses incurred in connection with the preparation and filing of the Registration Statement (and any registration statement filed with the SEC in connection therewith) and the review and approval of the Registration Statement by the SEC; (d) all costs, fees and expenses incurred in connection with the listing on the Listing Exchange of the shares of Holdco Common Stock issued in connection with the Transactions, (e) all premiums, whether paid or unpaid prior to the Closing in connection with the Controlling Persons Coverage and (e) any Indebtedness of the Parent owed to its Affiliates or shareholders (including any amounts outstanding under the Working Capital Loans to the extent payable in cash).

“Parent Units” means the Units of Parent, each consisting of one Parent Class A Ordinary Share and one-half of one redeemable warrant, issued and outstanding as of the Signing Date.

“Parent Warrant” means the Parent Private Placement Warrants and Parent Public Warrants issued and outstanding as of the Signing Date.

“Party(ies)” has the meaning specified in the Preamble.

“Patent” has the meaning specified in the definition of “Intellectual Property.”

“Payment Spreadsheet” has the meaning specified in Section 3.02(e).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Financing” means each of the debt and equity financings set forth in Section 10.01-D of the Company Disclosure Letter.

“Permitted Liens” means: (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are: (i) not yet due and payable; or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect to such Liens for Taxes or assessments and similar charges or levies in accordance with GAAP; (b) other Liens for labor, materials or supplies imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and for which adequate reserves have been established with respect to such Liens for labor, materials or supplies imposed by operation of Law in accordance with GAAP; (c) Liens incurred or deposits made in the ordinary course of business in connection with social security; (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business; (e) Liens arising under this Agreement or any Ancillary Document; or (f) non-exclusive licenses of Owned Intellectual Property granted in the ordinary course of business.

“Person” means an individual (including current and former employees), corporation, company, partnership (including a general partnership, limited partnership, exempted limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision of any government, or an agency or instrumentality of any government.

“Personal Property” means any machinery, equipment, tool, vehicle, furniture, leasehold improvement, office equipment, plant, part and other tangible personal property.

“Post-Closing Holdco Board” has the meaning specified in Section 3.07.

“Premium Cap” has the meaning specified in Section 6.18(b).

“Proxy Statement” has the meaning specified in Section 6.13(a)(i)

“Proxy Statement/Registration Statement” has the meaning specified in Section 6.13(a)(i).

“Public Certifications” has the meaning specified in Section 5.06(a).

“Redemption” has the meaning specified in Section 6.13(b)(i).

“Redemption Shares” has the meaning specified in Section 3.02(c).

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements to such Registration Statement on Form S-4, to be filed with the SEC by the Parent under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 6.13(a)(i).

“Related Person” means any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates and any immediate family member of any of the foregoing.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escaping, dumping, abandoning, discarding, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment, or into or out of any property.

“Released Claims” has the meaning specified in Section 9.15.

“Remedial Legal Proceeding” means all actions to: (i) clean up, remediate, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” as to any Person means such Person’s Affiliates and their respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Requisite Member Approval” means the approval of this Agreement and the Transactions, including the Merger, by the irrevocable affirmative written consent of the Requisite Members pursuant to the terms and in accordance with and satisfaction of the conditions of the Company’s Organizational Documents and applicable Law, in a form mutually agreed upon by the Company and the Parent.

“Requisite Members” means the Persons set forth on Section 10.01-E of the Company Disclosure Letter.

“SA” means Sidley Austin LLP.

“Sanctioned Country” means any country or territory that is the target of comprehensive Sanctions Laws (currently, Cuba, Iran, North Korea, Syria, the Crimea, and the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic of Ukraine).

“Sanctioned Person” means any Person that is the target of sanctions or restrictions under Sanctions Laws, including: (i) any individual or entity listed on a sanctions- or export-related restricted party list published by the United States, including OFAC’s Specially Designated Nationals and Blocked Persons List, or the European Union, including the Consolidated List, and any such list maintained by relevant Governmental Authorities; (ii) the government, including any political subdivision, agency, or instrumentality thereof, of any Sanctioned Country or of Venezuela; (iii) a Person located in, national of, resident in, or organized under the jurisdiction of, a Sanctioned Country; and (iv) a Person acting or purporting to act on behalf of, or a Person that is 50 percent or greater owned or otherwise controlled, directly or indirectly, by any of the parties listed in clauses (i) through (iii).

“Sanctions Laws” means all Laws, regulations, embargoes or restrictive measures relating to economic or trade sanctions administered or enforced by the United States (including by OFAC, the U.S. Department of State, and the U.S. Department of Commerce), the United Nations Security Council, the European Union, any EU Member State or any other relevant Governmental Authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Second Earnout Shares” means two million (2,000,000)shares of Holdco Common Stock.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Company Holders” means any stockholder who is (a) an executive officer or director of the Target Companies, (b) an Affiliate of any stockholder who is an executive officer or director of the Target Companies or (c) a holder of 10% or greater of a class of the Company Units.

“Signing Date” has the meaning specified in the Preamble.

“Signing Filing” has the meaning specified in Section 6.15(b).

“Signing Press Release” has the meaning specified in Section 6.15(b).

“Software” means all computer software, firmware and computer programs and applications, including all source code, object code, middleware, utilities, computer programs, application programming interfaces, algorithms, plug-ins, libraries, subroutines, tools, drivers, microcode, scripts, batch files, instruction sets and macros, models and methodologies (in each case of the foregoing whether in source code, executable or object code form), software modules, tools, databases, database schemas and compilations, and related documentation (including user manuals and training manuals) related to any of the foregoing.

“Sponsor” means CWAM LC Sponsor LLC, a Delaware limited liability company.

“Sponsor Share Conversion” means the conversion by the Sponsor of its Parent Class B Ordinary Shares into Parent Class A Ordinary Shares on a one-for-one basis.

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of the date of this Agreement (as it may be amended or supplemented from time to time), by and between the Sponsor, the Company, the Parent and the other parties to such agreement.

“Staleness Deadlines” has the meaning specified in Section 6.04(a).

“Subsidiary” with respect to any Person means any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such corporation is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination of such Person or one or more of the other Subsidiaries of such Person, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests of such partnership is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination of such Person or one or more of the other Subsidiaries of that Person. A Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Surviving Innventure Company” has the meaning specified in Section 1.01(b).

“Surviving LCW Company” has the meaning specified in Section 1.01(a).

“Target Companies” means, collectively, the Company, its direct and indirect Subsidiaries.

“Tax Proceeding” has the meaning specified in Section 6.11(g).

“Tax Return” means any return, form, declaration, election, disclosure, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect to such tax imposed by a Governmental Authority.

“Third Earnout Shares” means one million (1,000,000) shares of Holdco Common Stock.

“Top Customers” has the meaning specified in Section 4.22(a).

“Top Suppliers” has the meaning specified in Section 4.22(b).

“Trade Secrets” means all trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements and other confidential and proprietary information and rights (whether or not patentable or subject to Copyright, Trademark, or trade secret protection).

“Trademarks” has the meaning set for in the definition of “Intellectual Property.”

“Trading Market” means any of the following markets or exchanges on which the Holdco Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Proposals” has the meaning specified in Section 6.13(b)(i).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents, including the Merger and the Domestication.

“Transfer Taxes” has the meaning specified in Section 6.11(a).

“Transmittal Documents” has the meaning specified in Section 3.04(d).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provisions or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Trust Account” means the trust account maintained by Trustee pursuant to the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of October 12, 2021, between the Parent and Trustee.

“Trustee” means U.S. Bank, National Association.

“VP” has the meaning specified in Section 9.14(a)(ii).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Holdco Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Holdco Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Holdco Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Holdco Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Holdco Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Holdco Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Holdco Common Stock so reported, or (d) in all other cases, the fair market value of a share of Holdco Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Holdco Common Stock then outstanding and reasonably acceptable to the Parent, the fees and expenses of which shall be due any payable by Holdco.

“WARN Act” has the meaning specified in Section 4.17(b).

“Warrant Agreement” means the Warrant Agreement, dated as of October 12, 2021, by and between the Parent and American Stock Transfer & Trust Company, LLC, as warrant agent.

“Working Capital Loans” means all loans made to the Parent related to ongoing expenses reasonably related to the business of the Parent and the consummation of a Business Combination.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

LEARN CW INVESTMENT CORPORATION

By:	/s/ Robert Hutter
Name: Robert Hutter
Title: Chief Executive Officer

LCW MERGER SUB, INC.

By:	/s/ Robert Hutter
Name: Robert Hutter
Title: President

INNVENTURE LLC

By:	/s/ David E. Yablunosky
Name: David E. Yablunosky
Title: Managing Partner and Chief Financial Officer

LEARN SPAC HOLDCO, INC.

By:	/s/ Robert Hutter
Name: Robert Hutter
Title: President

INNVENTURE MERGER SUB, INC.

By:	/s/ Robert Hutter
Name: Robert Hutter
Title: President

[Signature Page to Business Combination Agreement]

EXHIBIT A-1

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

Exhibit A-1

Final Form

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2024, is made and entered into by and among [Innventure, Inc. (f/k/a Learn SPAC HoldCo, Inc.)], a Delaware corporation (the “Company”), Learn CW Investment Corporation, a Cayman Islands exempted company with limited liability (the “SPAC”), CWAM LC Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed under Existing Holders on the signature pages hereto (each such party, together with the Sponsor and any person or entity deemed an “Existing Holder,” an “Existing Holder”) and the undersigned parties listed under New Holders on the signature pages hereto (each such party, together with any person or entity deemed a “New Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “New Holder” and collectively with the Existing Holders, the “Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the SPAC and the Existing Holders are party to that certain Registration and Shareholders Rights Agreement, dated October 12, 2021 (the “Existing Registration Rights Agreement”), pursuant to which the SPAC granted such Existing Holders certain registration rights with respect to certain securities of the SPAC;

WHEREAS, the SPAC has entered into that certain Business Combination Agreement, by and among the Company, the SPAC, LCW Merger Sub, Inc., a Delaware corporation, Innventure Merger Sub, LLC, a Delaware limited liability company, and Innventure LLC, dated as of October 24, 2023 (the “Business Combination Agreement”);

WHEREAS, pursuant to the transaction contemplated by the Business Combination Agreement (the “Transactions”) and subject to the terms and conditions set forth therein, the Holders will receive, upon closing of the Transactions (the “Closing”), shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”);

WHEREAS, pursuant to Section 5.8 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the SPAC and the Existing Holders of a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question; and

WHEREAS, the Company, the SPAC, and all of the Existing Holders desire to amend and restate the Existing Registration Rights Agreement in order to provide the Existing Holders and the New Holders certain registration rights with respect to certain securities of the Company as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I. Definitions

1.1.       Definitions.

The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) making such information public would materially interfere with a bona fide business, acquisition or divestiture or financing transaction of the Company or is reasonably likely to require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential.

“Aggregate Blocking Period” shall have the meaning given in Section 2.4.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Closing” shall have the meaning given in the Recitals.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals.

“Company” shall have the meaning given in the Preamble.

“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demanding Holder” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holder” shall have the meaning given in the Preamble.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.2.

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“Holders” shall have the meaning given in the Preamble.

“Holder Indemnified Parties” shall have the meaning given in subsection 4.1.1.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Holder” shall have the meaning given in the Preamble.

“Permitted Transferees” shall mean a person or entity to whom a Holder of Registrable Securities transfers such Registrable Securities, including prior to the expiration of any applicable lock-up period, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post- effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any shares of Common Stock, including shares issued as a result of, or issuable upon, the conversion or exercise of any options, warrants and other securities convertible into, or exchangeable or exercisable for shares of Common Stock, held by a Holder immediately following the Closing, (b) any shares of Common Stock acquired by a Holder following the date hereof to the extent that such securities are (i) “restricted securities” (as defined in Rule 144) or (ii) otherwise cannot be sold pursuant to Rule 144 without volume or other restrictions or limitations including as to manner or timing of sale, and (c) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock described in the foregoing clauses (a) and (b) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statemen; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

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“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)           all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B)           reasonable underwriter expenses other than fees, commissions or discounts;

(C)           fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(D)           printing, messenger, telephone and delivery expenses;

(E)            reasonable fees and disbursements of counsel for the Company;

(F)            reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(G)           reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration, the majority-in-interest of Holders participating in a Piggyback Registration or the majority-in-interest of Holders participating in a Shelf Underwritten Offering, as applicable.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Removed Shares” shall have the meaning given in Section 2.5.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act or any successor rule promulgated thereafter by the Commission.

“Rule 415” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Demanding Holders” shall have the meaning given in subsection 2.1.3.

“Shelf Requesting Holders” shall have the meaning given in subsection 2.1.3.

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“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“SPAC” shall have the meaning given in the Preamble.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Transactions” shall have the meaning given in the Recitals.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

Article II. Registrations

2.1.       Shelf Registration.

2.1.1.         Initial Registration. The Company shall promptly, but in no event later than 45 days after the date hereof, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as reasonably practicable after the filing thereof, but in no event later than the earlier of (i) 60 days following the filing deadline (or 120 days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission) and (ii) 15 business days after the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use commercially reasonable efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as reasonably practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within five business days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any Misstatement.

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2.1.2.         Form S-3 Shelf. If the initial Registration Statement filed by the Company pursuant to subsection 2.1.1 is a Form S-1 Shelf, upon the Company becoming eligible to register the Registrable Securities for resale by the Holders on a shelf registration statement on Form S-3 (a “Form S-3 Shelf”), the Company shall use commercially reasonable efforts to amend such initial Registration Statement to a Form S-3 Shelf or file a Form S-3 Shelf in substitution of such initial Registration Statement and cause such Registration Statement to be declared effective as promptly as practicable thereafter. If the Company files a Form S-3 Shelf and at any time thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use commercially reasonable efforts to file a Form S-1 Shelf as promptly as practicable to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3.         Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, any Holder or Holders (the “Shelf Demanding Holders”) may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement (a “Shelf Underwritten Offering”), provided that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $[●]1 from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering but in no event less than $[●]2. All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within [●] business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to reductions consistent with the Pro Rata calculations in Section 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein (the “Shelf Requesting Holders”), within [●] business days after sending the Company Shelf Takedown Notice. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities with the managing Underwriter or Underwriters selected by the Company after consultation with the initiating Holders and shall take all such other reasonable actions as are reasonably requested by the managing Underwriter or Underwriters in order to facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in Underwritten Offerings of securities by the Company.

1 Note to Draft: Amount to be mutually agreed by the parties.

2 Note to Draft: Amount to be mutually agreed by the parties.

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2.1.4.         Holder Information Required for Participation in Registration. At least [●] business days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall use commercially reasonable efforts to notify each Holder in writing of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth business day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

2.2.        Demand Registration.

2.2.1.         Request for Registration. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof, and provided that the Company does not have an effective Registration Statement pursuant to subsection 2.2.1 outstanding covering all the Registrable securities, at any time and from time to time after the first anniversary of the Closing, either (a) the Sponsor, or (b) the New Holders of at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the New Holders (the “Demanding Holders”), in each case, may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within five business days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five business days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than [●] days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than (i) an aggregate of [●]3 Registration initiated by the Sponsor and (ii) [●]4 Registration initiated by the New Holders, in each case pursuant to a Demand Registration under this subsection 2.2.1 with respect to any or all Registrable Securities. Notwithstanding anything to the contrary in this subsection 2.2.1, any Demand Registration in the form of an Underwritten Offering, must include, in the aggregate, Registrable Securities having an aggregate market value of at least $[●]5 (based on the Registrable Securities included in such Demand Registration by all Holders participating in such Demand Registration).

3 Note to Draft: To be mutually agreed by the parties.

4 Note to Draft: To be mutually agreed by the parties.

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2.2.2.         Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Demand Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Demand Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than [●] days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.2.3.         Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their written demand for a Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company after consultation with the Demanding Holders initiating the Demand Registration.

2.2.4.         Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders (or Shelf Demanding Holders) and the Requesting Holders (or Shelf Demanding Holders) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders (or Shelf Demanding Holders) and the Requesting Holders (or Shelf Demanding Holders) (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders or Shelf Demanding Holders, as applicable, and the Requesting Holders or Shelf Requesting Holders, as applicable (pro rata based on the respective number of Registrable Securities that each Demanding Holder or Shelf Demanding Holder, as applicable, has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Requesting Holders or Shelf Requesting Holders, as applicable, have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

5 Note to Draft: Amount to be mutually agreed by the parties.

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2.2.5.         Demand Registration Withdrawal. Any Demanding Holder, Shelf Demanding Holder, Requesting Holder, or Shelf Requesting Holder, pursuant to an Underwritten Registration under subsection 2.2.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Registration at least [●] business day prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to the withdrawal of any such Holder under this subsection 2.2.5.

2.3.       Piggyback Registration.

2.3.1.         Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.2 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or an at-the-market offering or (v) on Form S-4 or Form S-8 or their successor forms, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as reasonably practicable but not less than five business days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five business days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

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2.3.2.         Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (iii) the Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a)             If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested or demanded pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b)             If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

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2.3.3.         Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least [●] business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3

2.3.4.         Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3 hereof.

2.4.        Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, commercially reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of an Underwriter(s) to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board, the Chief Executive Officer or the Chief Financial Officer of the Company stating that, in their good faith judgment, it would require the Company to make an Adverse Disclosure and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than ninety (90) days in any 12-month period (the “Aggregate Blocking Period”).

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2.5.        Rule 415; Removal. If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form S-3 filed pursuant to this Article II is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, the Company shall be obligated to use commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires a Holder to be named as an “underwriter,” the Company shall (i) promptly notify each holder of Registrable Securities thereof (or in the case of the Commission requiring a Holder to be named as an “underwriter,” the Holders) and (ii) use commercially reasonable efforts to persuade the Commission that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Holders is an “underwriter.” The Holders whose Registrable Securities are subject to such position of the Commission shall have the right to select one (1) legal counsel designated by the holders of a majority of the Registrable Securities subject to such position of the Commission (at the Company’s sole cost and expense) to review and oversee any registration or matters pursuant to this Section 2.5, including participation in any meetings or discussions with the Commission regarding the Commission’s position and to comment on any written submission made to the Commission with respect thereto. No such written submission regarding the Holders with respect to this matter shall be made to the Commission to which the applicable Holders’ counsel reasonably objects. In the event that, despite the Company’s commercially reasonable efforts and compliance with the terms of this Section 2.5, the Commission refuses to alter its position, the Company shall (i) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall not agree to name any Holder as an “underwriter” in such Registration Statement without the prior written consent of such Holder. In the event of a share removal pursuant to this Section 2.5, the Company shall give the applicable Holders at least [●] days’ prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the Holders pursuant to this Section 2.5 shall be allocated between the Holders on a Pro Rata basis based on the aggregate amount of Registrable Securities held by the Holders. In the event of a share removal of the Holders pursuant to this Section 2.5, the Company shall promptly register the resale of any Removed Shares pursuant to subsection 2.1.2 hereof and in no event shall the filing of such Registration Statement on Form S-1 or subsequent Registration Statement on Form S-3 filed pursuant to the terms of subsection 2.1.2 be counted as a Demand Registration hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to Section 2.4 hereof.

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Article III. Company Procedures

3.1.       General Procedures. If the Company is required to effect the Registration of Registrable Securities pursuant to this Agreement, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1.      prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2.      prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the applicable Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3.      prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4.      prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5.      notify the Holders whose Registrable Securities are included in a Registration Statement promptly, and in all events within [●] business days, of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; and (iii) any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Prospectus will not contain a Misstatement, and promptly make available to the Holders whose Registrable Securities are included in such Registration Statement any such supplement or amendment;

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3.1.6.      cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.7.      provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.8.      advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.9.      at least [●] days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (other than by way of a document incorporated by reference) furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.10.    notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.11.    permit a representative of the Holder (such representative to be selected by a majority-in-interest of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; provided, further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.12.    obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

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3.1.13.    on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.14.    in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.15.    make available for inspection by the Holders whose Registrable Securities are included in such Registration Statement and who have signed a non-disclosure agreement, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any Holder whose Registrable Securities are included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be reasonably requested to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement;

3.1.16.    make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.17.    if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $[●]6, use commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show,” analyst or investor presentations and other such meetings organized by the Underwriters that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.18.    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2.       Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

6 Note to Draft: Amount to be mutually agreed by the parties.

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3.3.       Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4.       Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time possible, but in no event more than [●] days, determined in good faith by the Company to be necessary for such purpose; provided, that each day of any such suspension pursuant to this Section 3.4 shall correspondingly decrease the Aggregate Blocking Period available to the Company during any 12-month period pursuant to Section 2.4 hereof. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5.       Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell or transfer shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 or pursuant to any other available exemption from the Securities Act, including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

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Article IV. Indemnification and Contribution

4.1.       Indemnification.

4.1.1.         The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and each person who controls such Holder (within the meaning of the Securities Act) (the “Holder Indemnified Parties”) against all losses, judgments, claims, actions, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for inclusion therein. The Company shall promptly reimburse the Holder Indemnified Parties for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such losses, judgments, claims, actions, damages, liabilities or expenses. The Company shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2.         In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, judgments, claims, actions, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for inclusion therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3.         Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

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4.1.4.         The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5.         If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

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Article V. Miscellaneous

5.1.       Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [●], and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto.

5.2.       Assignment; No Third Party Beneficiaries.

5.2.1.         This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2.         Prior to the expiration of any applicable lock-up period, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, in violation of the applicable lock-up agreement, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee.

5.2.3.         This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4.         This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5.         No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3.       Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

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5.4.       Counterparts. This Agreement may be executed in multiple counterparts (including facsimile, electronic signature or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.5.       Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

5.6.       Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

5.7.       Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Sponsor in the negotiation, administration, performance or enforcement hereof.

5.8.       Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that affects either of (x) the Existing Holders as a group, (y) or the New Holders as a group, respectively, in a manner that is different from any other Holders, as applicable, shall require the prior written consent of (1) a majority-in-interest of the Registrable Securities held by such Existing Holders, or (2) a majority-in-interest of the Registrable Securities held by such New Holders, as applicable, prior to entering into such amendment or waiver; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that affects one Holder or group of affiliated Holders, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder or group of affiliated Holders so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.9.       Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

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5.10.     Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.11.     Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.12.     Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.13.     Legend Removal. If a Holder holds Registrable Securities that are eligible to be sold without restriction under Rule 144 (other than the restrictions set forth under Rule 144(i)) or pursuant to an effective Registration Statement, then, at such Holder’s request, accompanied by such written representations and other documents as the Company or its transfer agent shall reasonably request, the Company shall, reasonably promptly, cause the Company’s transfer agent to remove any restrictive legend set forth on the Registrable Securities held by such Holder in connection with any sale of such Registrable Securities pursuant to Rule 144 or the effective Registration Statement, as applicable (including, if required by the Company’s transfer agent, by delivering to the Company’s transfer agent a direction letter and opinion of counsel in form reasonably acceptable to the Company’s transfer agent).

5.14.     Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) the date as of which no Registrable Securities remain outstanding. The provisions of Section 3.5 and Article IV shall survive any termination.

(Signature Pages Follow)

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

LEARN CW INVESTMENT CORPORATION

By:
Name: Robert Hutter
Title: Chief Executive Officer

Signature Page to Amended and Restated Registration Rights Agreement

EXISTING HOLDERS:

CWAM LC SPONSOR LLC
By: ABF Manager LLC, its manager

By:
Name: Adam Fisher
Title: Sole Member

Signature Page to Amended and Restated Registration Rights Agreement

By:
Name: Robert Hutter
Title: Chief Executive Officer

Signature Page to Amended and Restated Registration Rights Agreement

By:
Name: Adam Fisher
Title: Director

Signature Page to Amended and Restated Registration Rights Agreement

The 2011 Jonathan R Goldman and Anuranjita Tewary Revocable Trust

By:
Name: Anuranjita Tewary
Title: Director

Signature Page to Amended and Restated Registration Rights Agreement

By:
Name: Daniel H. Stern
Title: Director

Signature Page to Amended and Restated Registration Rights Agreement

By:
Name: Peter Relan
Title: Director

Signature Page to Amended and Restated Registration Rights Agreement

By:
Name: Ellen Levy
Title: Director

Signature Page to Amended and Restated Registration Rights Agreement

NEW HOLDERS:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

Signature Page to Amended and Restated Registration Rights Agreement

EXHIBIT A-2

FORM OF INVESTOR RIGHTS AGREEMENT

Exhibit A-2

INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is entered into as of the [__] day of [____], 2024, by and among [Innventure, Inc.] f/k/a Learn SPAC Holdco, Inc. (“Holdco”), a Delaware corporation, and the undersigned parties listed under Founding Investors on the signature page hereto (each, an “Investor” and collectively, the “Investors”).

WHEREAS, Holdco is party to that certain Business Combination Agreement, dated as of October __, 2023 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “BCA”), by and among Holdco, Learn CW Investment Corporation, LCW Merger Sub, Inc., Innventure LLC (“Innventure”), and Innventure Merger Sub, LLC (“Innventure Merger Sub”), pursuant to which, among other things, Innventure Merger Sub merged with and into Innventure, with Innventure being the surviving company and a wholly-owned subsidiary of Holdco, and Innventure members receiving Common Shares of Holdco in exchange for their membership interests in Innventure as provided by the BCA; and

WHEREAS, in connection with the transactions contemplated by the BCA, Holdco has agreed to grant to the Founding Investors certain rights with respect to nomination of directors on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS. The following terms used herein have the following meanings:

1.1            “Affiliate” means, with respect to any specified person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person, through one or more intermediaries or otherwise.

1.2            “Agreement” is defined in the preamble to this Agreement.

1.3            “BCA” is defined in the recitals to this Agreement.

1.4            “Beneficially Own” or “Beneficially Owned” has the meaning ascribed to it in Section 13(d) of the Exchange Act.

1.5            “Board of Directors” means the board of directors of Holdco.

1.6            “Closing Date” has the meaning set forth in the BCA

1.7            “Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

1.8            “Common Shares” means shares of Common Stock of Holdco, par value $0.0001 per share.

1.9            “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

1.10          “Founding Investor” means each of the persons listed on Exhibit A and each of their Permitted Transferees.

1.11          “Founding Investor Shares” means those Common Shares Beneficially Owned by the Founding Investors.

1.12          “Independent Director” shall mean a director who complies with the independence requirements for directors with respect to Holdco (without reference to any applicable exemptions from such requirements, and without reference to any heightened requirements for service on the audit committee of the Board of Directors) for companies listed on [Nasdaq/ The New York Stock Exchange].

1.13          “Investor” is defined in the preamble to this Agreement.

1.14          “Majority Founding Investor Direction” means a direction to nominate directors received by Holdco from Founding Investors holding more than 50% of the Founding Investor Shares.

1.15          “Management Director” shall mean a director who is an executive officer of Holdco.

1.16          “Minimum Holding Condition” is defined in Section 2.1(b).

1.17          “Notices” is defined in Section 3.2.

1.18          “Permitted Transferees” means (a) with respect to any Investor, its (i) officers, directors, members, consultants or Affiliates, (ii) relatives and trusts for estate planning purposes, (iii) descendants upon death or (iv) pursuant to a qualified domestic relations order, (b) Holdco, and (c) any other Investor.

1.19          “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

1.20          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

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2.	BOARD OF DIRECTORS.

2.1            Designees

(a)          Upon the Closing, the Board shall initially consist of seven (7) directors, including [__________], [__________], [__________], [__________], [__________], [__________] and [__________].1 In accordance with the certificate of incorporation of Holdco, the Board will be divided into three (3) classes serving staggered three-year terms. The initial term of the Class I directors shall expire at the first (1st) annual meeting of the stockholders of Holdco following the Closing Date at which directors are elected. The initial term of the Class II directors shall expire at the second (2nd) annual meeting of the stockholders of Holdco following the Closing Date at which directors are elected. The initial term of the Class III directors shall expire at the third (3rd) annual meeting of the stockholders of Holdco following the Closing Date at which directors are elected. [●] and [●] will be assigned to Class I, [●] and [●] will be assigned to Class II, and [●], [●] and [●] will be assigned to Class III.2 From and after the Closing, the rights of the Founding Investors to designate directors to the Board and its committees shall be as set forth in the remainder of this Section 2.

(b)          From and after the Closing Date, in respect of each annual meeting or special meeting of the stockholders of Holdco at which directors are to be elected, the Founding Investors, collectively, shall have the right, but not the obligation, to nominate for election to the Board of Directors in any applicable election that number of individuals determined in accordance with Section 2.1(c) below (the “Founding Investor Nominees”). Holdco will use reasonable best efforts, including taking all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law), to cause the Founding Investor Nominees to be elected to serve as directors on the Board of Directors.

(c)           The number of Founding Investor Nominees which Holdco shall cause to be elected at each annual meeting or special meeting of the stockholders of Holdco at which directors are to be elected is that number which, assuming all such individuals are successfully elected to the Board of Directors, when taken together with any incumbent director of a different class nominated by the Founding Investors and not standing for election in such election, would result in the number of directors on the Board of Directors nominated by the Founding Investors as specified below:

 (i)              up to five (5) directors, so long as the Founding Investors collectively beneficially own (directly or indirectly) greater than 70% of the outstanding Common Shares;

1 Initial directors to be identified. To include three members of management and two Independent Directors nominated by Founding Investors, and two additional “at large” Independent Directors to be agreed by the parties. One of the Independent Directors nominated by Founding Investors and two “at large” Independent Directors to be “audit committee” independent.

2 Founding Investors to determine class allocations.

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(ii)             up to four (4) directors, so long as the Founding Investors collectively beneficially own more than 50% of the outstanding Common Shares but less than 70% of the outstanding Common Shares;

(iii)             up to three (3) directors, so long as the Founding Investors collectively beneficially own at least 40% of the outstanding Common Shares but less than 50% of the outstanding Common Shares;

(iv)             up to two (2) directors, so long as the Founding Investors collectively beneficially own at least 20% of the outstanding Common Shares but less than 40% of the outstanding Common Shares; and

(v)              up to one (1) director, so long as the Founding Investors collectively beneficially own at least 5% of the outstanding Common Shares but less than 20% of the outstanding Common Shares.

In the event the size of the Board is increased or decreased at any time to other than seven (7) directors, the Founding Investors’ collective nomination rights under this Section 2.1 shall be proportionately increased or decreased, respectively, rounded up to the nearest whole number.

(d)          For the avoidance of doubt, the rights granted to the Founding Investors to designate members of the Board are additive to, and not intended to limit in any way, the rights that Founding Investors or any of their respective Affiliates may have to nominate, elect or remove directors under Holdco’s certificate of incorporation, bylaws or the Delaware General Corporation Law.

(e)          Holdco agrees, to the fullest extent permitted by applicable law (including with respect to any applicable fiduciary duties under Delaware law), that taking all necessary corporate action to effectuate the above will include (i) including the Persons designated pursuant to this Section 2.1(b) in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors, (ii) nominating and recommending each such individual to be elected as a director as provided herein, (iii) soliciting proxies or consents in favor thereof, and (iv) without limiting the foregoing, otherwise using its reasonable best efforts to cause such nominees to be elected to the Board, including providing at least as high a level of support for the election of such nominees as it provides to any other individual standing for election as a director.

(f)           In the event that a vacancy is created on the Board at any time by the death, disability, resignation or removal of a Director designated by the Founding Investors pursuant to this Agreement, then the Founding Investors will be entitled to designate an individual to fill the vacancy. Holdco will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause such replacement designee to become a member of the Board.

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3.	MISCELLANEOUS.

3.1            Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of Holdco hereunder may not be assigned or delegated by Holdco in whole or in part.

3.2            Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To Holdco:	[●]
[●]
[●]
[●]
[●]

To a Founding Investor, to the address set forth below such Investor’s name on Exhibit A.

3.3            Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

3.4            Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of a signed counterpart of this Agreement by facsimile or email/pdf transmission shall constitute valid and sufficient delivery thereof.

3.5            Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

3.6            Modifications and Amendments. No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by such party.

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3.7            Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

3.8            Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

3.9            Remedies Cumulative. In the event that Holdco fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Investor may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

3.10          Governing Law; Dispute Resolution. This Agreement shall be governed by the laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of Court of Chancery of the State of Delaware and any State of Delaware appellate court therefrom for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the Court of Chancery of the State of Delaware and any State of Delaware appellate court therefrom, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

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3.11          Waiver of Trial by Jury. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAVIER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT OR DELICT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW, CIVIL LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO A TRIAL BY JURY FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Each party will bear its own costs in respect of any disputes arising under this Agreement. The prevailing party shall be entitled to reasonable legal fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in any court of competent jurisdiction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have caused this Investors’ Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY

[INNVENTURE, INC.] F/K/A LEARN
SPAC HOLDCO, INC.

By:
Name:
Title:

FOUNDING INVESTORS:

MICHAEL OTWORTH

RICHARD BRENNER

JOHN SCOTT

BILL HASKELL

DAVID E. YABLUNOSKY

ROLAND AUSTRUP

Signature Page to Investors’ Rights Agreement

GREG WASSON

[GLOCKNER ENTERPRISES]

 Signature Page to Investors’ Rights Agreement

EXHIBIT A

Founding Investor Names and Addresses

Founding Investor: Michael Otworth
Address:

Email:
Phone:
Number of Common Shares Owned Upon Closing:

Founding Investor: Richard Brenner
Address:

Email:
Phone:
Number of Common Shares Owned Upon Closing:

Founding Investor: John Scott
Address:

Email:
Phone:
Number of Common Shares Owned Upon Closing:

Founding Investor: Bill Haskell
Address:

Email:
Phone:
Number of Common Shares Owned Upon Closing:

Founding Investor: David E. Yablunosky
Address:

Email:
Phone:
Number of Common Shares Owned Upon Closing:

Founding Investor: Roland Austrup
Address:

Email:
Phone:
Number of Common Shares Owned Upon Closing:

Founding Investor: Greg Wasson

Address:

Email:

Phone:

Number of Common Shares Owned Upon Closing:

Founding Investor: [Glockner Enterprises]

Address:

Email:

Phone:

Number of Common Shares Owned Upon Closing:

EXHIBIT B

FORM OF AMENDED HOLDCO CERTIFICATE OF INCORPORATION

Exhibit B

FINAL FORM

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

[innventure], INC.

Learn SPAC HoldCo, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A.           The name of the corporation is [Innventure], Inc. (the “Corporation”). The Corporation was originally incorporated under the name Learn SPAC HoldCo, Inc. The Corporation’s original certificate of incorporation was filed with the office of the Secretary of State of the State of Delaware on October 9, 2023.

B.           This amended and restated certificate of incorporation (this “Certificate of Incorporation”) was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended and supplemented (the “DGCL”), restates and amends the provisions of the Corporation’s certificate of incorporation and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

C.           The text of the certificate of incorporation of this Corporation is hereby amended and restated to read in its entirety as follows:

Article I

The name of the Corporation is [Innventure], Inc.

Article II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Dr., Wilmington, DE 19808. The name of its registered agent at such address is Corporation Service Company.

Article III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. Without limiting the generality of the foregoing, those activities include: (i) investing in securities of Innventure, LLC, a Delaware limited liability company, or any successor entities thereto (“Innventure”), and any of its subsidiaries; (ii) exercising all rights, powers, privileges and other incidents of ownership or possession with respect to the Corporation’s assets, including managing, holding, selling and disposing of such assets; and (iii) engaging in any other activities incidental or ancillary thereto.

Article IV

Section 4.1        Authorized Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is [•] ([•]) shares, consisting of [•] ([•]) shares of common stock, with a par value of $0.0001 per share (the “Common Stock”), and [•] ([•]) shares of preferred stock, with a par value of $0.0001 per share (the “Preferred Stock”).1

Section 4.2        Number of Authorized Shares. The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of all of the outstanding shares of capital stock of the Corporation entitled to vote on such increase or decrease, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a separate vote of holders of the Common Stock or Preferred Stock is required pursuant to the terms of any Preferred Stock Designation (as defined below). Notwithstanding the immediately preceding sentence, the number of authorized shares of the Common Stock may not be decreased below the number of shares of Common Stock then outstanding plus the number of shares of Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Common Stock.

Section 4.3        Preferred Stock. Subject to any limitations prescribed by law, the board of directors of the Corporation (the “Board of Directors”) is authorized to provide, out of the unissued shares of Preferred Stock, for the issuance of shares of Preferred Stock in one or more series, including “blank check” preferred stock. The issuance of Preferred Stock as set forth in the preceding sentence shall be accomplished by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate shall be referred to as a “Preferred Stock Designation”), to: (i) establish from time to time the number of shares to be included in each such series; and (ii) fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such preferred shares. Without limitation, those rights, designations and preferences shall include the authority to fix the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, restrictions on the issuance of shares of such series, the dissolution preferences and the rights in respect of any distribution of assets of any wholly unissued series of Preferred Stock, or any of them and to increase or decrease the number of shares of any series so created (except where otherwise provided in the Preferred Stock Designation), subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the authorized number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series (except where otherwise provided in the Preferred Stock Designation). There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof. The several series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a duly authorized committee of the Board of Directors, providing for the issuance of the various series of Preferred Stock.

1 Note to Draft: The number of authorized Common Stock and Preferred Stock to be determined prior to the filing of S-4.

Section 4.4        Common Stock. The powers, preferences and rights of the Common Stock and the qualifications, limitations or restrictions thereof are as follows:

(a)       Voting Rights. Except as otherwise required by law: Each share of Common Stock shall entitle the record holder as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Common Stock. The holders of shares of Common Stock shall not have cumulative voting rights. Except as otherwise required by law or this Certificate of Incorporation, and subject to the rights of the holders of shares of Preferred Stock, if any, at any annual or special meeting of the stockholders of the Corporation, the holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders; provided, however, that, except as otherwise required by law, holders of shares of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms, number of shares, powers, designations, preferences or relative, participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereof, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL. Except as otherwise required by law or this Certificate of Incorporation, the holders of shares of Common Stock shall vote together as a single class with such holders of Preferred Stock if any holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock.

(b)       Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Common Stock with respect to the payment of dividends (and other distributions of cash, stock or property), such holders of Common Stock shall be entitled to the payment of dividends (and other distributions of cash, stock or property) ratably in proportion to the number of shares held by each such stockholder when, as and if declared by the Board of Directors in its discretion from time to time in accordance with applicable law.

(c)       Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to payments in liquidation shall be entitled, the remaining assets and funds of the Corporation available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of Common Stock in proportion to the number of shares held by each such stockholder.

(d)       Transfers. Subject to applicable law and any transfer restrictions set forth in the By-laws of the Corporation, as may be amended from time to time (the “By-laws”), or this Certificate of Incorporation, shares of Common Stock and the rights and obligations associated therewith shall be fully transferable.

Section 4.5        Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares or other securities at least as many shares of  Common Stock or other securities equal to: (i) the number of shares of Common Stock issuable upon the conversion of the then-outstanding shares of convertible preferred stock of the Corporation, if any.

Section 4.6        Lock-Up.

(a)       Subject to Section 4.6(b), the holders (the “Lock-up Holders”) of Common Stock (the “Lock-up Shares”) issued as consideration (including any Earnout Shares, as defined in the Business Combination Agreement (as defined below)) to former holders of membership interests, warrants or other equity interests of Innventure LLC, a Delaware limited liability company (“Innventure”), may not Transfer any Lock-up Shares until the end of the period beginning on the date of the closing of the Transactions (as defined below) and ending on the date of the opening of the first trading window at least 180 days after the closing date of the Transactions (the “Lock-up Period”). As used in this Certificate of Incorporation, (i) “Business Combination Agreement” means the Business Combination Agreement, dated as of October 24, 2023, by and among Learn CW Investment Corporation, a Cayman Islands exempted company (the “SPAC”), Innventure, the Corporation, LCW Merger Sub, Inc., a Delaware corporation, Innventure Merger Sub, LLC, a Delaware limited liability and (ii) “Transactions” means the transactions contemplated by the Business Combination Agreement.

(b)       Notwithstanding the provisions set forth in Section 4.6(a), the Lock-up Holders may Transfer the Lock-up Shares during the Lock-up Period (i) in the case of an individual, (A) by gift to any person related to the Lock-up Holder by blood, marriage, or domestic relationship (“immediate family”), a charitable organization or a trust or other entity formed for estate planning purposes for the benefit of an immediate family member, (B) by will, intestacy or by virtue of laws of descent and distribution upon the death of such individual, or (C) pursuant to a qualified domestic relations order, (ii) in the case of a corporation, limited liability company, partnership, trust or other entity, to any stockholder, member, partner or trust beneficiary as part of a distribution, or to any corporation, partnership or other entity that is an affiliate (as defined in Rule 405 of the Securities Act) of the Lock-up Holder, (iii) in the event of a liquidation, merger, stock or unit exchange or other similar transaction which results in all of the Lock-up Holders having the right to exchange their shares of Common Stock for cash, securities or other property, or (iv) to the Corporation in connection with the “net” or “cashless” exercise of options or other rights to purchase shares of Common Stock held by such Lock-up Holder in satisfaction of any tax withholding or exercise price obligations through cashless surrender or otherwise, provided that any shares of Common Stock issued upon exercise of such option or other rights shall remain subject to the terms of Section 4.6(a); provided, however, that, in the case of clauses (ii) and (iii), such transferees shall enter into a written agreement agreeing to be bound by the transfer restrictions set forth herein in form and substance reasonably satisfactory to the Corporation; and provided, further, with respect to clauses (ii) and (iii), that any such transfer shall not involve a disposition for value.

(c)        Notwithstanding the other provisions set forth in this Section 4.6 or any other provision contained herein, the Corporation may, with the prior written consent of the SPAC given prior to the closing of the Transactions, determine to waive, amend, or repeal the Lock-up obligations set forth in this Section 4.6, whether in whole or in part.

(d)       The Lock-up Shares shall carry appropriate legends indicating the restrictions on Transfer imposed by this Section 4.6, including as required by Section 151(f) of the DGCL in respect to uncertificated stock.

Article V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Preferred Stock Designation in respect of one or more series of Preferred Stock) or the By-laws, the adoption, amendment or repeal of the By-laws by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class.

Article VI

Section 6.1        Management. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 6.2        Ballot. Elections of directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the By-laws shall so provide.

Section 6.3        Number and Terms of the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, the number of directors which shall constitute the whole Board of Directors shall not be less than seven (7). Within such limit, the number of members of the entire Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the By-laws.

Section 6.4        Newly Created Directorships and Vacancies. Except as otherwise required by law and the separate rights of the holders of any series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal from office or other cause shall be filled exclusively by the affirmative vote of a majority of the Directors then in office, even though less than a quorum, or by a sole remaining Director, and not by the stockholders. Any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his successor shall be elected and qualified or until such Director’s earlier death, resignation, retirement, disqualification, or removal.

Section 6.5        Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, for as long as this Certificate of Incorporation provides for a classified Board of Directors, any Director, or the entire Board of Directors, may otherwise be removed only for cause by an affirmative vote of at least two-thirds of the total voting power of all the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting duly called for that purpose.

Section 6.6        Classified Board. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the Directors shall be divided into three classes, with each Director then in office to be designated as a Class I Director, a Class II Director or a Class III Director, with each class to be apportioned as nearly equal in number as practicable. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the effectiveness of this Article VI (the “Effective Time”); the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the Effective Time; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the Effective Time. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third annual meeting of stockholders to be held following their election. Each Director in each such class shall hold office until such Director’s successor is duly elected and qualified, subject to such Director’s earlier death, resignation or removal in accordance with this Certificate of Incorporation. The Board of Directors is authorized to assign each Director already in office at the Effective Time, as well as each Director elected or appointed to a newly created directorship due to an increase in the size of the Board of Directors, to Class I, Class II or Class III. However, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. Any such additional director of any class elected or appointed to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.

Section 6.7        Notwithstanding any of the other provisions of this Article VI, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Preferred Stock Designation, and such Directors so elected shall not be divided into classes pursuant to this Article VI unless expressly provided by such terms. During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of this Article VI, then upon commencement and for the duration of the period during which such right continues; (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to such provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to such Director’s earlier death, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such series of stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation or removal of such additional directors, shall forthwith terminate, and the total authorized number of Directors of the Corporation shall be reduced accordingly.

Article VII

Section 7.1        Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation (and may not be taken by consent of the stockholders in lieu of a meeting). In addition to the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Preferred Stock Designation relating to such series of Preferred Stock. To be valid, any such consent or consents shall: (i) be in writing; (ii) set forth the action to be taken; (iii) be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted; and (iv) be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

Section 7.2        Special Meetings. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President. Except as set forth in the preceding sentence, special meetings shall not be called by any other Person.

Section 7.3        Advance Notice. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-laws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting (or any supplement to such notice of meeting).

Article VIII

Notwithstanding any other provision of this Certificate of Incorporation, and in addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, the affirmative vote of at least two-thirds of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter, change or repeal any provision contained in this Certificate of Incorporation. Notwithstanding the foregoing, the affirmative vote of at least a majority of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter, change or repeal any provision contained in Articles I, II, and III of this Certificate of Incorporation.

Article IX

No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Article X

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any Person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Article XI

Unless a majority of the Board of Directors, acting on behalf of the Corporation consents in writing to the selection of an alternative forum: (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article XI, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the Chancery Court in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any Person purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI. This Article XI is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that Person and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Securities Act or Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Article XII

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible and without limiting any other provisions of this Certificate of Incorporation (or any other provision of the By-laws or any agreement entered into by the Corporation), the provisions of this Certificate of Incorporation (including, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to, or for the benefit of, the Corporation to the fullest extent permitted by law.

To the fullest extent permitted by law, each and every Person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) this Certificate of Incorporation, (b) the By-laws and (c) any amendment to this Certificate of Incorporation or the By-laws enacted or adopted in accordance with this Certificate of Incorporation, the By-laws and applicable law.

Article XIII

Section 13.1        In recognition and anticipation that (i) certain directors, managers, principals, officers, employees and/or other representatives of the Principal Stockholders and their Affiliates may serve as directors, officers or agents of the Corporation, (ii) the Principal Stockholders and their Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation or a majority owned subsidiary thereof (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XIII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Principal Stockholders, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 13.2        To the fullest extent permitted by law, none of (i) the Principal Stockholders or any of their Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both such Director’s director and officer capacities) or such Director’s Affiliates (the Persons identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates. To the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 13.3. Subject to Section 13.3 and to the fullest extent permitted by law, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation or any Affiliate of the Corporation.

Section 13.3        The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) if such opportunity is expressly offered to such Person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 13.2 shall not apply to any such corporate opportunity.

Section 13.4        In addition to and notwithstanding the foregoing provisions of this Article XIII, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that: (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake; (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation; or (iii) is one in which the Corporation has no interest or reasonable expectancy.

Section 13.5        Solely for purposes of this Article XIII, “Affiliate” shall mean in respect of any Principal Stockholder, any Person that, directly or indirectly, is controlled by such Principal Stockholder, controls such Principal Stockholder or is under common control with such Principal Stockholder. Affiliate shall include: (a) any principal, member, director, manager, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation); and (b) any funds or vehicles advised by Affiliates of such Principal Stockholder. Solely for purposes of this Article XIII, (x) in respect of a Non-Employee Director, the term “Affiliate” shall include any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation); and (y) in respect of the Corporation, the term “Affiliate” shall include any Person that, directly or indirectly, is controlled by the Corporation.

Section 13.6        To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XIII.

Article XIV

Section 14.1        Definitions. As used in this Certificate of Incorporation, the following terms shall have the following meaning:

(a)       “Affiliate” (other than for purposes of Article XIII) means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person, whether through one or more intermediaries or otherwise.

(b)       “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. A Person who is the owner of ten percent (10%) or more of the outstanding voting power of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(c)       “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(d)       “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a Person that individually or with or through any of its Affiliates:

(i)       beneficially owns such stock, directly or indirectly; or

(ii)       has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise. Notwithstanding the foregoing, a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding. Notwithstanding the foregoing, a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more Persons; or

(iii)       has any agreement, arrangement or understanding, for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing such stock, with any other Person that beneficially owns, or whose Affiliates beneficially own, directly or indirectly, such stock.

(e)       “Person” means any individual, corporation, company, partnership, limited liability company, unincorporated association or other entity or organization.

(f)       “Principal Stockholder” means any stockholder who owns or has the right, directly or indirectly, through any contract, arrangement understanding relationship or otherwise, to vote 10% or more of the shares of capital stock of the Corporation.

(g)       “Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(h)       “stock” with respect to any corporation means, capital stock and, with respect to any other entity, any equity interest.

(i)       “Transfer” means the (i) sale or assignment of, offer to sell, contract or agreement to sell, gift, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in the foregoing clause (i) or (ii).

(j)       “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this ___ day of ____________, 20__.

By:
Its:

EXHIBIT C

FORM OF AMENDED HOLDCO BYLAWS

Exhibit C

EXECUTION VERSION

Innventure Inc.

BY-LAWS

-i-

(continued)

-ii-

(continued)

-iii-

Article I

CORPORATE OFFICERS

Section 1.01             Registered Office. The address of the registered office of Innventure Inc., a Delaware corporation (the “Corporation”), in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended, restated or otherwise modified from time to time (the “Certificate of Incorporation”).

Section 1.02             Other Offices. The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board of Directors”) may from time to time establish or as the business of the Corporation may require.

Article II

MEETINGS OF STOCKHOLDERS

Section 2.01             Place of Meetings. Meetings of stockholders of the Corporation (the “Stockholders”), may be held at any place, within or without the State of Delaware, as may be designated by or in the manner determined by the Board of Directors. In the absence of such designation, meetings of Stockholders shall be held at the principal executive office of the Corporation. In its sole discretion, the Board of Directors may, determine that a meeting of Stockholders shall not be held at any place, but may instead be held solely by means of remote communication authorized by and in accordance with Section 211(a) of the General Corporation Law of the State of Delaware (the “DGCL”).

Section 2.02            Annual Meetings. The annual meeting of Stockholders shall be held for the election of members of the Board of Directors (the “Directors”) at such date and time as may be designated by or in the manner determined by resolution of the Board of Directors from time to time. Any other business as may be properly brought before the annual meeting of Stockholders may be transacted at the annual meeting of Stockholders. The Board of Directors may postpone, reschedule or cancel any annual meeting of Stockholders previously scheduled by the Board of Directors.

Section 2.03             Special Meetings. Special meetings of the Stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation. Special meetings of Stockholders validly called in accordance with this Section 2.03 of these By-laws (as the same may be amended, restated or otherwise modified from time to time, these “By-laws”) may be held at such date and time as specified in the applicable notice of such meeting. No business may be transacted at any special meeting of Stockholders other than the business specified in the notice of such meeting. Except in the case of a special meeting of Stockholders called at the request of the Stockholders pursuant to the express terms of the Certificate of Incorporation, the Board of Directors may postpone, reschedule or cancel any previously scheduled special meeting of the Stockholders.

Section 2.04             Notice of Meetings. Whenever Stockholders are required or permitted to take any action at a meeting of Stockholders, a notice of the meeting shall be given. The notice shall state: (i) the place, if any, date and hour of the meeting; (ii) the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such meeting; (iii) the record date for determining the Stockholders entitled to vote at the meeting (if such date is different from the record date for Stockholders entitled to notice of the meeting); and (iv) in the case of a special meeting of the Stockholders, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law, the Certificate of Incorporation or these By-laws, the notice of any meeting of Stockholders shall be given not less than ten nor more than 60 days before the date of the meeting to each Stockholder entitled to vote at the meeting as of the record date for determining the Stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the Stockholder at such Stockholder’s address as it appears on the records of the Corporation. In addition, if Stockholders have consented to receive notices by a form of electronic transmission, then such notice shall be deemed to be given when directed to an electronic mail address, respectively, at which the Stockholder has consented to receive notice. If such notice is transmitted by a posting on an electronic network together with separate notice to the Stockholder of such specific posting, such notice shall be deemed to be given upon the later of (i) such posting, and (ii) the giving of such separate notice. If such notice is transmitted by any other form of electronic transmission, such notice shall be deemed to be given when directed to the Stockholder. Notice shall be deemed to have been given to all Stockholders of record who share an address if notice is given in accordance with the “householding” rules set forth in the rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 233 of the DGCL.

Section 2.05             Adjournments. Any meeting of Stockholders, annual or special, may be adjourned from time to time by the chairperson of the meeting (or by the Stockholders in accordance with Section 2.06) to reconvene at the same or some other place, if any, and the same or some other time. Notice need not be given to the Stockholders of any such adjourned meeting if the time and place, if any, of such meeting, and the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting of Stockholders, the Corporation may transact any business that might have been transacted at the original meeting of Stockholders. If the adjournment is for more than 30 days, a notice of the adjourned meeting of Stockholders shall be given to each Stockholder of record entitled to vote at the adjourned meeting of Stockholders. If after the adjournment a new record date for determination of Stockholders entitled to vote is fixed for the adjourned meeting of Stockholders. The Board of Directors shall fix a new record date for determining Stockholders entitled to notice of such adjourned meeting of Stockholders in accordance with Section 2.09(a) of these By-laws, and shall give notice of the adjourned meeting of Stockholders to each Stockholder of record entitled to vote at such adjourned meeting of Stockholders as of the record date fixed for notice of such adjourned meeting of Stockholders. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the Stockholder at such Stockholder’s address as it appears on the records of the Corporation.

Section 2.06             Quorum. At any meeting of the Stockholders, the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation (“Stock”) entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by applicable law, the rules of any stock exchange upon which the Corporation’s securities are listed, the Certificate of Incorporation or these By-laws. In the absence of a quorum, then either (i) the chairperson of the meeting or (ii) the Stockholders by the affirmative vote of a majority of the voting power of the outstanding shares of Stock entitled to vote thereon, present in person, or by remote communication, if applicable, or represented by proxy, shall have the power to recess or adjourn the meeting of Stockholders from time to time in the manner provided in Section 2.05 of these By-laws until a quorum is present or represented. At any such recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. Where a separate vote by a class or classes or series of Stock is required by applicable law or the Certificate of Incorporation, the holders of a majority of voting power of the shares of such class or classes or series of Stock issued and outstanding and entitled to vote on such matter, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Section 2.07            Organization. Meetings of Stockholders shall be presided over by the Chairperson or by such other officer of the Corporation or Director as designated by the Board of Directors or the Chairperson. In the absence of such person or designation, then the chairperson for the meeting shall be chosen by the affirmative vote of a majority of the voting power of the outstanding shares of Stock present or represented at the meeting and entitled to vote at the meeting (provided there is a quorum). The Secretary of the Corporation (“Secretary”) shall act as secretary of the meeting, but in such person’s absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.08             Voting; Proxies.

(a)              Each Stockholder entitled to vote at any meeting of Stockholders shall be entitled to the number of votes, if any, for each share of Stock held of record by such Stockholder that has voting power upon the matter in question as set forth in the Certificate of Incorporation or, if such voting power is not set forth in the Certificate of Incorporation, one vote per share. Voting at meetings of Stockholders need not be by written ballot. Unless otherwise provided in the Certificate of Incorporation, at all meetings of Stockholders for the election of Directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect Directors. No holder of shares of Stock shall have the right to cumulate votes. All other elections and questions presented to the Stockholders at a meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of votes cast (excluding abstentions and broker non-votes) on such matter, unless a different or minimum vote is required by the Certificate of Incorporation, these By-laws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter.

(b)             Each Stockholder entitled to vote at a meeting of Stockholders or express consent to corporate action in writing without a meeting (if permitted by the Certificate of Incorporation) may authorize another person or persons to act for such Stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law, including Rule 14a-19 promulgated under the Exchange Act, filed in accordance with the procedure established for the meeting. No such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A Stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person (or by means of remote communication, if applicable) or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the Stockholder.

Section 2.09             Fixing Date for Determination of Stockholders of Record.

(a)              In order that the Corporation may determine the Stockholders entitled to notice of any meeting of Stockholders or any adjournment of such meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors. Unless otherwise required by applicable law, any such record date shall not be more than 60 nor less than ten days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the Stockholders entitled to vote at such meeting. Notwithstanding the foregoing, at the time it fixes such record date, the Board of Directors may determine, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining Stockholders entitled to notice of and to vote at a meeting of Stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of Stockholders of record entitled to notice of or to vote at a meeting of Stockholders shall apply to any adjournment of the meeting. The Board of Directors may, however, fix a new record date for determination of Stockholders entitled to vote at the adjourned meeting. In such event the Board of Directors shall also fix as the record date for Stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of Stockholders entitled to vote in accordance with the foregoing provisions of this Section 2.09(a) at the adjourned meeting.

(b)             In order that the Corporation may determine the Stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of Stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted. Any such record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining Stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such record date.

(c)              Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the Stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any such record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining Stockholders entitled to consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by applicable law or the Certificate of Incorporation, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law and (ii) if prior action by the Board of Directors is required by applicable law or the Certificate of Incorporation, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 2.10             List of Stockholders Entitled to Vote. At least ten days before every meeting of Stockholders, the Corporation shall prepare a complete list of the Stockholders entitled to vote at the meeting arranged in alphabetical order and showing the address of each Stockholder and the number of shares registered in the name of each Stockholder as of the record date (or such other date). In the event the record date for determining the Stockholders entitled to vote is less than ten days before the date of the meeting, the list referenced in the preceding sentence shall reflect the Stockholders entitled to vote as of the tenth day before the meeting date). The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any Stockholder, for any purpose germane to the meeting at least ten days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to Stockholders. Such list shall presumptively determine the identity of the Stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the “stock ledger” shall be the only evidence as to the Stockholders entitled to examine the list of Stockholders required by this Section 2.10 or to vote in person or by proxy at any meeting of Stockholders. For purposes of these By-laws, the term “stock ledger” means one or more records administered by or on behalf of the Corporation in which the names of all of the Corporation’s Stockholders of record, the address and number of shares registered in the name of each such Stockholder and all issuances and transfers of Stock are recorded.

Section 2.11             Inspectors of Election. In advance of any meeting of Stockholders, the Corporation may, and shall if required by law, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment of such meeting and to make a written report of such meeting. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of Stockholders, the person presiding at the meeting may, and to the extent required by law, shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of such person’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated in any such report or certificate. The inspector or inspectors of election may appoint such persons to assist them in performing their duties as they determine. The inspector or inspectors so appointed or designated shall: (i) ascertain the number of shares of Stock outstanding and the voting power of each such share; (ii) determine the number of shares of Stock represented at the applicable meeting of the Stockholders and the validity of proxies and ballots; (iii) count and tabulate all votes and ballots; (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (v) certify their determination of the number of shares of Stock represented at the meeting and such inspectors’ count of all votes and ballots. Any certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of Stockholders, the inspectors may consider any information permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election. The inspectors may appoint or retain other persons to assist them in the performance of their duties.

Section 2.12            Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at a meeting of the Stockholders shall be announced at the meeting by the person presiding over the meeting designated in accordance with Section 2.07. After the polls close, no ballots, proxies or votes or any revocations or changes may be accepted. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of Stockholders as it deems appropriate. Except to the extent inconsistent with any rules and regulations adopted by the Board of Directors, the person presiding over any meeting of Stockholders shall have the right and authority to: (i) convene and (for any or no reason) to recess and/or adjourn the meeting; and (ii) prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to Stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement of the meeting; and (v) limitations on the time allotted to questions or comments by participants. In addition to making any other determinations that may be appropriate to the conduct of the meeting, the presiding person at any meeting of Stockholders, shall, if the facts warrant, determine that a matter or business was not properly brought before the meeting. In the event of any such determination, the presiding person shall announce their determination to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the applicable meeting of Stockholders, meetings of Stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 2.13           Advance Notice Procedures for Business Brought before a Meeting. This Section 2.13 shall apply to any business that may be brought before an annual meeting of Stockholders other than nominations for election to the Board of Directors at such a meeting, which shall be governed by Section 2.14. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.14. This Section 2.13 shall not be applicable to nominations for election to the Board of Directors except as expressly provided in Section 2.14.

(a)             At an annual meeting of the Stockholders, the only business that shall be conducted is such business that has been properly brought before the meeting. To be properly brought before an annual meeting of the Stockholders, business must be: (a) specified in a notice of meeting of the Stockholders (or any supplement or amendment thereto) given by or at the direction of the Board of Directors or a duly authorized committee of the Board; (b) if not specified in a notice of meeting of the Stockholders, otherwise brought before the meeting by the Board of Directors or the chairperson of the meeting; or (c) otherwise properly brought before the meeting by a Stockholder present in person, or by remote communication. To properly bring a matter for consideration at an annual meeting, a Stockholder must: (A) (i) be a Stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 2.13 and at the time of the meeting; (ii) be entitled to vote at the meeting; and (iii) be in compliance with this Section 2.13 in all respects; or (B) have properly made such proposal in accordance with Rule 14a-8 under the Exchange Act, which proposal has been included in the proxy statement for such annual meeting of the Stockholders. The foregoing clause (c) shall be the exclusive means for a Stockholder to propose business to be brought before an annual meeting of the Stockholders. The only matters that may be brought before a special meeting of the Stockholders are the matters specified in the Corporation’s notice of meeting of the Stockholders given by or at the direction of the person calling the meeting pursuant to the Certificate of Incorporation and Section 2.03. For purposes of this Section 2.13 and Section 2.14, “present in person” shall mean that the Stockholder proposing that the business be brought before the annual meeting or special meeting of the Stockholders, as applicable. If the proposing Stockholder is not an individual, then a qualified representative of such proposing Stockholder may appear in person at such annual or special meeting of the Stockholders. For purposes of this Section 2.13, a “qualified representative” of such proposing Stockholder shall be, if such proposing Stockholder is (x) a general or limited partnership, any general partner or person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership; (y) a corporation or a limited liability company, any officer or person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company; or (z) a trust, any trustee of such trust.

(b)             To properly bring a matter for consideration at an annual meeting of the Stockholders, a Stockholder must: (a) provide Timely Notice in writing and in proper form to the Secretary; and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.13. To be timely, a Stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the immediately preceding year’s annual meeting. With respect to the first annual meeting of Stockholders following the Effective Time (as defined in the Certificate of Incorporation), the date for timely notice shall be [ •]. In the event that the date of the annual meeting of the Stockholders is more than 30 days before or more than 60 days after such anniversary date, to be timely, notice by a Stockholder must be delivered, or mailed and received, not later than the later of (A) the 90th day prior to such annual meeting and (B) the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c)              To be in proper form for purposes of this Section 2.13, a Stockholder’s notice to the Secretary shall set forth:

(i)              As to each Proposing Person: (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the number of shares of each class or series of Stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person. A Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of Stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(ii)             As to each Proposing Person, the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of Stock of the Corporation. For the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination. For the avoidance of doubt, any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer The notice for each Proposing Person shall also set forth: (A) any rights to dividends on the shares of any class or series of Stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation; (B) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or Directors, or any affiliate of the Corporation; (C) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement); and (D) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the applicable meeting of the Stockholders pursuant to Section 14(a) of the Exchange Act. The disclosures to be made pursuant to this Section 2.13(c)(ii) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the Stockholder directed to prepare and submit the notice required by these By-laws on behalf of a beneficial owner; and

(iii)             As to each item of business that the Stockholder proposes to bring before the annual meeting of the Stockholders: (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person; (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and the text of any proposed amendment to these By-laws); (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such Stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act. The disclosures required by this Section 2.13(c)(iii) shall not include, however, any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the Stockholder directed to prepare and submit the notice required by these By-laws on behalf of a beneficial owner.

(d)             The term “Proposing Person” shall mean (a) the Stockholder providing the notice of business proposed to be brought before an annual meeting of the Stockholders, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting of the Stockholders is made, and (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such Stockholder in such solicitation.

(e)              A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting of the Stockholders, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.13 shall be true and correct as of the record date for notice of the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement of the meeting. Any such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for notice of the meeting. In the case of the update and supplement required to be made as of the record date), any update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement of the meeting. If delivery as set forth in the preceding sentence is not practicable, delivery shall be effected on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof).

(f)              Notwithstanding anything in these By-laws to the contrary, no business shall be conducted at an annual meeting of the Stockholders that is not properly brought before the meeting in accordance with this Section 2.13. If the facts warrant, the presiding officer of the meeting shall determine that the business was not properly brought before the meeting in accordance with this Section 2.13. The presiding person shall announce any such determination to the meeting and any such business not properly brought before the meeting shall not be transacted.

(g)             In addition to the requirements of this Section 2.13 with respect to any business proposed to be brought before an annual meeting of the Stockholders, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.13 shall be deemed to affect the rights of Stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(h)             “Public disclosure” means disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

Section 2.14             Advance Notice Procedures for Nominations of Directors.

(a)              Nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting of the Stockholders may be made at such meeting only: (a) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these By-laws; or (b) by a Stockholder present in person (as defined in Section 2.13) (1) who was a Stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 2.14 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.14 as to such notice and nomination. Nominations of any person for election to the Board can only occur if the election of Directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting of the Stockholders. This Section 2.14 shall be the exclusive means for a Stockholder to make any nomination of a person or persons for election to the Board of Directors at any annual meeting or special meeting of the Stockholders.

(b)

(i)               For a Stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting of the Stockholders, the Stockholder must (a) provide Timely Notice (as defined in Section 2.13(b)) in writing and in proper form to the Secretary at the principal executive offices of the Corporation; (b) provide the information, agreements and questionnaires with respect to such Stockholder and such Stockholder’s candidate for nomination as required by this Section 2.14; and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.14.

(ii)              If the election of Directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting of the Stockholders, then for a Stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting of the Stockholders, the Stockholder must: (a) provide timely notice in writing and in proper form to the Secretary at the principal executive offices of the Corporation; (b) provide the information, agreements and questionnaires with respect to such Stockholder and its candidate for nomination required by this Section 2.14; and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.14. To be timely for purposes of this Section 2.14(b)(ii), a Stockholder’s notice for nominations to be made at a special meeting of the Stockholders must be delivered to, or mailed to and received by the Secretary not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the tenth day following the day on which public disclosure (as defined in Section 2.13(h)) of the date of such special meeting was first made.

(iii)            In no event shall any adjournment or postponement of an annual meeting or special meeting of the Stockholders, or the announcement of such adjournment or postponement, commence a new time period for the giving of a Stockholder’s notice as described above.

(iv)            In no event may a Nominating Person provide notice under this Section 2.14 or otherwise with respect to a greater number of Director candidates than are subject to election by Stockholders at the applicable meeting. If, subsequent to such notice, the Corporation shall increase the number of Directors subject to election at the meeting, any notice as to any additional nominees shall be due on the later of: (i) the conclusion of the time period for Timely Notice (with respect to an annual meeting of the Stockholders); (ii) the date set forth in Section 2.14(b)(ii) (with respect to a special meeting); or (iii) the tenth day following the date of public disclosure (as defined in Section 2.13(h)) of such increase.

(c)             To be in proper form for purposes of this Section 2.14, a Stockholder’s notice to the Secretary shall set forth:

(i)              As to each Nominating Person, the Stockholder Information (as defined in Section 2.13(c)(i)) except that the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.13(c)(i);

(ii)             As to each Nominating Person, any Disclosable Interests (as defined in Section 2.13(c)(ii), except that the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.13(c)(ii) and the disclosure with respect to the business to be brought before the meeting of the Stockholders in Section 2.13(c)(iii) shall be made with respect to nomination of each person for election as a Director at such meeting); and

(iii)            As to each candidate whom a Nominating Person proposes to nominate for election as a Director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a Stockholder’s notice pursuant to this Section 2.14 if such candidate for nomination were a Nominating Person; (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the Corporation’s proxy statement as a nominee and to serving as a Director if elected); (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a Director or executive officer of such registrant; and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.14(f).

(d)             The term “Nominating Person” means (a) the Stockholder providing the notice of the nomination proposed to be made at the meeting of the Stockholders; (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made; and (c) any other participant in such solicitation.

(e)              A Stockholder providing notice of any nomination proposed to be made at a meeting of the Stockholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.14 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement of the meeting. Any such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement of the meeting. In the event such delivery is not practicable, delivery shall be effected on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof).

(f)              To be eligible to be a candidate for election as a Director at an annual or special meeting of the Stockholders, a candidate must be nominated in the manner prescribed in this Section 2.14. Whether nominated by the Board of Directors or by a Stockholder of record, any candidate must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the Corporation: (a) a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination; and (b) a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (A) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a Director that has not been disclosed in such written questionnaire and (B) if elected as a Director, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to all Directors and in effect during such person’s term in office as a Director (and, if requested by any candidate for nomination, the Secretary shall provide to such candidate for nomination all such policies and guidelines then in effect).

(g)             The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of Stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent Director in accordance with the Corporation’s Corporate Governance Guidelines.

(h)             In addition to the requirements of this Section 2.14 with respect to any nomination proposed to be made at a meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(i)              No candidate shall be eligible for nomination as a Director unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.14. If the facts warrant, the presiding officer at the meeting shall determine that a nomination was not properly made in accordance with this Section 2.14. In the event of any such determination, the presiding person shall announce their determination to the meeting and the defective nomination shall be disregarded. Any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots case for the nominee in question) shall be void and of no force or effect.

(j)               Notwithstanding anything to the contrary in these By-laws, no candidate for nomination shall be eligible to be seated as a Director unless nominated and elected in accordance with this Section 2.14.

(k)             Notwithstanding the foregoing provisions of this Section 2.14, unless otherwise required by law, if any Nominating Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for the Nominating Person’s nominee. Upon request by the Corporation, if any Nominating Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the Corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

Section 2.15             Delivery to the Corporation. Whenever this Article II requires one or more persons (including a record or beneficial owner of Stock) to deliver a document or information to the Corporation or any officer, employee or agent of the Corporation, such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested. Without limiting the generality of the foregoing, the requirements set forth in the preceding sentence shall apply to any notice, request, questionnaire, revocation, representation or other document or agreement and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III

BOARD OF DIRECTORS

Section 3.01             Powers. Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02            Number; Tenure; Qualifications. Subject to the Certificate of Incorporation and the rights of holders of any series of preferred Stock to elect Directors, the total number of Directors constituting the entire Board of Directors shall be fixed from time to time exclusively by resolution of the Board of Directors, each of whom shall be a natural person. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires. The Directors shall be classified in the manner provided in the Certificate of Incorporation. Each Director shall hold office until such time as provided in the Certificate of Incorporation. Directors need not be Stockholders to be qualified for election or service as a Director.

Section 3.03            Election, Qualification and Term of Office of Directors. Except as provided in these By-laws, and subject to the Certificate of Incorporation, each Director, including a Director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such Director’s successor is elected and qualified or until such Director’s earlier death, resignation, disqualification or removal. Directors need not be Stockholders. The Certificate of Incorporation or these By-laws may prescribe qualifications for Directors.

Section 3.04             Resignation and Vacancies.

(a)             Any Director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified in such writing or electronic transmission or upon the happening of an event specified in such notice or electronic transmission, and if no time or event is specified, at the time of its receipt. When one or more Directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the Directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies. The appointment of the newly elected directors shall take effect upon the resignation or resignations of such resigning Directors and each Director so chosen shall hold office as provided in Section 3.03.

(b)              Unless otherwise provided in the Certificate of Incorporation or these By-laws, vacancies resulting from the death, resignation, disqualification or removal of any Director, and newly created directorships resulting from any increase in the authorized number of Directors shall be filled only by a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director.

Section 3.05             Regular Meetings. Regular meetings of the Board of Directors may be held at such places, if any, within or without the State of Delaware. Such regular meetings shall be held at times designated by the Board of Directors and publicized among all Directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board of Directors.

Section 3.06           Special Meetings. Special meetings of the Board of Directors may be called by the Chairperson, the Chief Executive Officer, the President, the Secretary or a majority of the Directors then in office. Any such special meetings shall be held at such time, date and place, if any, within or without the State of Delaware as they shall fix. Notice to Directors of the date, place and time of any special meeting of the Board of Directors shall be given to each Director by the Secretary or by the officer or one of the Directors calling the meeting. Such notice may be given in person, by United States first-class mail, or by e-mail, telephone, telecopier, facsimile or other means of electronic transmission. If the notice is delivered in person, by e-mail, telephone, telecopier, facsimile or other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of holding of the meeting. If the notice is sent by mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting if the meeting is to be held at the Corporation’s principal executive office nor the purpose of the meeting.

Section 3.07            Place of Meetings; Telephonic Meetings. The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware. Unless otherwise restricted by the Certificate of Incorporation or these By-laws, Directors may participate in any meetings of the Board of Directors or a committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting of the Board of Directors pursuant to this Section 3.07 shall constitute presence in person at such meeting.

Section 3.08            Quorum; Vote Required for Action. Unless otherwise provided by the Certificate of Incorporation, at all meetings of the Board of Directors a majority of the total number of Directors shall constitute a quorum for the transaction of business. Notwithstanding the foregoing and solely for the purposes of filling vacancies pursuant to Section 3.04, a meeting of the Board of Directors may be held if a majority of the Directors then in office participate in such meeting. The affirmative vote of a majority of the Directors present at any meeting of the Board of Directors at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically required by applicable law, the Certificate of Incorporation or these By-laws. If a quorum is not present at any meeting of the Board of Directors, then the Directors present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 3.09            Organization. Meetings of the Board of Directors shall be presided over by the Chairperson, or in such person’s absence by the person whom the Chairperson shall designate, or in the absence of the foregoing persons by a chairperson chosen at the meeting by the affirmative vote of a majority of the Directors present at the meeting. The Secretary shall act as secretary of the meeting, but in such person’s absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 3.10             Action by Unanimous Consent of Directors. Unless otherwise restricted by the Certificate of Incorporation or these By-laws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting of the Board of Directors if all members of the Board of Directors or such committee consent in writing or by electronic transmission. Thereafter, the writing or writings or electronic transmissions shall be filed with the minutes of proceedings of the Board of Directors or such committee in accordance with applicable law. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board of Directors.

Section 3.11           Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these By-laws, the Board of Directors shall have the authority to fix the compensation, including fees and reimbursements of expenses and equity compensation, of Directors for services to the Corporation in any capacity. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation from the Corporation for such service. Any Director may decline any or all such compensation payable to such Director in such person’s discretion.

Section 3.12            Chairperson. The Board of Directors may appoint from its members a chairperson (the “Chairperson”). The Board of Directors may, in its sole discretion, from time to time appoint one or more vice chairpersons (each, a “Vice Chairperson”), each of whom in such capacity shall report directly to the Chairperson.

Article IV

COMMITTEES

Section 4.01            Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the Directors. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of any committee, the member or members present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum and may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. To the extent permitted by applicable law and to the extent provided in a resolution of the Board of Directors, any such committee may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation (if one is adopted) to be affixed to all papers that may require it. No such committee shall have the power or authority, however, to: (i) approve or adopt, or recommend to the Stockholders, any action or matter expressly required by the DGCL to be submitted to Stockholders for approval; or (ii) adopt, amend or repeal any bylaw of the Corporation. Except as otherwise provided in the Certificate of Incorporation, these By-laws, or the resolution of the Board of Directors designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee. Except as otherwise provided in the Certificate of Incorporation, these By-laws, or the resolution of the Board of Directors designating the committee (or resolution of the committee designating the subcommittee, if applicable), a majority of the Directors then serving on a committee or subcommittee shall constitute a quorum for the transaction of business. The vote of a majority of the members of the committee or subcommittee present at a meeting at which a quorum is present shall be the act of the committee or subcommittee. Meetings of any committee of the Board of Directors may be held at any time or place, if any, within or without the State of Delaware whenever called by the Chairperson or a majority of the members of such committee.

Section 4.02             Committee Minutes. Each committee of the Board of Directors shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 4.03             Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each such committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article III.

Article V

OFFICERS

Section 5.01            Officers. The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board of Directors, a Chairperson, a Vice Chairperson, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these By-laws. Each officer of the Corporation shall hold office for such term as may be prescribed by the Board of Directors and until such person’s successor is duly elected and qualified or until such person’s earlier death, resignation or removal. No officer need be a Stockholder or Director.

Section 5.02            Appointment of Officers. The Board of Directors shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.03.

Section 5.03           Subordinate Officer. The Board of Directors may appoint or empower the Chief Executive Officer of the Corporation or, in the absence of a Chief Executive Officer of the Corporation, the President of the Corporation, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these By-laws or as the Board of Directors may determine from time to time.

Section 5.04            Removal and Resignation of Officers. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board of Directors may fill the pending vacancy before the effective date if the Board of Directors provides that the successor shall not take office until the effective date. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 5.05             Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or as provided in Section 5.02.

Section 5.06           Representation of Shares of Other Entities. Unless otherwise directed by the Board of Directors, the Chairperson, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board of Directors, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted by this Section 5.06 may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

Section 5.07           Authority and Duties of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided in these By-laws or designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

Section 5.08            Compensation. The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board of Directors. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that such Officer is also a Director.

Article VI

RECORDS

Section 6.01            Records. A stock ledger consisting of one or more records in which the names of all of the Stockholders of record, the address and number of shares registered in the name of each such Stockholder, and all issuances and transfers of Stock are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of Stockholders specified in Sections 219 and 220 of the DGCL; (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL; and (iii) record transfers of Stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII

GENERAL MATTERS

Section 7.01            Execution of Corporate Contracts and Instruments. Except as otherwise provided in these By-laws, the Board of Directors may authorize any officer or officers, or agent or agents to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

Section 7.02             Stock Certificates.

(a)              The shares of Stock shall be represented by certificates, provided that the Board of Directors by resolution may provide that some or all of the shares of any class or series of Stock shall be uncertificated. Any such resolution shall not apply to shares represented by a certificate previously issued until such certificate is surrendered to the Corporation. Certificates for the shares of Stock shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of Stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson, Chief Executive Officer, the President, Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if they were such officer, transfer agent or registrar at the date of issue.

(b)             The Corporation may issue the whole or any part of its shares of Stock as partly paid and subject to call for the remainder of the consideration to be paid for such shares. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid and the amount paid shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid.

Section 7.03            Special Designation of Certificates. If the Corporation is authorized to issue more than one class of Stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of Stock or series of Stock and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of Stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL). Except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of Stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each Stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of Stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 7.04            Lost Certificates. Except as provided in this Section 7.04, no new certificates for shares of Stock shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of Stock or uncertificated shares in place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed. The Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 7.05            Shares Without Certificates. The Corporation may adopt a system of issuance, recordation and transfer of its shares of Stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

Section 7.06            Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these By-laws. Without limiting this provision, the singular number includes the plural and the plural number includes the singular.

Section 7.07            Dividends. Subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of its Stock. Dividends may be paid in cash, in property or in shares of Stock. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

Section 7.08             Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

Section 7.09            Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Corporation may use the corporate seal by causing it or a facsimile of such seal to be impressed or affixed or in any other manner reproduced.

Section 7.10           Transfer of Stock. Shares of Stock shall be transferable in the manner prescribed by law and in these By-laws. Shares of Stock shall be transferred on the books of the Corporation only by the holder of record or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares). Any transfer of Shares shall be accompanied by such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, along with all necessary stock transfer stamps. No transfer of Stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred. Notwithstanding anything to the contrary in these By-laws, at all times that the Corporation’s stock is listed on a stock exchange, the Shares of Stock of the Corporation shall comply with all direct registration system eligibility requirements established by such exchange, including any requirement that shares of the Corporation’s stock be eligible for issue in uncertificated or book-entry form. All issuances and transfers of Shares of Stock shall be entered on the books of the Corporation with all information necessary to comply with such direct registration system eligibility requirements, including the name and address of the person to whom the Shares of Stock are issued, the number of Shares of Stock issued and the date of issue. The Board of Directors shall have the power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of Shares of Stock of the Corporation in both the certificated and uncertificated form.

Section 7.11             Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of Stockholders of any one or more classes or series of Stock to restrict the transfer of shares of Stock of any one or more classes owned by such Stockholders in any manner not prohibited by the DGCL.

Section 7.12            Registered Stockholders. The Corporation shall: (i) be entitled to recognize the exclusive right of a person registered on its books as the owner of shares of Stock to receive dividends and to vote as such owner; and (ii) not be bound to recognize any equitable or other claim to or interest in such share or shares of Stock on the part of another person, whether or not it shall have express or other notice of such claim to or interest in such share or shares of Stock, except as otherwise provided by the laws of the State of Delaware.

Section 7.13            Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these By-laws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these By-laws.

Article VIII

NOTICE

Section 8.01             Delivery of Notice; Notice by Electronic Transmission.

(a)             Without limiting the manner by which notice otherwise may be given effectively to Stockholders, any notice to Stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these By-laws may be given in writing directed to the Stockholder’s mailing address (or by electronic transmission directed to the Stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation. All such notices shall be given: (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid; (2) if delivered by courier service, the earlier of when the notice is received or left at such Stockholder’s address; or (3) if given by electronic mail, when directed to such Stockholder’s electronic mail address unless the Stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

(b)             Without limiting the manner by which notice otherwise may be given effectively to Stockholders, any notice to Stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By-laws shall be effective if given by a form of electronic transmission consented to by the Stockholder to whom the notice is given. Any such consent shall be revocable by the Stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with Section 8.01(a) without obtaining the consent required by this Section 8.01(b).

(c)             Any notice given pursuant to Section 8.01(b) shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the Stockholder has consented to receive notice; (ii) if by a posting on an electronic network together with separate notice to the Stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iii) if by any other form of electronic transmission, when directed to the Stockholder. Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice. The inadvertent failure to discover such inability shall not invalidate any meeting or other action. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX

INDEMNIFICATION

Section 9.01            Indemnification of Directors and Officers. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, the Corporation shall indemnify and hold harmless, any Director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while serving as a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership (a “covered person”), joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.04, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board of Directors.

Section 9.02            Indemnification of Others. To the fullest extent permitted by applicable law as it presently exists or may hereafter be amended ,the Corporation shall have the power to indemnify and hold harmless, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

Section 9.03            Prepayment of Expenses. To the fullest extent not prohibited by applicable law the Corporation shall pay the expenses (including attorneys’ fees) incurred by any covered person, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

Section 9.04           Determination; Claim. If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within 60 days, or a claim for advancement of expenses under this Article IX is not paid in full within 30 days, after a written claim has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim. If successful in whole or in part, the claimant shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law, including reasonable attorneys’ fees. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed. The burden of proof in such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 9.05            Non-Exclusivity of Rights. The rights conferred on any person by this Article IX shall not be exclusive of any other rights that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these By-laws, agreement, vote of Stockholders or disinterested Directors or otherwise.

Section 9.06            Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee, fiduciary or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Section 9.07             Other Indemnification. The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

Section 9.08           Continuation of Indemnification. The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a Director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.

Section 9.09             Amendment or Repeal; Interpretation.

(a)             The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a Director or officer of the Corporation (whether before or after the adoption of these By-laws), in consideration of such person’s performance of such services. Pursuant to this Article IX, the Corporation intends to be legally bound to each such current or former Director or officer of the Corporation. With respect to current and former Directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses By-laws. With respect to any Directors or officers of the Corporation who commence service following adoption of these By-laws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such Director or officer commencing service as a Director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or Director of the Corporation in effect prior to the time of such repeal or modification.

(b)             Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, President, and Secretary, or other officer of the Corporation appointed by (x) the Board of Directors pursuant to Article V or (y) an officer to whom the Board of Directors has delegated the power to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and By-laws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

Article X

AMENDMENTS

Section 10.01          The Board of Directors is expressly empowered to adopt, amend or repeal these By-laws. The Stockholders also shall have power to adopt, amend or repeal these By-laws. Notwithstanding the foregoing, such action by Stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then outstanding shares of voting Stock of the Corporation with the power to vote generally in an election of Directors, voting together as a single class.

Article XI

DEFINITIONS

Section 11.01    As used in these By-laws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient of such record, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached to such electronic mail and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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